Exhibit 2.1

EXECUTION VERSION

Scheme Implementation Deed

Dated 12 March 2024

Alcoa Corporation (Alcoa)

AAC Investments Australia 2 Pty Ltd (Alcoa Bidder)

Alumina Limited (Alumina)

King & Wood Mallesons

Level 27

Collins Arch

447 Collins Street

Melbourne VIC 3000

Australia

T +61 3 9643 4000

F +61 3 9643 5999

DX 101 Melbourne

www.kwm.com

Scheme Implementation Deed

Contents

Details	1
General terms	3
1 Definitions and interpretation	3
1.1 Definitions	3
1.2 General interpretation	18
2 Agreement to propose and implement Scheme	20
2.1 Agreement to propose and implement Scheme	20
3 Conditions Precedent	20
3.1 Conditions Precedent	20
3.2 Reasonable endeavours	23
3.3 Regulatory matters	23
3.4 Conditions on Regulatory Approvals	25
3.5 Alumina Shareholder Approval	25
3.6 Waiver of Conditions Precedent	25
3.7 Notices in relation to Conditions Precedent	26
3.8 Consultation on failure of Condition Precedent	26
3.9 Failure to agree	27
4 Outline of Scheme	27
4.1 Scheme	27
4.2 Scheme Consideration	27
4.3 Provision of Scheme Consideration	27
4.4 Fractional entitlements	28
4.5 Ineligible Foreign Shareholders	28
4.6 New Alcoa Shares	29
4.7 Employee incentives	30
4.8 Excluded Alumina Shareholders	30
4.9 Australian Tax roll-over	30
4.10 U.S. Tax treatment	31
4.11 No amendment to the Scheme without consent	31
5 Alcoa Stockholder approval	32
6 Implementation	35
6.1 Timetable	35
6.2 Alumina’s obligations	35
6.3 Alcoa’s obligations	40
6.4 Alcoa Bidder’s obligations	42
6.5 Scheme Booklet responsibility statement	43
6.6 Disagreement on content of Scheme Booklet	43
6.7 Verification	43
6.8 Conduct of Court proceeding	43
6.9 Appeal process	44
6.10 No partnership or joint venture	44
6.11 US securities laws matters	44

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7 Board recommendation	45
7.1 Alumina Board Recommendation	45
7.2 Alcoa Board recommendation	46
8 Directors and employees	46
8.1 Release of Alumina and Alumina directors and officers	46
8.2 Benefit for Alumina Indemnified Parties	47
8.3 Release of Alcoa and Alcoa directors and officers	47
8.4 Benefit for Alcoa Indemnified Parties	47
8.5 Appointment and retirement of Alumina directors	47
8.6 Alcoa Board	48
8.7 Directors’ and officers’ insurance and constitutions	48
8.8 Period of undertaking	49
9 Conduct of business	49
9.1 General requirements for Alumina	49
9.2 General requirements for Alcoa	50
9.3 Specific requirements for Alcoa	50
9.4 Specific requirements for Alumina	51
9.5 Exceptions to conduct of business provisions	53
9.6 Funding of equity calls	54
9.7 Access to information	56
9.8 Alcoa Capped Dividend	57
9.9 Payment of dividends	58
9.10 Notifications	58
10 Exclusivity	58
10.1 No existing discussions	58
10.2 No-shop	58
10.3 No-talk	59
10.4 Due diligence information	59
10.5 Exceptions	59
10.6 Further exceptions	60
10.7 Notice of approach	60
10.8 Matching right	60
10.9 Alcoa counterproposal	61
10.10 Legal advice	61
11 Break Fee	61
11.1 Background	61
11.2 Payment by Alumina to Alcoa	62
11.3 No amount payable if Scheme becomes Effective	63
11.4 Timing of payment	63
11.5 Nature of payment	63
11.6 Reduction in amount payable	64
11.7 Break Fee payable only once	64
11.8 Alumina’s limitation of liability and Alcoa’s remedies	64
11.9 Compliance with law	64
12 Reverse Break Fee	65
12.1 Background	65
12.2 Payment by Alcoa to Alumina	65
12.3 No amount payable if Scheme becomes Effective	66

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12.4 Timing of payment	66
12.5 Nature of payment	66
12.6 Reduction in amount payable	67
12.7 Reverse Break Fee payable only once	67
12.8 Alcoa’s limitation of liability and Alumina’s remedies	67
12.9 Compliance with law	68
13 Representations and warranties	68
13.1 Alumina’s representations and warranties	68
13.2 Alumina’s indemnity	72
13.3 Qualifications on Alumina’s representations, warranties and indemnities	72
13.4 Alcoa’s representations and warranties	73
13.5 Alcoa Bidder’s representations and warranties	76
13.6 Alcoa’s indemnity	77
13.7 Qualifications on Alcoa’s and Alcoa's Bidders representations, warranties and indemnities	77
13.8 Survival of representations and warranties	77
13.9 Survival of indemnities and reimbursement obligations	77
13.10 Timing of representations and warranties	78
13.11 Awareness	78
13.12 No representation or reliance	78
13.13 Notice in relation to representations and warranties	78
14 Termination	79
14.1 Termination events	79
14.2 Effect of public statements	81
14.3 Termination	82
14.4 No other termination	82
14.5 Effect of Termination	82
14.6 Damages	82
15 Public announcements	82
15.1 Public announcement of Scheme	82
15.2 Required disclosure	82
15.3 Other announcements	82
15.4 Confidential Information	83
16 Confidential Information	83
17 Notices and other communications	84
17.1 Form	84
17.2 Delivery	84
17.3 When effective	84
17.4 When taken to be received	84
17.5 Receipt outside business hours	85
18 GST	85
18.1 Definitions and interpretation	85
18.2 GST exclusive	85
18.3 Payment of GST	85
18.4 Adjustment events	86
18.5 Reimbursements	86

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19 Costs	86
19.1 Defined terms	86
19.2 Costs	86
19.3 Stamp duty and registration fees	86
20 Withholding tax	86
21 General	87
21.1 Variation and waiver	87
21.2 Consents, approvals or waivers	87
21.3 Discretion in exercising rights	87
21.4 Partial exercising of rights	88
21.5 Conflict of interest	88
21.6 Remedies cumulative	88
21.7 Inconsistent law	88
21.8 Supervening law	88
21.9 Counterparts	88
21.10 Entire agreement	89
21.11 Further steps	89
21.12 No liability for loss	89
21.13 Severability	89
21.14 Rules of construction	89
21.15 Assignment	89
21.16 Enforceability	89
21.17 No representation or reliance	90
22 Governing law	90
22.1 Governing law and jurisdiction	90
22.2 Serving documents	90
22.3 Appointment of process agent	90
Schedule 1 Capital structure	92
Signing page	93
Annexure A Public announcements	96
Annexure B Scheme of Arrangement	97
Annexure C Deed Poll	1

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Scheme Implementation Deed

Details

Parties
Alcoa	Name	Alcoa Corporation
	Formed in	Delaware, United States of America
	Address	201 Isabella Street, Suite 500, Pittsburgh, PA 15212-5858 United States of America
	Email	[***********]
	Attention	Andrew Hastings, Executive Vice President and General Counsel
Alcoa Bidder	Name	AAC Investments Australia 2 Pty Ltd
	ACN	675 585 850
	Formed in	Victoria, Australia
	Address	c/- Ashurst Level 16, 80 Collins Street, South Tower, Melbourne Victoria 3000 Australia
	Email	[***********]
	Attention	Andrew Hastings, Executive Vice President and General Counsel
Alumina	Name	Alumina Limited
	ACN	004 820 419
	Formed in	Victoria, Australia
	Address	Level 36, 2 Southbank Boulevard, Southbank, Victoria 3006 Australia
	Email	[***********]
	Attention	Katherine Kloeden, General Counsel and Company Secretary
Recitals	A The parties have agreed that Alcoa Bidder will acquire all of the ordinary shares in Alumina by means of a members’ scheme of arrangement under Part 5.1 of the Corporations Act.
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B At the request of Alcoa and Alcoa Bidder, Alumina intends to propose the Scheme and issue the Scheme Booklet.
C The parties have agreed to implement the Scheme on the terms and conditions of this document.
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Scheme Implementation Deed

General terms

1	Definitions and interpretation

1.1	Definitions

Unless the contrary intention appears, these meanings apply:

ACCC means the Australian Competition and Consumer Commission.

Accrued Interest means interest at a rate equal to the rate of interest applying under the Alumina Facility Agreement as if the equity call under clause 9.6(a)(ii)(B) were a "Loan" under and as defined in the Alumina Facility Agreement, such interest to be calculated from the date on which Alcoa or one of its Subsidiaries (other than an AWAC Entity) provides the Alcoa Shareholder Loan under clause 9.6(a)(ii)(C) until the date of payment of the equity call, with such interest to be capitalised in accordance with the terms of the applicable Alcoa Shareholder Loan Agreement.

Aggregate Equity Amount has the meaning given in clause 9.6(a).

Alcoa Board means the board of directors of Alcoa.

Alcoa Board Member means any director of Alcoa comprising part of the Alcoa Board.

Alcoa Capped Dividend has the meaning given in clause 9.8(a).

Alcoa Competing Transaction means a proposal, offer, transaction or arrangement (whether by way of merger, tender offer, exchange offer, recapitalisation, takeover bid, scheme of arrangement, capital reduction, sale of assets, sale or issue of securities, joint venture or otherwise) which, if completed, would mean a person whether alone or together with its Associates, directly or indirectly in a single transaction or a series of related transactions, would:

(a)	directly or indirectly, acquire an interest (including an economic interest by way of an equity swap, contract for difference or similar transaction or arrangement) or Relevant Interest in or become the holder of 20% or more of the total voting power of, or of any class of, equity securities of Alcoa or any of its Subsidiaries (other than as custodian, nominee or bare trustee);

(b)	acquire control of Alcoa or any Alcoa Group Member which holds all, or substantially all, of the property or material assets of the Alcoa Group, within the meaning of section 50AA of the Corporations Act; or

(c)	directly or indirectly acquire, obtain a right to acquire, or otherwise obtain an economic interest in 20% or more of the consolidated total assets (including equity securities of Alcoa's Subsidiaries) of, or business (including revenues or net income) conducted by, the Alcoa Group (which, for the avoidance of doubt, does not include an Alumina Competing Transaction); or

(d)	require Alcoa to abandon or to not proceed with the Scheme in a manner consistent with this document, or otherwise would have the result that

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the Scheme is not reasonably able to be implemented, by whatever means.

Alcoa Counterproposal has the meaning given in clause 10.9.

Alcoa Disclosure Letter means the letter in connection with this document dated on or about the date of this document from Alcoa to Alumina and delivered to Alumina before the date of this document.

Alcoa Disclosure Materials means:

(a)	the documents and information disclosed in Alcoa’s virtual data room hosted at SmartRoom made available by Alcoa to Alumina prior to 7.00pm on 10 March 2024, the index of which has been initialled by, or on behalf of, the parties for identification; and

(b)	the Alcoa Disclosure Letter.

Alcoa Existing Debt Facilities means the existing debt facilities Disclosed in Alcoa’s financial statements for the year ended 31 December 2023.

Alcoa Group means Alcoa and its Subsidiaries and Alcoa Group Member means each member of the Alcoa Group.

Alcoa Indemnified Parties means Alcoa, its officers, employees and advisers, its Related Bodies Corporate and the officers, employees and advisers of each of its Related Bodies Corporate, provided that any person who has been nominated to the board of an AWAC Entity by Alumina will not be an Alcoa Indemnified Party.

Alcoa Information means:

(a)	all information relating to the Alcoa Group, the Combined Group, the businesses of the Alcoa Group and Combined Group, New Alcoa Shares and New Alcoa CDIs, Alcoa’s interests and dealings in Alumina Shares, Alcoa’s intentions for the Combined Group and Combined Group’s employees and Alcoa’s funding, expressly provided by or on behalf of Alcoa to Alumina in writing for inclusion in the Scheme Booklet (or any amendment or supplement);

(b)	any other information under the Corporations Act, Corporations Regulations or ASIC Regulatory Guide 60 to be included in, or to enable the preparation of, the Scheme Booklet (or any amendment or supplement) that Alumina and Alcoa agree in writing is “Alcoa Information” and that is identified in the Scheme Booklet as such;

(c)	all information included in the Proxy Statement (or any amendment or supplement), other than any report or opinion prepared by an external advisor to Alcoa;

(d)	all information regarding AWAC, any AWAC Agreement or any AWAC Entity in the Scheme Booklet (or any amendment or supplement), other than information expressly provided by or on behalf of Alumina to Alcoa in writing for the Scheme Booklet; and

(e)	any other information that Alumina and Alcoa agree in writing is “Alcoa Information” and that is identified in the Scheme Booklet or the Proxy Statement (as applicable) as such,

in each case, excluding any Alumina Information.

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Alcoa Prescribed Event means any of the following events:

(a)	(conversion) Alcoa converts all or any Alcoa Shares into a larger or smaller number of Alcoa Shares;

(b)	(reduction of share capital) Alcoa or another Alcoa Group Member resolves to reduce its share capital in any way or resolves to reclassify, combine, split or redeem or repurchase directly or indirectly any of its shares;

(c)	(buy-back) Alcoa or another Alcoa Group Member:

(i)	enters into a buy-back agreement; or

(ii)	resolves to approve the terms of a buy-back agreement,

other than:

(iii)	a buy-back agreement for purchases of Alcoa Shares in satisfaction of the exercise price or tax withholdings upon the exercise or vesting of Alcoa equity incentives issued under any Equity Plan; or

(iv)	a buy-back agreement between Alcoa Group Members.

(d)	(distribution) Alcoa makes or declares, or announces an intention to make or declare, any distribution (whether by way of dividend, capital reduction or otherwise and whether in cash or in specie), other than an Alcoa Capped Dividend;

(e)	(issuing or granting shares or options) any Alcoa Group Member:

(i)	issues shares;

(ii)	grants an option over its shares; or

(iii)	agrees to make such an issue or grant such an option,

other than (i) under any Equity Plan or (ii) in the case of an Alcoa Group Member other than Alcoa Corporation, to a person within the Alcoa Group;

(f)	(securities or other instruments) any Alcoa Group Member issues or agrees to issue securities or other instruments convertible into shares or debt securities in each case to a person outside the Alcoa Group, other than under, on vesting or exercise of Alcoa equity incentives issued under, or in respect of, any Equity Plan;

(g)	(constitution) Alcoa adopts, modifies or repeals its certificate of incorporation or by-laws or a provision of them;

(h)	(Encumbrances) other than in the ordinary course of business and consistent with past practice any Alcoa Group Member creates, or agrees to create, any Encumbrance over or declares itself the trustee of the whole or a substantial part of the Alcoa Group's business or property;

(i)	(Insolvency) Alcoa or any of its material Related Bodies Corporate becomes Insolvent; or

(j)	(deregistration) Alcoa or any Alcoa Group Member that is an entity of substance (for example, that holds assets on its balance sheet as at the

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time of deregistration or dissolution) is deregistered as a company or otherwise dissolved,

provided that an Alcoa Prescribed Event will not include any matter:

(a)	expressly contemplated by this document or the Scheme;

(b)	except for in the case of paragraph (i), required by law, regulation, changes in generally acceptable accounting principles or by an order (or similar) of a court or a Regulatory Authority;

(c)	Disclosed by Alcoa to Alumina; or

(d)	consented to in writing by Alumina (in its sole discretion).

Alcoa Reporting Documents means all required material reports, schedules, prospectuses, forms, statements, notices and other documents required to be filed or furnished to the SEC by Alcoa pursuant to the Securities Act or the Exchange Act.

Alcoa Share means one share of common stock of Alcoa.

Alcoa Shareholder Loan has the meaning given in clause 9.6(a).

Alcoa Shareholder Loan Agreement means a shareholder loan agreement entered into by Alcoa or one of its Subsidiaries (other than an AWAC Entity) with an AWAC Entity, in accordance with clause 9.6(a) and on terms consistent with the Shareholder Loan Term Sheet.

Alcoa Stockholder means a holder of an Alcoa Share.

Alcoa Stockholder Meeting means a special meeting of the Alcoa Stockholders to consider the Alcoa Stockholder Resolution.

Alcoa Stockholder Resolution means a resolution of Alcoa Stockholders approving the issuance of New Alcoa Shares, including the New Alcoa Shares underlying the New Alcoa CDIs pursuant to the Scheme.

Alcoa Superior Proposal means a genuine Alcoa Competing Transaction (other than an Alcoa Competing Transaction which has resulted from a breach by Alcoa of its obligations in clauses 10.2, 10.3 or 10.4) which the Alcoa Board, acting in good faith, and after taking advice from its legal and financial advisers, determines:

(a)	is reasonably capable of being completed within a reasonable timeframe in accordance with its terms; and

(b)	would, if completed substantially in accordance with its terms, be more favourable to Alcoa Stockholders (as a whole) than the Scheme,

taking into account all aspects of the Alcoa Competing Transaction, including the identity, reputation and financial condition of the person making such proposal, and all relevant legal, regulatory and financial matters (including the value and type of consideration, funding, any timing considerations, any conditions precedent or other matters affecting the probability of the proposal being completed).

Alumina Board means the board of directors of Alumina.

Alumina Board Member means any director of Alumina comprising part of the Alumina Board.

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Alumina Competing Transaction means a proposal, offer, transaction or arrangement (whether by way of takeover bid, scheme of arrangement, capital reduction, sale of assets, sale or issue of securities, joint venture or otherwise) which, if completed, would mean a person (other than Alcoa or its Related Bodies Corporate) whether alone or together with its Associates, directly or indirectly in a single transaction or a series of related transactions, would:

(a)	directly or indirectly, acquire an interest (including an economic interest by way of an equity swap, contract for differences or similar transaction or arrangement) or Relevant Interest in or become the holder of 20% or more of the Alumina Shares (other than as custodian, nominee or bare trustee), other than in the circumstances of an acquisition in accordance with item 9 of section 611 of the Corporations Act by any person or their Associate that is an Alumina Shareholder at the date of this document;

(b)	acquire control of Alumina or any Alumina Group Member which holds all, or substantially all, of the property or material assets of the Alumina Group, within the meaning of section 50AA of the Corporations Act;

(c)	directly or indirectly acquire, obtain a right to acquire, or otherwise obtain an economic interest in all or a substantial part or a material part of, the Alumina Group’s interests in the AWAC Joint Venture;

(d)	otherwise acquire or merge (including by a reverse takeover bid or dual listed company structure or other synthetic merger) with Alumina; or

(e)	which otherwise requires Alumina to abandon or to not proceed with the Scheme in a manner consistent with this document or otherwise would have the result that the Scheme is not reasonably able to be implemented, by whatever means.

Alumina Consolidated Tax Group means the consolidated group of which Alumina is the head company. In this definition, "consolidated group" and "head company" have the respective meanings given by the Income Tax Assessment Act 1997 (Cth).

Alumina Disclosure Letter means the letter in connection with this document dated on or about the date of this document from Alumina to Alcoa and delivered to Alcoa before the date of this document.

Alumina Disclosure Materials means:

(a)	the documents and information disclosed in Alumina’s virtual data room hosted at Ansarada made available by Alumina to Alcoa prior to 7.00pm on 10 March 2024, the index of which has been initialled by, or on behalf of, the parties for identification; and

(b)	the Alumina Disclosure Letter.

Alumina Facility Agreement means the syndicated revolving cash advance facility agreement between Australia and New Zealand Banking Group Limited, Westpac Banking Corporation, Commonwealth Bank of Australia and Alumina, dated 2 December 2013 as amended from time to time prior to the date of this document.

Alumina Group means Alumina and its Subsidiaries and Alumina Group Member means each member of the Alumina Group, and for the avoidance of doubt, does not include any AWAC Entities.

Alumina Headroom Limit means total drawn “Loans” (as defined in the Alumina Facility Agreement) of US$420 million net of all received net proceeds from the

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completion of one or more successful equity, convertible securities and/or debt raisings by Alumina, regardless of whether those proceeds have been used to repay the Alumina Facility Agreement.

Alumina Indemnified Parties means Alumina, its officers, employees, and advisers and its Related Bodies Corporate and the officers, employees and advisers of each of its Related Bodies Corporate.

Alumina Information means:

(a)	all information included in the Scheme Booklet (or any amendment or supplement) other than the Alcoa Information, the Independent Expert’s Report (or references to the Independent Expert’s analysis of conclusions), the Investigating Accountant Report or other report or opinion prepared by an external adviser to Alumina;

(b)	all information relating to the Alumina Group or the businesses of the Alumina Group, expressly provided by or on behalf of Alumina to Alcoa in writing for:

(i)	inclusion in the Proxy Statement (or any amendment or supplement); or

(ii)	use in the preparation of the Combined Group Information in the Scheme Booklet (or any amendment or supplement) or in the Proxy Statement (or any amendment or supplement), as applicable; and

(c)	any other information that Alumina and Alcoa agree in writing is "Alumina Information" and that is identified in the Scheme Booklet or the Proxy Statement (as applicable) as such.

Alumina Prescribed Event means, any of the following events:

(a)	(conversion) Alumina converts all or any of its shares into a larger or smaller number of shares;

(b)	(reduction of share capital) Alumina or another Alumina Group Member resolves to reduce its share capital in any way or resolves to reclassify, combine, split or redeem or repurchase directly or indirectly any of its shares;

(c)	(buy-back) Alumina or another Alumina Group Member:

(i)	enters into a buy-back agreement; or

(ii)	resolves to approve the terms of a buy-back agreement under the Corporations Act;

(d)	(distribution) Alumina declares or determines to pay, or pays a distribution (whether by way of dividend, capital reduction or otherwise and whether in cash or in specie) to its members or any class of them;

(e)	(issuing or granting shares or options) any Alumina Group Member:

(i)	issues shares;

(ii)	grants an option over its shares; or

(iii)	agrees to make such an issue or grant such an option,

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in each case to a person outside the Alumina Group;

(f)	(Equity Incentives) Alumina fails to deal with the Equity Incentives as required by clause 4.7 so that there remain outstanding Employee Share Rights at the Effective Date;

(g)	(securities or other instruments) any Alumina Group Member issues or agrees to issue securities or other instruments convertible into shares or debt securities in each case to a person outside the Alumina Group;

(h)	(constitution) Alumina adopts a new constitution or modifies or repeals its constitution or a provision of it, other than to refresh the proportional takeover provisions in rule 79 and 80 of the Alumina constitution at the next annual general meeting of Alumina Shareholders;

(i)	(Encumbrances) other than in the ordinary course of business and consistent with past practice any Alumina Group Member creates, or agrees to create, any Encumbrance over or declares itself the trustee of the whole or a substantial part of its business or property;

(j)	(Insolvency) Alumina or any of its Subsidiaries becomes Insolvent;

(k)	(deregistration) Alumina or any of its Related Bodies Corporate is deregistered as a company or otherwise dissolved;

(l)	(related party transactions) Alumina or another Alumina Group Member enters into or resolves to enter into a transaction with any related party of Alumina within the meaning of section 228 of the Corporations Act, other than a transaction for the giving of a financial benefit by an Alumina Group Member to another Alumina Group Member for which member approval under section 208 of the Corporations Act is or would not be required solely because of sections 211, 212 and 214 of the Corporations Act; or

(m)	(change to Alumina Consolidated Tax Group) Alumina or another Alumina Group Member incorporates or acquires a new Subsidiary, or without limitation to paragraph (k), deregisters a Subsidiary, resulting in a change in the membership of the Alumina Consolidated Tax Group, provided that an Alumina Prescribed Event will not include any matter:

(a)	contemplated by this document, or the Scheme;

(b)	required by law, regulation, changes in generally acceptable accounting principles or by an order (or similar) of a court or a Regulatory Authority;

(c)	Disclosed by Alumina to Alcoa; or

(d)	consented to in writing by Alcoa (in its sole discretion).

Alumina Reporting Documents means all required material reports, schedules, prospectuses, forms, statements, notices and other documents required to be filed with ASIC and the ASX, including any notices required to be filed by Listing Rule 3.1.

Alumina Senior Executive means each person designated a “key management personnel” of Alumina for the purposes of its annual report for the financial year ended 31 December 2023.

Alumina Share means a fully paid ordinary share in the capital of Alumina.

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Alumina Shareholder means each person registered in the Register as a holder of Alumina Shares.

Alumina Superior Proposal means a genuine Alumina Competing Transaction (other than an Alumina Competing Transaction which has resulted from a breach by Alumina of its obligations in clauses 10.2, 10.3 or 10.4) which the Alumina Board, acting in good faith, and after taking advice from its legal and financial advisers, determines:

(a)	is reasonably capable of being completed within a reasonable timeframe in accordance with its terms; and

(b)	would, if completed substantially in accordance with its terms, be more favourable to Alumina Shareholders (as a whole) than the Scheme,

taking into account all aspects of the Alumina Competing Transaction, including the identity, reputation and financial condition of the person making such proposal, and all relevant legal, regulatory and financial matters (including the value and type of consideration, funding, any timing considerations, any conditions precedent or other matters affecting the probability of the proposal being completed).

ASIC means the Australian Securities & Investments Commission.

Assignment and Novation Agreement means the agreement entitled “Assignment and Novation Agreement” between, amongst others, Alumina, Alcoa and Arconic Inc., dated 1 November 2016.

Associate has the meaning set out in section 12 of the Corporations Act, as if section 12(1) of the Corporations Act included a reference to this document.

ASX means ASX Limited, or the market operated by it, as the context requires.

ASX Admission means the admission of Alcoa to the official list of ASX as an ASX foreign exempt listing and the official quotation of all New Alcoa CDIs on ASX.

ATO means the Australian Taxation Office.

Authorised Officer means a director, officer or company secretary of a party, or any other person nominated by a party to act as an Authorised Officer for the purposes of this document.

AWAC means the Alcoa World Alumina and Chemicals global joint venture between Alcoa and Alumina, as constituted under the Charter of the Strategic Council.

AWAC Agreements means the agreements and ancillary documents relating to AWAC between Alumina (and/or Alumina Group Members), Alcoa (and/or Alcoa Group Member) and/or any one or more AWAC Entities, as entered into 1 September 2016 or as entered into or amended, restated and novated with effect on and from 1 November 2016.

AWAC Entities means the operating entities comprising AWAC that are owned directly or indirectly by Alcoa and Alumina, being the Enterprise Companies as defined in the Charter of the Strategic Council.

Break Fee means US$22 million.

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Business Day means a business day as defined in the ASX Listing Rules, provided that day is not a day on which the banks in Melbourne, Victoria, Australia are authorised or required to close.

CDN means CHESS Depositary Nominees Pty Ltd (ACN 071 346 506).

Charter of the Strategic Council means the document entitled “Charter of the Strategic Council” between Alumina, Alcoa and others relating to AWAC as amended, restated and novated pursuant to the Framework Agreement and Assignment and Novation Agreement effective as of 1 November 2016.

Class Ruling means a binding public ruling issued by the Commissioner of Taxation pursuant to Division 358 of Schedule 1 to the TAA and as described in the class ruling CR 2001/1.

Clearance Date has the meaning given in clause 5(i).

Code means the Internal Revenue Code of 1986, as amended from time to time.

Combined Group means the Alcoa Group, including the Alumina Group following implementation of the Scheme.

Combined Group Information means any information regarding the Combined Group in the Scheme Booklet or Proxy Statement (or any amendments or supplements), as applicable.

Competing Transaction means an Alumina Competing Transaction or an Alcoa Competing Transaction, as the context requires.

Conditional Right means a right to acquire Alumina Shares subject to and in accordance with the Share Rights Grant Plan.

Conditions Precedent means the conditions precedent set out in clause 3.1.

Confidential Information has the meaning it has in the Confidentiality Agreement.

Confidentiality Agreement means the Confidentiality Agreement between Alcoa and Alumina dated 30 November 2023.

Controller has the meaning it has in the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cth).

Corporations Regulations means the Corporations Regulations 2001 (Cth).

Court means the Federal Court of Australia (sitting in Melbourne), or another court of competent jurisdiction under the Corporations Act agreed in writing by Alcoa and Alumina.

Deed Poll means a deed poll substantially in the form of Annexure C to this document.

Details means the section of this document headed “Details”.

Disclosed means fully and fairly disclosed, with sufficient detail and context to enable a reasonable, diligent and sophisticated investor entering into a transaction of the nature contemplated by this document to understand the nature, scope and financial significance of the relevant fact, matter, event or circumstance:

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(a)	in the case of Alumina, in:

(i)	the Alumina Disclosure Materials; or

(ii)	any announcement made by Alumina on ASX in the 12 months prior to the date of this document (excluding forward looking, projected or hypothetical information); and

(b)	in the case of Alcoa, in:

(i)	the Alcoa Disclosure Materials; or

(ii)	any statement, prospectus, report, schedule or another form filed with or furnished to the SEC by Alcoa pursuant to the Securities Act or the Exchange Act in the 12 months prior to the date of this document (excluding forward looking, projected or hypothetical information).

Effective, when used in relation to the Scheme, means the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) in relation to the Scheme, but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date means the date on which the Scheme becomes Effective.

Employee Share Plan means the employee share plan operated by the Alumina Group as adopted by the Alumina Board in place as at the date of this document as Disclosed by Alumina to Alcoa, and as may be amended from time to time as permitted by this document.

Employee Share Right means:

(a)	a Conditional Right issued under the Share Rights Grant Plan; and/or

(b)	an ESP Entitlement issued under the Employee Share Plan,

operated by Alumina, including specific amendments with certain employees.

Encumbrance means any security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or 12(2) of the PPSA, right of first refusal, pre-emptive right, any similar restriction, or any agreement to create any of them or allow them to exist.

End Date means 31 December 2024 or such other date as is agreed by Alcoa and Alumina.

Equity Incentives means all share rights, performance rights and any other rights, options or shares (including Employee Share Rights) existing at the date of this document, whether issued under an employee incentive plan or otherwise and whether vested or unvested, which confers on the holder a right to acquire or hold (on a restricted or unrestricted basis) an Alumina Share, as further described in Part 1 of Schedule 1.

Equity Plans means each of the equity plans as described in Alcoa’s 10-K filed with the SEC on 21 February 2024 as set out in the 10-K’s exhibit list.

ESP Entitlement means an entitlement to be allocated Alumina Shares subject to and in accordance with the Employee Share Plan.

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Exchange Act means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Exclusivity Period means the period from and including the date of this document to the earlier of:

(a)	the termination of this document in accordance with its terms;

(b)	the End Date; and

(c)	the Implementation Date.

FIRB means the Australian Foreign Investment Review Board.

FIRB Act means the Foreign Acquisitions and Takeovers Act 1975 (Cth).

First Court Date means the first day on which an application made to the Court, in accordance with clause 6.2(i), for orders under section 411(1) of the Corporations Act to convene the Scheme Meeting is heard (or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard).

Framework Agreement means the agreement entitled “Framework Agreement” between Alumina, Alcoa and Arconic Inc., dated 1 September 2016.

Funding Deadline means the earlier of:

(a)	5 Business Days after Alumina has received proceeds from the completion of one or more successful equity, convertible securities and/or debt raisings after the date of this document, provided that those total net proceeds equal or exceed US$200 million. "Completion" for this purpose includes completion of a placement of shares or completion of the accelerated component of an entitlement offer;

(b)	1 September 2025;

(c)	25 Business Days after the date:

(i)	Alumina validly terminates this document under clause 14.1(d); or

(ii)	Alcoa validly terminates this document under clause 14.1(b) due to an Alumina Board Member making a public statement indicating that they support or endorse an Alumina Competing Transaction; and

(d)	10 Business Days after the date:

(i)	Alcoa validly terminates this document under clause 14.1(f) due to Alumina’s material breach of this document; or

(ii)	a third party completes an Alumina Competing Transaction, provided that for the purposes of the definition of “Alumina Competing Transaction” the reference to 20% in paragraph (a) of that definition is deemed to be replaced with 50%.

GST means goods and services tax as defined in the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

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Implementation Date means the 5th Business Day following the Scheme Record Date, or such other date after the Scheme Record Date as Alcoa and Alumina agree in writing, ordered by the Court or required by ASX.

Incoming Director means a person nominated in writing to Alumina by Alcoa not less than 10 Business Days before the Implementation Date to be appointed to the Alumina Board or the board of directors of an Alumina Group Member on the Implementation Date.

Independent Alumina Director means each Alumina Board Member other than Alumina’s Managing Director and Chief Executive Officer and any Alumina Board Member nominated by a substantial shareholder of Alumina.

Independent Expert means the independent expert appointed by Alumina under clause 6.2(c).

Independent Expert’s Report means the report from the Independent Expert for inclusion in the Scheme Booklet, including any update or supplementary report, stating whether or not it holds the opinion that the Scheme is in the best interests of Alumina Shareholders.

Ineligible Foreign Shareholder means an Alumina Shareholder whose Registered Address is a place outside Australia and its external territories, British Virgin Islands, Norway, Canada, Hong Kong, New Zealand, Singapore, Switzerland, the United Kingdom or the United States (unless otherwise agreed by Alcoa and Alumina, each acting reasonably), unless Alcoa (after consultation with Alumina) determines that it is lawful and not unduly onerous or unduly impracticable to issue that Alumina Shareholder with New Alcoa CDIs on implementation of the Scheme.

A person is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(b)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to any part of its property;

(c)	it is subject to any arrangement (including a deed of company arrangement or creditors' scheme of arrangement), assignment, moratorium, compromise or composition, protected from creditors under any statute or other law or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this document);

(d)	an application or order has been made (and in the case of an application which is disputed by the person, it is not stayed, withdrawn or dismissed within 14 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of the things described in any of paragraphs (a) to (c) above;

(e)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand;

(f)	it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this document reasonably deduces it is so subject);

(g)	it is otherwise unable to pay its debts when they fall due; or

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(h)	any other event, matter or circumstance having a substantially similar effect to any of the things described in paragraphs (a) to (g) above happens in connection with that person under the law of any jurisdiction.

Investigating Accountant means the accounting firm to be jointly appointed by Alumina and Alcoa to prepare the Investigating Accountant Report.

Investigating Accountant Report means the report prepared by the Investigating Accountant in relation to the financial information regarding the Combined Group for inclusion in the Scheme Booklet.

Lending Cessation Date means the earlier of:

(a)	31 August 2025;

(b)	the date on which either of the triggers in limb (c)(i), (c)(ii), (d)(i) or (d)(ii) of the definition of “Funding Deadline” occurs; or

(c)	three months after the date on which there is a breach of the Condition Precedent in clause 3.1(d) or the document is validly terminated under clause 3.9(a)because of non-fulfilment of the Condition Precedent in clause 3.1(d).

Listing Rules means:

(a)	in respect of Alumina, the Listing Rules of ASX and any other applicable rules of ASX modified to the extent of any express written waiver by ASX (ASX Listing Rules); or

(b)	in respect of Alcoa, the applicable rules and standards contained in the NYSE Listed Company Manual (NYSE Listing Rules),

as the context requires.

Losses means all claims, demands, damages, losses, costs, expenses (including reasonable counsel fees) and liabilities.

Material Contract means a contract or commitment requiring payments over the term of the contract in excess of A$5 million.

New Alcoa CDI means a CHESS Depositary Interest, being a unit of beneficial ownership in a New Alcoa Share (in the form of a CHESS Depositary Interest) registered in the name of CDN, to be issued to Scheme Participants as Scheme Consideration under the Scheme.

New Alcoa Share means a fully paid Alcoa Share to be issued as Scheme Consideration to Scheme Participants under the Scheme (including those issued to CDN in connection with the New Alcoa CDIs).

NYSE means the New York Stock Exchange or any other stock exchange in the United States of America upon which the Alcoa Shares are listed.

Outgoing Directors means a person nominated in writing to Alumina by Alcoa not less than 5 Business Days before the Implementation Date to resign from the Alumina Board or the board of directors of an Alumina Group Member on the Implementation Date.

Pittsburgh Business Day means a business day as defined in the NYSE Listing Rules, provided that day is not a day on which the banks in Pittsburgh, Pennsylvania, United States of America are authorised or required to close.

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Plans has the meaning given in clause 13.1(y).

PPSA means the Personal Property Securities Act 2009 (Cth).

Proxy Statement means the proxy statement to be sent to Alcoa Stockholders in relation to the Alcoa Stockholder Meeting, as amended, supplemented or otherwise modified from time to time.

Register means the register of members of Alumina maintained by or on behalf of Alumina in accordance with the Corporations Act.

Registered Address means, in relation to an Alumina Shareholder, the address shown in the Register as at the Scheme Record Date.

Regulator’s Draft means the draft of the Scheme Booklet in a form acceptable to Alumina and Alcoa (acting reasonably) which is provided to ASIC for approval pursuant to section 411(2) of the Corporations Act.

Regulatory Approval means the FIRB approval contemplated in clause 3.1(a), the ACCC confirmation contemplated in clause 3.1(b) and clearance by the Brazil Administrative Council for Economic Defense contemplated in clause 3.1(c).

Regulatory Authority means:

(a)	ASX, ACCC, ASIC, FIRB, the ATO and the Takeovers Panel;

(b)	the SEC and the NYSE;

(c)	the Brazil Administrative Council for Economic Defense;

(d)	any national, federal, state, county, municipal, local or foreign government or governmental, semi-governmental, judicial, executive, legislative or regulatory entity or authority;

(e)	any minister, department, office, commission, delegate, instrumentality, agency, board, authority, organisation, bureau, department or other political subdivision of any government;

(f)	any regulatory organisation established under statute; and

(g)	any quasi-governmental, self-regulatory agency, commission or authority, including any national securities exchange or national quotation system.

Related Body Corporate of an entity:

(a)	to the extent applicable to Alcoa or any Alcoa Group Member that is not an Australian company, means any entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity; and

(b)	otherwise has the meaning given to it in the Corporations Act.

Relevant Interest has the meaning it has in sections 608 and 609 of the Corporations Act, and to the extent applicable to Alcoa or any Alcoa Group Member that is not an Australian company, the meaning of this term will be amended to the extent required to apply to the entity in a similar manner as if it were an Australian company.

Representative means, in relation to a party:

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(a)	a Related Body Corporate;

(b)	a director, officer or employee of the party or any of the party’s Related Bodies Corporate, provided that any person currently employed by Alumina will not be a Representative of Alcoa; or

(c)	an adviser to the party or any of the party’s Related Bodies Corporate, where an “adviser” means, in relation to an entity, a financier, financial adviser, corporate adviser, legal adviser, or technical or other expert adviser or consultant who provides advisory services in a professional capacity and who has been engaged by that entity.

Reverse Break Fee means in respect of clause 12.2(d), US$20 million, and in all other instances, US$50 million.

Sale Nominee has the meaning given in clause 4.5(a)(i).

Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act under which all the Alumina Shares will be transferred to Alcoa Bidder substantially in the form of Annexure B together with any amendment or modification made pursuant to section 411(6) of the Corporations Act to the extent they are approved in writing by Alumina and Alcoa in accordance with this Scheme.

Scheme Booklet means, in respect of the Scheme, the information booklet to be approved by the Court and despatched to Alumina Shareholders which includes the Scheme, an explanatory statement complying with the requirements of the Corporations Act and notices of meeting and proxy forms.

Scheme Consideration means the consideration to be provided by Alcoa Bidder (or by Alcoa on behalf of and at the direction of Alcoa Bidder) for the transfer of Alumina Shares held by a Scheme Participant to Alcoa Bidder, being, in respect of each Alumina Share held by a Scheme Participant on the Scheme Record Date, 0.02854 New Alcoa CDIs.

Scheme Meeting means the meeting of Alumina Shareholders, ordered by the Court to be convened by Alumina under section 411(1) of the Corporations Act at which Alumina Shareholders will vote on the Scheme and including any meeting following an adjournment or postponement of that meeting.

Scheme Participant means each person who is an Alumina Shareholder at the Scheme Record Date.

Scheme Record Date means 7.00pm on the 2nd Business Day following the Effective Date or such other date as Alumina and Alcoa agree in writing.

Scheme Resolution means a resolution to approve the Scheme under section 411(4)(a)(ii) of the Corporations Act.

SEC means the United States Securities and Exchange Commission.

Second Court Date means the first day on which an application made to the Court for an order pursuant to section 411(4)(b) of the Corporations Act approving the Scheme is heard or scheduled to be heard or, if the application is adjourned for any reason, the date on which the adjourned application is heard or scheduled to be heard.

Securities Act means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

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Shareholder Loan Term Sheet means the term sheet setting out the key terms and conditions for an Alcoa Shareholder Loan, as agreed by Alcoa and Alumina prior to the date of this document and initialled for the purposes of identification.

Share Rights Grant Plan means the share rights grant plan operated by the Alumina Group.

Superior Proposal means an Alumina Superior Proposal or an Alcoa Superior Proposal, as the context requires.

Subsidiary of an entity:

(a)	to the extent applicable to Alcoa or any Alcoa Group Member that is not an Australian company, means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries, or by such entity and one or more of its Subsidiaries; and

(b)	otherwise has the meaning given to it in the Corporations Act.

TAA means the Taxation Administration Act 1953 (Cth).

Tax means any tax, levy, charge, excise, GST, impost, rates, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any fiscal Regulatory Authority and includes any interest, fine, penalty, charge or other amount imposed by any fiscal Regulatory Authority on or in respect of any of the above.

Tax Act means the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth), or both as the context requires.

Tax Law means a law with respect to or imposing any Tax.

Taxing Authority means the ATO or any Regulatory Authority responsible for the administration of any Taxes.

Tax Return means any return relating to Tax including any document which must be lodged with a Regulatory Authority or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, schedule or election and any attachment).

Timetable means the indicative timetable for the Scheme agreed by Alumina and Alcoa in writing.

Treasurer means the Treasurer of Australia.

US GAAP means the generally accepted accounting principles in the United States of America.

1.2	General interpretation

Headings and labels used for definitions are for convenience only and do not affect interpretation. Unless the contrary intention appears, in this document:

(a)	the singular includes the plural and vice versa;

(b)	a reference to a document includes any agreement or other legally enforceable arrangement created by it (whether the document is in the form of an agreement, deed or otherwise);

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(c)	a reference to a document also includes any variation, replacement or novation of it;

(d)	the meaning of general words is not limited by specific examples introduced by “including”, “for example”, “such as” or similar expressions;

(e)	the word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and does not simply mean "if";

(f)	a reference to “person” includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation;

(g)	a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(h)	a reference to a time of day is a reference to Melbourne, Australia time unless expressly specified otherwise;

(i)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(j)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(k)	if an act prescribed under this document to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(l)	where the day on or by which any thing is to be done is not a Business Day or a Pittsburgh Business Day, that thing must be done on or by the next Business Day or Pittsburgh Business Day, as applicable;

(m)	a reference to A$ or AUD$ is a reference to the currency of Australia, and a reference to US$ is a reference to the currency of the United States of America;

(n)	a reference to “law” includes common law, principles of equity and legislation (including regulations);

(o)	a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of the law or any of them;

(p)	a reference to “regulations” includes instruments of a legislative character under legislation (such as regulations, rules, by-laws, ordinances and proclamations);

(q)	a reference to a group of persons is a reference to any 2 or more of them jointly and to each of them individually;

(r)	a reference to any thing (including an amount) is a reference to the whole and each part of it;

(s)	the expression this document includes the agreement, arrangement, understanding or transaction expressly recorded in this document; and

(t)	a reference to terms defined in the GST Act have the same meaning in this document unless the context otherwise requires.

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2	Agreement to propose and implement Scheme

2.1	Agreement to propose and implement Scheme

(a)	Alumina agrees to propose the Scheme on and subject to the terms and conditions of this document.

(b)	Alcoa and Alcoa Bidder agree to assist Alumina in proposing and implementing the Scheme on and subject to the terms of this document.

(c)	The parties agree to implement the Scheme on the terms and conditions of this document.

3	Conditions Precedent

3.1	Conditions Precedent

Subject to this clause 3, the Scheme will not become Effective, and the obligations of the parties in regards to the implementation of the Scheme (including each of Alcoa and Alcoa Bidder’s obligations under clause 4.3) are not binding, until each of the following Conditions Precedent are satisfied or waived to the extent and in the manner set out in this clause.

Condition Precedent	Party entitled to benefit	Party responsible
(a) C

(FIRB approval) Before 8.00am on the Second Court Date either:

(i)

the Treasurer (or the Treasurer’s delegate) has provided a written no objection notification to the Scheme either without conditions or with conditions acceptable to Alcoa acting in accordance with clause 3.4; or

(ii)

following notice of the proposed Scheme having been given by Alcoa to the Treasurer under the FIRB Act, the Treasurer has ceased to be empowered to make any order under Part 3 of the FIRB Act because the applicable time limit on making orders and decisions under the FIRB Act has expired.

	Cannot be waived	Alcoa
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Condition Precedent	Party entitled to benefit	Party responsible

(b)	(ACCC) The ACCC advises Alcoa in writing before 8.00am on the Second Court Date that it does not intend to conduct a public review of, or intervene in respect of, or otherwise to oppose the proposed acquisition of the Alumina Shares in accordance with this document and the Scheme either unconditionally or on conditions (including any undertakings) that are acceptable to Alcoa (acting reasonably) and that advice is not withdrawn or revoked before 8.00am on the Second Court Date.	Cannot be waived	Alcoa
(c)	(Brazil competition approval) Before 8.00am on the Second Court Date, clearance by the Brazil Administrative Council for Economic Defense in respect of the proposed acquisition of the Alumina Shares in accordance with this document and the Scheme either unconditionally or on conditions (including any undertakings) that are acceptable to Alcoa and Alumina (each acting reasonably) is confirmed.	Alumina and Alcoa	Alumina and Alcoa
(d)	(Alumina Shareholder approval) Alumina Shareholders approve the Scheme by the requisite majorities (or such approval is deemed under clause 3.5 to be obtained) in accordance with the Corporations Act.	Cannot be waived	Alumina
(e)	(Alcoa Stockholder approval) Alcoa Stockholders approve the Alcoa Stockholder Resolution by the requisite majority in accordance with the NYSE Listing Rules.	Cannot be waived	Alcoa
(f)	(Court approval) The Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act.	Cannot be waived	Alumina
(g)	(ATO Rulings) Before 8.00am on the Second Court Date, Alumina has received confirmation from the ATO that it is prepared to issue, in a form and substance satisfactory to Alumina (acting reasonably) a Class Ruling confirming that qualifying Australian resident Scheme Participants who hold their Alumina Shares on capital account will be eligible to choose scrip-for-scrip roll-over relief under subdivision 124-M of the Tax Act to the extent to which they receive New Alcoa CDIs in exchange for their Alumina Shares under the Scheme.	Alumina	Alumina
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Condition Precedent	Party entitled to benefit	Party responsible

(h)	(Regulatory intervention) No Australian or United States court or Australian or United States Regulatory Authority has issued or enacted, as applicable, any law, an order, temporary restraining order, preliminary or permanent injunction, decree or ruling, or has taken similar action, enjoining, restraining, preventing or otherwise imposed a legal restraint or prohibition preventing the implementation of the Scheme and none of those things are in effect as at 8.00am on the Second Court Date.	Alumina and Alcoa	Alumina and Alcoa
(i)

(Independent Expert) The Independent Expert:

(i)

issues the Independent Expert’s Report which concludes that the Scheme is in the best interests of Alumina Shareholders before the date on which the Scheme Booklet is registered with ASIC; and

(ii)

does not change its conclusion that the Scheme is in the best interests of Alumina Shareholders in any written update to the Independent Expert’s Report or withdraw the conclusion in the Independent Expert’s Report that the Scheme is in the best interests of Alumina Shareholders, in each case before 8.00am on the Second Court Date.

		Alumina	Alumina
(j)	(No Alumina Prescribed Event) No Alumina Prescribed Event occurs between the date of this document and 8.00am on the Second Court Date.	Alcoa	Alumina
(k)	(No Alcoa Prescribed Event) No Alcoa Prescribed Event occurs between the date of this document and 8.00am on the Second Court Date.	Alumina	Alcoa
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Condition Precedent	Party entitled to benefit	Party responsible

(l)	(ASX quotation) Before 8.00am on the Second Court Date, the New Alcoa CDIs have been approved for official quotation on ASX, subject only to customary conditions and the Scheme becoming Effective.	Alumina and Alcoa	Alcoa
(m)	(NYSE listing) Before 8.00am on the Second Court Date, the New Alcoa Shares have been approved for listing on NYSE, subject only to customary conditions including, without limitation, approval of the Scheme by the Court in accordance with section 411(4)(b) of the Corporations Act, approval of the Alcoa Stockholder Resolution by the Alcoa Shareholders (if applicable), approval of the Scheme by the Alumina Shareholders (if applicable) and official notice of issuance.	Alumina and Alcoa	Alcoa

3.2	Reasonable endeavours

Each party must use reasonable endeavours to procure that:

(a)	each of the Conditions Precedent for which it is a party responsible (as noted in clause 3.1):

(i)	is satisfied as soon as practicable after the date of this document; and

(ii)	continues to be satisfied at all times until the last time it is to be satisfied (as the case may require); and

(b)	there is no occurrence within its control or the control of its Related Bodies Corporate that would prevent the Condition Precedent for which it is a party responsible being or remaining satisfied at all times until the last time it is to be satisfied (as the case may require).

3.3	Regulatory matters

(a)	Without limiting clause 3.2 and subject to clause 3.3(b), each of Alcoa and Alumina must:

(i)	(applying for Regulatory Approvals) promptly apply for all relevant Regulatory Approvals for which it is responsible (and pay any applicable fee or filing charge) and provide the other party with a copy of those applications. In relation to the Regulatory Approval in clause 3.1(c), the parties shall promptly and acting reasonably prepare any application and Alcoa or Alcoa Bidder shall pay any applicable fee or filing charge;

(ii)	(keep informed) keep the other party reasonably informed in a timely manner of progress in relation to each relevant Regulatory Approval (including in relation to any material matters raised by, or conditions or other arrangements proposed or imposed by, or to, any Regulatory Authority in relation to the Regulatory Approval);

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(iii)	(assistance) cooperate with, and provide any reasonable assistance to the other party in order to enable the other party to obtain any relevant Regulatory Approvals for which it is responsible including by providing any information reasonably requested by the other party for such purposes and, if reasonably requested, participating in and making submissions to meetings with a Regulatory Authority in relation to a Regulatory Approval;

(iv)	(Regulatory Approvals process) take all steps it is responsible for as part of the Regulatory Approval process, including responding to requests for information at the earliest practicable time;

(v)	(consultation) consult with the other party in advance in relation to all applications and other material communications (whether written or oral, and whether direct or via a Representative) with any Regulatory Authority relating to any Regulatory Approval and where commercially practicable (acting reasonably) provide:

(A)	the other party with drafts of any applications or other material written communications to be sent to a Regulatory Authority;

(B)	the other party with a reasonable opportunity to review and make any amendments in good faith the other party reasonably requires to the drafts provided under clause 3.3(a)(v)(A); and

(C)	copies of any material written communications sent to or received from a Regulatory Authority to the other party promptly upon despatch or receipt (as the case may be);

(vi)	not, and must ensure that its Related Bodies Corporate and Representatives do not, do any of the following:

(A)	apply to any Regulatory Authority for any approval, consent, clearance, waiver, concession or similar in connection with the Scheme; or

(B)	send any submission, notification or communication to, or otherwise contact, any Regulatory Authority in connection with the Scheme,

in each case other than:

(C)	in respect of a Regulatory Approval and in accordance with this clause 3.3;

(D)	in respect of a United States Regulatory Authority, provided (i) where not prohibited by law, the party consults in good faith with the other party in advance of making any such application, submission, notification, communication or contact; and (ii) it would not be reasonably expected to have a material adverse impact on the Implementation of the Scheme in accordance with the Timetable; or

(E)	with the prior written consent of the other party.

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(b)	Before a party (the Discloser) provides any document or other information to the other party (the Recipient) under clause 3.3(a), the Discloser may redact such information if and to the extent:

(i)	required to comply with applicable law;

(ii)	required to preserve legal professional or attorney-client privilege; or

(iii)	that it reasonably believes contains commercially sensitive information.

3.4	Conditions on Regulatory Approvals

(a)	(FIRB conditions) Alcoa must accept the standard tax conditions published at the time of the no objection notification in Guidance Note 12 issued by the Foreign Investment Review Board for the purposes of the Condition Precedent in clause 3.1(a) if imposed on the no objection notifications.

(b)	(Other conditions) Alcoa agrees that it must offer and agree or accept, any undertakings, commitments or conditions imposed, required or requested by the Regulatory Authority in relation to the relevant Regulatory Approval on terms that Alcoa considers to be acceptable (acting reasonably).

3.5	Alumina Shareholder Approval

If the Condition Precedent in clause 3.1(d) is not satisfied only because of a failure to obtain the majority required under 411(4)(a)(ii)(A) of the Corporations Act, then either Alumina or Alcoa may by written notice to the other party within 3 Business Days after the date of the conclusion of the Scheme Meeting require the approval of the Court to be sought, pursuant to the Court’s discretion under that section, provided that the party has in good faith formed the view that the prospect of the Court exercising its discretion in that way is reasonable. If approval is given, the Condition Precedent in clause 3.1(d) is deemed to be satisfied.

3.6	Waiver of Conditions Precedent

(a)	A Condition Precedent may only be waived in writing by the party or parties entitled to the benefit of that Condition Precedent as noted in clause 3.1 and will be effective only to the extent specifically set out in that waiver.

(b)	A party entitled to waive the breach or non-fulfilment of a Condition Precedent under this clause 3.6 may do so in its absolute discretion.

(c)	If either Alumina or Alcoa waives the breach or non-fulfilment of a Condition Precedent in accordance with this clause 3.6, then:

(i)	subject to clause 3.6(c)(ii), that waiver precludes that party from suing the other party for any breach of this document arising as a result of the breach or non-fulfilment of that Condition Precedent or arising from the same event which gave rise to the breach or non-fulfilment of that Condition Precedent; but

(ii)	if the waiver of the Condition Precedent is itself conditional and the other party:

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(A)	accepts the condition, the terms of that condition apply notwithstanding any inconsistency with clause 3.6(c)(i); or

(B)	does not accept the condition, the Condition Precedent has not been waived.

(d)	A waiver of a breach or non-fulfilment in respect of a Condition Precedent does not constitute a waiver of a breach or non-fulfilment of:

(i)	any other Condition Precedent arising from the same event; or

(ii)	that Condition Precedent resulting from any other event.

3.7	Notices in relation to Conditions Precedent

Each party must:

(a)	(notice of satisfaction) promptly notify the other party of satisfaction of a Condition Precedent;

(b)	(keep informed) keep each other party informed of any material development of which it becomes aware that may lead to the breach or non-fulfilment of a Condition Precedent;

(c)	(notice of failure) immediately give written notice to each other party of a breach or non-fulfilment of a Condition Precedent, or of any event which will prevent a Condition Precedent being satisfied; and

(d)	(notice of waiver) upon receipt of a notice given under clause 3.7(c), give written notice to each other party as soon as possible as to whether or not it waives the breach or non-fulfilment of any Condition Precedent resulting from the occurrence of that event, specifying the Condition Precedent in question.

Failure to provide a notice required under this clause 3.7 will not give rise to the failure of a Condition Precedent or any right to terminate this document.

3.8	Consultation on failure of Condition Precedent

If:

(a)	there is a breach or non-fulfilment of a Condition Precedent which is not waived in accordance with this document by the time or date specified in this document for the satisfaction of the Condition Precedent; or

(b)	there is an act, failure to act or occurrence which will prevent a Condition Precedent being satisfied by the time or date specified in this document for the satisfaction of the Condition Precedent (and the breach or non-fulfilment which would otherwise occur has not already been waived in accordance with this document), the parties must consult in good faith with a view to determining:

(c)	whether the Scheme may proceed by way of alternative means or methods so as to achieve substantially similar commercial outcomes;

(d)	to extend the relevant time for satisfaction of the Condition Precedent or to adjourn or change the date of an application to the Court; or

(e)	to extend the End Date.

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3.9	Failure to agree

If the parties are unable to reach agreement under clause 3.8 within 5 Business Days of reasonable consultation (or any shorter period ending at 5.00pm on the day before the Second Court Date):

(a)	subject to clause 3.9(b), either Alcoa or Alumina may terminate this document (in accordance with clause 14.1(g)(i)); or

(b)	if a Condition Precedent may be waived and exists for the benefit of one party only, that party only may waive that Condition Precedent or terminate this document (in accordance with clause 14.1(g)(ii)), in each case before 8.00am on the Second Court Date.

A party will not be entitled to terminate this document pursuant to this clause 3.9 if the relevant Condition Precedent has not been satisfied or agreement cannot be reached as a result of a breach of this document by that party or a deliberate act or omission of that party. For the avoidance of doubt, nothing in this clause 3.9 affects the obligation of Alumina to pay the Break Fee, or the obligation of Alcoa to pay the Reverse Break Fee, if it is required to do so under clause 11 or clause 12 (as applicable).

4	Outline of Scheme

4.1	Scheme

Alumina must propose a scheme of arrangement under which:

(a)	all of the Alumina Shares held by Scheme Participants at the Scheme Record Date will be transferred to Alcoa Bidder; and

(b)	each Scheme Participant will be entitled to receive the Scheme Consideration.

4.2	Scheme Consideration

Subject to and in accordance with this document and the Scheme, each Scheme Participant is entitled to receive the Scheme Consideration in respect of each Alumina Share held by that Scheme Participant.

4.3	Provision of Scheme Consideration

Subject to this document and the Scheme, each of Alcoa and Alcoa Bidder undertakes to Alumina (in its own right and separately as trustee or nominee of each Scheme Participant) that, in consideration of the transfer to Alcoa Bidder of each Alumina Share held by a Scheme Participant, on the Implementation Date, Alcoa Bidder will:

(a)	accept that transfer;

(b)	provide (or procure as set out in clause 4.3(c) the provision of) the Scheme Consideration to each Scheme Participant in accordance with this document and the Scheme; and

(c)	cause Alcoa to, and Alcoa will at the direction of and on behalf of Alcoa Bidder (in satisfaction of Alcoa Bidder’s obligation to provide such Scheme Consideration to the Scheme Participants under clause 4.3(b)), provide the Scheme Consideration to each Scheme Participant in accordance with this document and the Scheme. If Alcoa Bidder fails to

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provide direction to Alcoa as contemplated by this clause 4.3(c) (or to have otherwise procured the provision of the Scheme Consideration) within one Business Day following the Effective Date, Alcoa Bidder will be deemed to have provided such direction to Alcoa and Alcoa agrees that it will take the actions required by this clause 4.3(c).

4.4	Fractional entitlements

(a)	If the number of Alumina Shares held by a Scheme Participant at the Scheme Record Date is such that the aggregate entitlement of the Scheme Participant to New Alcoa CDIs includes a fractional entitlement to a New Alcoa CDI, the fractional entitlement will be rounded as follows:

(i)	if the fractional entitlement is less than 0.5, it will be rounded down to zero New Alcoa CDIs; and

(ii)	if the fractional entitlement is equal to or more than 0.5, it will be rounded up to one New Alcoa CDI.

(b)	If Alcoa or Alumina is of the opinion that two or more Scheme Participants (each of whom holds a number of Alumina Shares which results in rounding in accordance with clause 4.4(a)(ii)) have, before the Scheme Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage by reference to such rounding, Alumina must provide the relevant details of the relevant Scheme Participant to Alcoa, and if requested by Alcoa, Alumina must give notice to those Scheme Participants:

(i)	setting out their names and registered addresses as shown in the Register;

(ii)	stating that opinion; and

(iii)	attributing to one of them specifically identified in the notice the Alumina Shares held by all of them,

and, after such notice has been given, the Scheme Participant specifically identified in the notice as the deemed holder of the specified Alumina Shares will, for the purpose of the provisions of the Scheme, be taken to hold all of those Alumina Shares and each of the other Scheme Participants whose names and registered addresses are set out in the notice will, for the purposes of the provisions of the Scheme, be taken to hold no Alumina Shares.

4.5	Ineligible Foreign Shareholders

(a)	Where an Ineligible Foreign Shareholder would otherwise be entitled to receive New Alcoa CDIs as Scheme Consideration pursuant to clause 4.3, each of Alcoa and Alcoa Bidder must not and have no obligation to issue or procure the issuance of any New Alcoa CDIs to the Ineligible Foreign Shareholder, and instead:

(i)	Alcoa must issue or procure the issue to a nominee appointed by Alcoa (Sale Nominee) any New Alcoa Shares to which an Ineligible Foreign Shareholder would otherwise be entitled to receive in the form of New Alcoa CDIs (Relevant Alcoa Shares);

(ii)	Alcoa must procure that the Sale Nominee:

(A)	as soon as reasonably practicable after the Implementation Date (and in any event within 15 days

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after the Relevant Alcoa Shares are capable of being traded on NYSE), sells or procures the sale of all of the New Alcoa Shares issued to the Sale Nominee pursuant to clause 4.5(a)(i), in the ordinary course of trading on NYSE at such price as the Sale Nominee reasonably determines in good faith; and

(B)	as soon as reasonably practicable after settlement (and in any event within 10 Pittsburgh Business Days), remits to Alcoa Bidder the proceeds of such sale (net of any applicable brokerage, stamp duty and other selling costs, taxes and charges); and

(iii)	promptly after receiving the proceeds in accordance with clause 4.5(a)(ii)(B), Alcoa must pay or procure the payment to each Ineligible Foreign Shareholder an amount equal to the proportion of the net proceeds of sale received by Alcoa under clause 4.5(a)(ii)(B) to which that Ineligible Foreign Shareholder is entitled in full satisfaction of the Ineligible Foreign Shareholder entitlement to the relevant New Alcoa CDIs.

(b)	Alcoa must appoint the Sale Nominee on terms reasonably acceptable to Alumina at least 5 Pittsburgh Business Days before the date of the Scheme Meeting.

(c)	None of Alcoa, Alcoa Bidder, Alumina or the Sale Nominee gives any assurance as to the price that will be achieved for the sale of New Alcoa Shares in accordance with this clause 4.5 and the sale of New Alcoa Shares will be at the risk of the Ineligible Foreign Shareholder.

4.6	New Alcoa Shares

(a)	Alcoa covenants in favour of Alumina (in its own right and on behalf of the Scheme Participants) that the New Alcoa Shares required to be issued as Scheme Consideration will:

(i)	rank equally in all respects with all other Alcoa Shares then on issue;

(ii)	be entitled to participate in and receive any dividends or distribution of capital paid and any other entitlements, in each case which accrue in respect of Alcoa Shares on and from the Implementation Date;

(iii)	be duly and validly issued in accordance with all applicable laws and Alcoa’s certificate of incorporation and by-laws; and

(iv)	be fully paid and free from any Encumbrance.

(b)	Alcoa will use all reasonable endeavours to ensure that:

(i)	the New Alcoa Shares will commence trading on a normal settlement basis on NYSE no later than the first Pittsburgh Business Day after the Implementation Date (New York Time); and

(ii)	the New Alcoa CDIs will be listed for quotation on the official list of ASX with effect from the first Business Day after the Effective Date (or such later date as ASX may require), initially on a deferred settlement basis and, with effect from no later than the

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second Business Day after the Implementation Date, on an ordinary (T+2) settlement basis.

4.7	Employee incentives

(a)	Alumina must ensure that, by no later than the Effective Date, there are no outstanding Employee Share Rights.

(b)	In order to comply with its obligation under clause 4.7(a), Alumina must:

(i)	cause:

(A)	some or all of the outstanding ESP Entitlements to vest and, following such vesting, cause the relevant number of Alumina Shares to be transferred to the relevant former holder in sufficient time to allow the relevant former holders of the relevant Employee Share Rights to participate in the Scheme or pay a cash settled amount to be paid in place of the transfer of Alumina Shares; and

(B)	the transfer of Alumina Shares to the holders of Conditional Rights under the Share Rights Grant Plan or a cash settled amount to be paid in place of the transfer of Alumina Shares; and

(ii)	take such action as may be necessary to cancel any outstanding:

(A)	ESP Entitlements which it does not cause to vest; and

(B)	Conditional Rights to which Alumina Shares are not transferred or a cash settlement amount is not paid;

in accordance with clause 4.7(b)(i) (if any),

as Disclosed by Alumina in the Alumina Disclosure Letter.

4.8	Excluded Alumina Shareholders

(a)	Alcoa represents that any Alcoa Group Member who holds Alumina Shares on the Scheme Record Date consents to be excluded from the operation of the Scheme.

(b)	If any Alcoa Group Member holds or acquires any Alumina Shares, that entity will not be a “Scheme Participant” for the purposes of this document and will be excluded from the operation of the Scheme.

4.9	Australian Tax roll-over

(a)	Alcoa acknowledges that each Scheme Participant who is an Australian resident shareholder who holds on capital account is expected to seek roll-over relief under subdivision 124-M of the Tax Act, to the extent permitted under the Tax Act.

(b)	Alcoa undertakes that it will not make a choice to deny roll-over relief to the Scheme Participants under subsection 124-795(4) of the Tax Act.

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4.10	U.S. Tax treatment

(a)	Each of Alumina, Alcoa and their respective Subsidiaries shall cooperate and use best endeavours to cause the acquisition of the Alumina Shares pursuant to the Scheme to qualify as a “qualified stock purchase” within the meaning of Section 338(d) of the Code.

(b)	The parties acknowledge and agree that, after the Implementation Date, Alcoa shall be permitted, in its sole discretion and to the extent permitted by law, to make elections under:

(i)	Section 338 of the Code with respect to Alumina and/or any of its Subsidiaries; and

(ii)	Treasury Regulations Section 301.7701-3 with respect to any Subsidiary of Alumina, which election may be retroactively effective to a date prior to the Implementation Date.

(c)	None of Alcoa, Alumina or any of their respective Subsidiaries will take (or fail to take) any action, or allow any affiliate to take (or fail to take) any action, that could reasonably be expected to preclude the relevant elections described in subclause 4.10(b).

(d)	In the event that Alcoa determines in its sole and absolute discretion to make an election under Section 338(g) of the Code, Alumina will cooperate with Alcoa in:

(i)	determining if notice under Treasury Regulations Section 1.338-2(e)(4) is required; and

(ii)	completing and delivering the notice under Treasury Regulations Section 1.338-2(e)(4).

(e)	After the date of this document and prior to the Implementation Date, Alumina shall deliver, or cause to be delivered, upon the reasonable request of Alcoa and to the extent permitted under applicable law, any certificates or documents to eliminate or reduce any withholding Taxes, including but not limited to (i) one or more certificates under Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that each U.S. Subsidiary of Alumina identified in Alcoa’s request is not a “United States real property holding corporation” within the meaning of Section 897(c)(3) of the Code, together with any notifications to the U.S. Internal Revenue Service related thereto, (ii) a certificate with respect to Alcoa World Alumina LLC pursuant to Treasury Regulations Section 1.1445-11T certifying that fifty percent of the value of its gross assets do not consist of U.S. real property interests or ninety percent or more of the value of its gross assets do not consist of U.S. real property interests plus any cash or cash equivalents, and (iii) one or more certificates under Treasury Regulations Section 1.1446(f)-2(b) such that no withholding under Section 1446(f) of the Code is required with respect to an actual or deemed disposition of an interest in Alcoa World Alumina LLC by any Subsidiary of Alumina identified in Alcoa’s request.

4.11	No amendment to the Scheme without consent

Alumina must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of Alcoa (not to be unreasonably withheld, conditioned or delayed).

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5	Alcoa Stockholder approval

Without limiting clause 3.2:

(a)	as soon as reasonably practicable after the date of this document and in accordance with the Timetable, Alcoa must prepare and file the preliminary Proxy Statement with the SEC (provided Alumina has complied with its obligations under clause 5(c));

(b)	subject to clause 7.2, Alcoa must include in the Proxy Statement a statement by the Alcoa Board unanimously recommending that Alcoa Stockholders vote in favour of the Alcoa Stockholder Resolution unless there is an Alcoa Superior Proposal;

(c)	Alumina must furnish all information concerning itself and its affiliates, other than information solely relating to AWAC, any AWAC Agreement or any AWAC Entity, that is required to be included in the Proxy Statement or that is requested by Alcoa and customarily included in proxy statements prepared in connection with transactions of the type contemplated by this document, and Alumina will use all reasonable endeavours to ensure that none of the information supplied or to be supplied by it for inclusion in or incorporation by reference into the Proxy Statement will, at the date the Proxy Statement or any amendment or supplement thereto is filed with the SEC, cleared by the SEC or mailed to the Alcoa Stockholders or at the time of the Alcoa Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(d)	Alcoa must consult with Alumina in good faith as to the content and presentation of the Proxy Statement, including:

(i)	prior to the initial filing thereof with the SEC, providing Alumina a reasonable opportunity to review and provide comments on the preliminary Proxy Statement to be filed with the SEC and considering in good faith any timely and reasonable comments; and

(ii)	prior to any subsequent filing with the SEC, providing Alumina a reasonable opportunity to review and provide comments on the preliminary Proxy Statement (or any amendment or supplement) and considering in good faith any timely and reasonable comments;

(e)	Alcoa must promptly respond to, and use all reasonable endeavours to cause to be resolved, any requests for information or comments from the SEC (including by filing amendments or supplements to the Proxy Statement) in relation to the Proxy Statement at the earliest practicable time;

(f)	Alcoa must keep Alumina reasonably informed of any matters raised or comments provided by the SEC in relation to the Proxy Statement, and use all reasonable endeavours to take into consideration in resolving any issues raised by Alumina;

(g)	if, at any time prior to the Alcoa Stockholder Meeting, any information relating to Alcoa or Alumina or any of their respective affiliates, officers or directors should be discovered by Alcoa or Alumina that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any untrue statement of a material

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fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading, the party that discovers such information must promptly notify the other party and an appropriate amendment or supplement describing (or correcting) such information must be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable law, disseminated to Alcoa Stockholders;

(h)	prior to filing the Proxy Statement with the SEC (or any amendment or supplement), Alumina must confirm in writing to Alcoa that:

(i)	it has undertaken appropriate due diligence and verification processes for the Alumina Information in the Proxy Statement; and

(ii)	the Alumina Information in the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(i)	Alcoa must file the Proxy Statement with the SEC in definitive form and begin mailing the Proxy Statement to holders of Alcoa Shares as soon as practicable after the later of (1) the expiration of the 10 day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act without comment from the SEC, and (2) the date on which Alcoa learns that the SEC has no further comments on, or does not intend to review, the Proxy Statement (such later date, the Clearance Date), taking into account clause 5(l);

(j)	Alcoa must keep Alumina reasonably informed as to any actual or potential claim, dispute or litigation brought against Alcoa or any Alcoa Board Member with respect to the Proxy Statement or any amendment or supplement thereto;

(k)	Alcoa must keep Alumina reasonably informed (and at least on a daily basis on each of the 10 Pittsburgh Business Days prior to the deadline for receipt of proxies) as to the aggregate tally of the proxies received by Alcoa in relation to the Alcoa Stockholder Resolution;

(l)	subject at all times to any request or requirement of a Regulatory Authority, Alcoa must use its best endeavours to convene and hold the Alcoa Stockholder Meeting to consider the Alcoa Stockholder Resolution as soon as practicable after the Clearance Date, provided that:

(i)	subject to clause 5(l)(iii), Alcoa and Alumina must use their respective best endeavours to coordinate and hold the Alcoa Stockholder Meeting before, but not more than 48 hours (or such other time as agreed with Alumina) before, the Scheme Meeting;

(ii)	the Alcoa Stockholder Meeting is convened and held in accordance with the Timetable (and in any event, unless otherwise agreed by Alumina, before the End Date); and

(iii)	if the Scheme Meeting is ordered to be convened on a Monday in Melbourne, Australia then Alcoa must use its best endeavours to hold the Alcoa Stockholder Meeting on the immediately prior Friday in Pittsburgh, Pennsylvania, United States (and if such

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immediately prior Friday is not a Pittsburgh Business Day, such immediate prior Pittsburgh Business Day).

(m)	Alcoa must not propose any matters to be voted on at the Alcoa Stockholder Meeting other than the matters contemplated by this document in connection with the Alcoa Stockholder Resolution (and any matters of procedure to be voted on by the Alcoa Stockholders in connection therewith including any adjournment of the Alcoa Stockholder Meeting), except as required by SEC rules and regulations, the NYSE Listing Rules or other applicable law;

(n)	except as required by law or a Regulatory Authority, Alcoa may not adjourn or postpone the Alcoa Stockholder Meeting without the prior consent of Alumina, provided, however, that Alcoa may, without the consent of Alumina and in accordance with Alcoa’s organisational documents, law and, if relevant, the consent of any Regulatory Authority, adjourn or postpone the Alcoa Stockholder Meeting:

(i)	if:

(A)	on a date that is two Pittsburgh Business Days prior to the date for which the Alcoa Stockholder Meeting is scheduled, Alcoa has not received proxies representing a sufficient number of Alcoa Shares to obtain the Alcoa Stockholder approval, whether or not a quorum is present; or

(B)	if there are holders of an insufficient number of Alcoa Shares present or represented by proxy at the Alcoa Stockholder Meeting to constitute a quorum at the Alcoa Stockholder Meeting,

provided that no such postponement or adjournment may be to a date that is after the 10th Pittsburgh Business Day after the originally scheduled date; or

(ii)	to the extent necessary to ensure that any required (or, as determined by the Alcoa Board acting reasonably and in good faith after consulting with outside counsel and having first consulted with Alumina, advisable) supplement or amendment to the Proxy Statement is provided to the Alcoa Stockholders, with such postponement or adjournment to extend for no longer than the period that the Alcoa Board determines in good faith (after consulting with outside counsel) is required or (having first consulted with Alumina) advisable to give the Alcoa Stockholders sufficient time to evaluate any such supplement or amendment so provided or disseminated (provided, that no such postponement or adjournment may be to a date that is after the 10th Pittsburgh Business Day after the date of such supplement or amendment other than to the extent required by law); and

(o)	unless this document has been terminated in accordance with clause 14.1, Alcoa must hold the Alcoa Stockholder Meeting pursuant to this clause 5 and submit the issue of the New Alcoa Shares for the approval of the Alcoa Stockholders.

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6	Implementation

6.1	Timetable

(a)	The parties must each:

(i)	use all reasonable endeavours and commit necessary resources (including management and corporate relations resources and the resources of external advisers); and

(ii)	procure that its officers and advisers work in good faith and in a timely and co-operative fashion with the other party (including by attending meetings and by providing information),

to produce the Scheme Booklet and the Proxy Statement, comply with their respective obligations under this clause 6 and implement the Scheme as soon as reasonably practicable and in accordance with the Timetable.

(b)	Failure by a party to meet any timeframe or deadline set out in the Timetable will not constitute a breach of clause 6.1(a) to the extent that such failure is due to circumstances and matters outside the party’s control.

(c)	Each party must keep the other party informed about their progress against the Timetable and notify each other party if it believes that any of the dates in the Timetable are not achievable as soon as reasonably practicable after forming that belief.

(d)	To the extent that any of the dates or timeframes set out in the Timetable become unachievable due to matters outside of a party’s control, Alcoa and Alumina will consult in good faith to agree how to implement the Scheme as soon as reasonably practicable within the shortest practicable timeframe.

6.2	Alumina’s obligations

Subject to any change, withdrawal, qualification or modification of recommendation by the Alumina Board that is made in accordance with clause 7.1, Alumina must take all reasonable steps to implement the Scheme on a basis consistent with this document and in particular must:

(a)	(announce directors’ recommendation) following execution of this document, announce (on the basis of statements made to Alumina by each Independent Alumina Director and its Managing Director and Chief Executive Officer) that each Independent Alumina Director and Alumina’s Managing Director and Chief Executive Officer intends to:

(i)	recommend to Alumina Shareholders that the Scheme be approved; and

(ii)	vote, or cause to be voted, any Alumina Shares which they hold or control in favour of the Scheme,

in each case, subject to the exceptions in clause 7.1(b), and that any other Alumina Board Member intends to abstain from making any recommendation in respect of the Scheme;

(b)	(preparation of Scheme Booklet) subject to Alcoa complying with clauses 6.3(c) and 6.3(d), as soon as practicable after the date of this document, prepare and despatch the Scheme Booklet:

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(i)	in accordance with all applicable laws, including the Corporations Act, Corporations Regulations, ASIC Regulatory Guide 60, Takeover Panel’s guidance and the Listing Rules; and

(ii)	which includes a statement by the Alumina Board that each Independent Alumina Director and Alumina’s Managing Director and Chief Executive Officer:

(A)	recommends that Alumina Shareholders vote in favour of the Scheme; and

(B)	intends to vote, or cause to be voted, any Alumina Shares which they hold or control in favour of the Scheme,

subject to the exceptions in clause 7.1(b);

(c)	(Independent Expert) promptly appoint the Independent Expert and promptly provide any assistance and information reasonably requested by the Independent Expert to enable the Independent Expert to prepare its report for inclusion in the Scheme Booklet;

(d)	(Investigating Accountant) jointly with Alcoa, promptly appoint the Investigating Accountant (at their joint cost) and promptly provide all assistance and information reasonably requested by them in connection with the preparation of the Investigating Accountant’s Report for inclusion in the Scheme Booklet;

(e)	(section 411(17)(b) statement) apply to ASIC for the production of a statement pursuant to section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(f)	(consultation with Alcoa) consult with Alcoa as to the content and presentation of:

(i)	the Scheme Booklet, which includes:

(A)	allowing Alcoa a reasonable opportunity to review and make comments on each successive draft of the Scheme Booklet, accepting that any review of the Independent Expert’s Report is limited to review for factual accuracy of those parts that include information relating to Alcoa or AWAC (including all information regarding AWAC, any AWAC Agreement or any AWAC Entity) and that Alumina makes no representation as to the extent to which the Independent Expert will receive or consider those comments;

(B)	taking any timely and reasonable comments made by Alcoa into account in good faith when producing a revised draft of the Scheme Booklet;

(C)	providing to Alcoa a revised draft of the Scheme Booklet within a reasonable time before the Regulator’s Draft is provided to ASIC for its review, to enable Alcoa to review the Regulator’s Draft before its submission to ASIC; and

(D)	obtaining Alcoa’s consent to the inclusion of the Alcoa Information in the Scheme Booklet, including in respect of the form and context in which the Alcoa Information

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appears in the Scheme Booklet (such consent must not be unreasonably withheld, delayed or conditioned by Alcoa); and

(ii)	documents required for the purposes of the Court hearings held for the purposes of sections 411(1) and 411(4)(b) of the Corporations Act in relation to the Scheme (including originating processes, affidavits, submissions and draft minutes of Court orders), and consider in good faith any timely and reasonable comments on, or suggested amendments to, those documents from Alcoa prior to filing those documents with the Court;

(g)	(lodgement of Regulator’s Draft):

(i)	no later than 14 days before the First Court Date, provide the Regulator’s Draft to ASIC for its review, and provide a copy of the Regulator’s Draft to Alcoa as soon as practicable thereafter; and

(ii)	keep Alcoa reasonably informed of any material issues raised by ASIC in relation to the Regulator’s Draft and, where practical to do so, consult with Alcoa in good faith prior to taking any steps or actions to address those material issues (provided that, where those issues relate to Alcoa Information, Alumina must not take any steps to address them without Alcoa’s prior written consent, not to be unreasonably withheld, delayed or conditioned by Alcoa);

(h)	(supplementary disclosure) if, after despatch of the Scheme Booklet and before the date of the Scheme Meeting, Alumina becomes aware:

(i)	that information included in the Scheme Booklet is or has become misleading or deceptive in any material respect (whether by omission or otherwise); or

(ii)	of information that is required to be disclosed to Alumina Shareholders under any applicable law but was not included in the Scheme Booklet,

promptly consult with Alcoa in good faith as to the need for, and the form of, any supplementary disclosure to Alumina Shareholders, and make any disclosure that Alumina considers reasonably necessary in the circumstances, having regard to applicable laws and to ensure that there would be no breach of the warranty in clause 13.1(g) if it applied as at the date that information arose;

(i)	(Court application) apply to the Court for an order under section 411(1) of the Corporations Act directing Alumina to convene the Scheme Meeting;

(j)	(dispatch Scheme Booklet) dispatch the Scheme Booklet to Alumina Shareholders as soon as practicable after the Court orders Alumina to convene the Scheme Meeting;

(k)	(promote Scheme) participate in efforts reasonably requested by Alcoa to promote the merits of the Scheme, including, where reasonably requested by Alcoa, meeting with key Alumina Shareholders and, in consultation with Alcoa, undertaking reasonable shareholder engagement and proxy solicitation actions so as to promote the merits of the Scheme and encourage Alumina Shareholders to vote in favour of the Scheme, in each case in accordance with the recommendation of the

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Independent Alumina Directors and its Managing Director and Chief Executive Officer, subject to applicable law and ASIC policy;

(l)	(proxy information) upon request of Alcoa made before the Scheme Meeting, Alumina must inform Alcoa not less than once per week after dispatch of the Scheme Booklet and daily in the 10 Business Days before the date of the Scheme Meeting of the total number of proxy votes:

(i)	in favour of the Scheme Resolution;

(ii)	against the Scheme Resolution;

(iii)	to abstain on the Scheme Resolution; and

(iv)	allowing the proxy to vote at the proxy's discretion;

(m)	(Registry details) subject to the terms of the Scheme, Alumina must provide all necessary directions to Alumina's share registry (the Registry) promptly to provide any information that Alcoa reasonably requires in relation to the Register, including any sub-register and Alumina's register of beneficial ownership, and where requested by Alcoa, Alumina must procure whatever information to be provided in the electronic form as is reasonably requested by Alcoa;

(n)	(proxy solicitation) upon request by Alcoa before the Scheme Meeting, Alumina must retain a proxy solicitation services firm to assist Alumina with the solicitation of votes at the Scheme Meeting and, not less than once per week after dispatch of the Scheme Booklet and daily in the 10 Business Days before the date of the Scheme Meeting, provide Alcoa with copies of or access to information regarding the Scheme Meeting generated by that firm, including the identity of each proxy who can vote at that proxy's discretion and the identity of the relevant Alumina Shareholders in respect of which the appointment for the Scheme Meeting:

(i)	specified that the proxy is to vote in favour of the Scheme Resolution;

(ii)	specified that the proxy is to vote against the Scheme Resolution;

(iii)	specified that the proxy is to abstain on the Scheme Resolution; and

(iv)	allows the proxy to vote at the proxy's discretion;

(o)	(Scheme Meeting) convene the Scheme Meeting to seek Alumina Shareholders’ approval of the Scheme in accordance with any orders made by the Court pursuant to section 411(1) of the Corporations Act;

(p)	(Court approval) subject to all Conditions Precedent, other than clause 3.1(f) being satisfied or waived in accordance with this document, apply to the Court for an order approving the Scheme in accordance with sections 411(4)(b) and 411(6) (if applicable) of the Corporations Act;

(q)	(Conditions Precedent certificate) at the hearing on the Second Court Date, provide to the Court (through its counsel):

(i)	a certificate signed by one of its directors confirming (in respect of matters within Alumina’s knowledge) whether or not the

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Conditions Precedent for which it is responsible, as noted in clause 3.1 (other than paragraph (f)), have been satisfied or waived in accordance with this document, a draft of which must be provided to Alcoa by 5.00pm on the Business Day prior to the Second Court Date; and

(ii)	any certificate provided to it by Alcoa under clause 6.3(i);

(r)	(lodge copy of Court order) lodge with ASIC an office copy of the Court order approving the Scheme as approved by the Alumina Shareholders at the Scheme Meeting in accordance with section 411(10) of the Corporations Act on the first Business Day after that office copy is received (or any later date agreed in writing by Alcoa);

(s)	(Register) if the Scheme becomes Effective, close the Register as at the Scheme Record Date to determine the identity of Scheme Participants and their entitlements to Scheme Consideration;

(t)	(instruments of transfer) subject to each of Alcoa and Alcoa Bidder satisfying their obligations under clause 4.3 and providing the Scheme Consideration in accordance with the Scheme and Deed Poll, on the Implementation Date:

(i)	execute, on behalf of Scheme Participants, proper instruments of transfer and effect the transfer of Alumina Shares to Alcoa Bidder in accordance with the Scheme; and

(ii)	register all transfers of Alumina Shares held by Scheme Participants to Alcoa Bidder;

(u)	(suspension of trading) apply to ASX to suspend trading in Alumina Shares with effect from the close of trading on the Effective Date;

(v)	(listing) subject to clause 6.2(u), take all reasonable steps to maintain Alumina’s listing on ASX, notwithstanding any suspension of the quotation of Alumina Shares, up to and including the Implementation Date, including making appropriate applications to ASX and ASIC;

(w)	(ASX listing) provide assistance reasonably requested by Alcoa with the preparation of documents required by ASX in connection with the ASX Admission;

(x)	(compliance with laws) do everything reasonably necessary within its power to ensure that the Scheme is effected in accordance with all applicable laws and regulations, including the exemption from registration provided under Section 3(a)(10) of the Securities Act with respect to the issuance of the New Alcoa Shares in connection with the Scheme;

(y)	(Class Ruling):

(i)	within a reasonable timeframe prior to submission with the ATO, provide Alcoa with a copy of the draft ruling application to be submitted to the ATO in relation to the Class Ruling referred to in clause 3.1(g);

(ii)	consider in good faith and incorporate (if applicable) any reasonable comments from Alcoa on the draft application provided to Alcoa in respect of the Class Ruling referred to in clause 3.1(g); and

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(iii)	keep Alcoa reasonably informed in a timely manner of progress in relation to the ATO Class Ruling (including in relation to any material matters raised by, or conditions or other arrangements proposed or imposed by, or to, the ATO in relation to the ATO Class Ruling); and

(z)	(other steps) if the Scheme becomes Effective, do all other things reasonably necessary within its power to give effect to the Scheme and the orders of the Court approving the Scheme in accordance with all applicable laws and regulations.

6.3	Alcoa’s obligations

Alcoa must take all reasonable steps to assist Alumina to implement the Scheme on a basis consistent with this document and as soon as reasonably practicable, and in particular must:

(a)	(announce directors’ recommendation) following execution of this document, announce (on the basis of statements made to Alcoa by each Alcoa Board Member) that:

(i)	the Alcoa Board intends to unanimously recommend that Alcoa Stockholders vote in favour of the Alcoa Stockholder Resolution; and

(ii)	each Alcoa Board Member who holds Alcoa Shares, intends to vote, or cause to be voted, those Alcoa Shares in favour of the Alcoa Stockholder Resolution at the Alcoa Stockholder Meeting,

in each case, subject to there being no Alcoa Superior Proposal;

(b)	(Alcoa Information):

(i)	prepare and promptly provide to Alumina for inclusion in the Scheme Booklet Alcoa Information (in accordance with all applicable laws, including the Corporations Act, Corporations Regulations, ASIC Regulatory Guide 60, applicable Takeovers Panel guidance and the Listing Rules);

(ii)	prepare and promptly provide a statement for inclusion in the Scheme Booklet as Alcoa Information regarding Alcoa’s intention to support and maintain Alcoa’s ASX foreign exempt listing of Alcoa CDIs, notwithstanding any suspension of the quotation of Alcoa CDIs, in a form agreed in writing with Alumina (acting reasonably);

(iii)	ensure that the Alcoa Information included in the Scheme Booklet complies with the Listing Rules for the purposes of the ASX Admission;

(iv)	provide consent (not to be unreasonably withheld, delayed or conditioned) to the inclusion of the Alcoa Information in the Scheme Booklet in such form that Alumina reasonably requires and use its best endeavours to obtain consents from relevant third parties in relation to the Alcoa Information;

(c)	(assistance with Scheme Booklet and Court documents):

(i)	promptly provide any assistance or information reasonably requested by Alumina or its Representatives in connection with the preparation of the Scheme Booklet (including any

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supplementary disclosure to Alumina Shareholders) and any documents required to be filed with the Court in respect of the Scheme, including by making such submissions to the Court and filing such evidence (including affidavits) as counsel engaged by Alumina and Alcoa (respectively) to represent it in Court proceedings related to the Scheme considers is reasonably required to seek to persuade the Court to exercise its discretion under section 411(4)(a)(ii)(A), and to the extent any such submissions and evidence is considered reasonably required, consult with Alumina as to the content and presentation of those documents, and consider in good faith any timely and reasonable comments on, or suggested amendments to, those documents from Alumina prior to filing those documents with the Court or providing a final version to Alumina for filing with the Court; and

(ii)	promptly review the drafts of the Scheme Booklet (including any updated or supplementary Scheme Booklet) prepared by Alumina and provide comments on those drafts in a timely and reasonable manner and in good faith;

(d)	(further Alcoa Information) promptly provide to Alumina any further or new Alcoa information as may arise after the Scheme Booklet has been sent to Alumina Shareholders and until the date of the Scheme Meeting that is necessary to ensure that there would be no breach of clause 13.4(g) if it applied as at the date on which such further or new information arose, having reasonably considered any request from Alumina to provide such information;

(e)	(Independent Expert information) promptly provide any assistance and information reasonably requested by the Independent Expert or Alumina in connection with the preparation of the Independent Expert’s Report for inclusion in the Scheme Booklet;

(f)	(Investigating Accountant) jointly with Alumina, promptly appoint the Investigating Accountant (at their joint cost) and promptly provide all assistance and information reasonably requested by the Investigating Accountant or Alumina in connection with the preparation of the Investigating Accountant’s Report for inclusion in the Scheme Booklet;

(g)	(representation) procure that it is represented by counsel at the Court hearings convened for the purposes of section 411(4)(b) of the Corporations Act, at which, through its counsel, Alcoa must undertake (if requested by the court) to do all things and take all steps within its power as may be necessary in order to ensure the fulfilment of its obligations under this document and the Scheme;

(h)	(Deed Poll) no later than 2 Business Days prior to the First Court Date, sign and deliver the fully executed Deed Poll to Alumina and, if the Scheme becomes Effective, fully comply with the Deed Poll;

(i)	(Conditions Precedent certificate) by 8.00am on the Second Court Date, provide to Alumina for provision to the Court at the hearing on that date a certificate signed by one of its directors confirming (in respect of matters within Alcoa’s knowledge) whether or not the Conditions Precedent for which Alcoa is responsible, as noted in clause 3.1 (other than paragraph (f)), have been satisfied of waived in accordance with this document, a draft of which must be provided to Alumina by 5.00pm on the Business Day prior to the Second Court Date;

(j)	(Scheme Consideration) if the Scheme becomes Effective, at the direction and on behalf of Alcoa Bidder, ensure that Alcoa Bidder is able

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to provide the Scheme Consideration in the manner and amount contemplated by clause 4.3(c) and the terms of the Scheme;

(k)	(ASX Admission) prepare all documents required by ASX to apply for ASX Admission, apply to ASX for ASX Admission and use its best endeavours to ensure that the ASX grants approval for the quotation of the New Alcoa CDIs on the official list of ASX on or before the Business Day after the Effective Date and that trading in New Alcoa CDIs commences on ASX on a normal (T+2) trading basis no later than the second Business Day after the Implementation Date;

(l)	(NYSE quotation) use its best endeavours to ensure that the issue of the New Alcoa Shares is approved by the NYSE and to ensure that trading in the New Alcoa Shares commences on a normal settlement basis on NYSE from the first Pittsburgh Business Day after the Implementation Date (New York time);

(m)	(Class Ruling) provide Alumina with such assistance and information as may reasonably be requested by Alumina for the purposes of obtaining from the ATO a Class Ruling in a form reasonably acceptable to Alumina in relation to scrip-for-scrip roll-over relief under subdivision 124-M of the Tax Act; and

(n)	(promotion of Scheme) participate in efforts reasonably requested by Alumina to promote the merits of the Scheme, including:

(i)	meeting with key Alumina Shareholders; and

(ii)	providing Alumina with such information and assistance to enable it to promote the merits of the Scheme; and

(o)	(compliance with laws) do everything reasonably necessary within its power to ensure that the Scheme is effected in accordance with all applicable laws and regulations, including with respect to the Court's approval of the Scheme on the Second Court Date, instructing counsel to make submissions to the Court regarding the availability of the exemption from registration provided under Section 3(a)(10) of the Securities Act with respect to the issuance of the New Alcoa Shares in connection with the Scheme.

6.4	Alcoa Bidder’s obligations

Alcoa Bidder must take all reasonable steps to assist Alumina to implement the Scheme on a basis consistent with this document and as soon as reasonably practicable, and in particular must:

(a)	(Deed Poll) no later than 2 Business Days prior to the First Court Date, sign and deliver the fully executed Deed Poll to Alumina and, if the Scheme becomes Effective, fully comply with the Deed Poll; and

(b)	(Share transfer) if the Scheme becomes Effective, accept a transfer of the Alumina Shares as contemplated by clause 4.3(a) and execute proper instruments of transfer in respect of the Alumina Shares; and

(c)	(Scheme Consideration) if the Scheme becomes Effective, provide or procure the provision of the Scheme Consideration in the manner and amount contemplated by clause 4.3(b) and the terms of the Scheme.

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6.5	Scheme Booklet responsibility statement

The responsibility statement to appear in the Scheme Booklet, in a form to be agreed by the parties, will contain words to the effect of:

(a)	Alumina has prepared, and is responsible for, the content of the Scheme Booklet other than, to the maximum extent permitted by law, the Alcoa Information, the Independent Expert’s Report, the Investigating Accountant’s Report or any other report or letter issued to Alumina by a third party; and

(b)	Alcoa has prepared, and is responsible for, the Alcoa Information in the Scheme Booklet (and no other part of the Scheme Booklet) and that Alumina and its directors and officers do not assume any responsibility for the accuracy or completeness of the sections of the Scheme Booklet that Alcoa has prepared and has responsibility for.

6.6	Disagreement on content of Scheme Booklet

If Alcoa and Alumina disagree on the form or content of the Scheme Booklet, they must consult in good faith to try to settle an agreed form or content of the Scheme Booklet. If complete agreement is not reached after 3 Business Days of reasonable consultation, then:

(a)	if the disagreement relates to the form or content of the Alcoa Information or the Combined Group Information contained in the Scheme Booklet, Alumina will make any amendments as Alcoa requires (acting reasonably and in good faith), unless the information relates to Alcoa in the Independent Expert’s Report, in which case Alumina will only communicate the request for amendment to the Independent Expert; and

(b)	if the disagreement relates to the form or content of any other part of the Scheme Booklet, the Alumina Board will, acting reasonably and in good faith, decide the final form or content of the disputed part of the Scheme Booklet.

6.7	Verification

Each party must undertake appropriate verification processes for the information supplied by that party in the Scheme Booklet and, either party must, if requested by the other party in writing, provide a certificate to the other party attesting to the fact that:

(a)	appropriate verification processes have been undertaken in respect of the relevant Alcoa Information or Alumina Information (as applicable); and

(b)	the Alcoa Information or Alumina Information (as applicable) in the Scheme Booklet does not contain any statement that is false or misleading in any material respect, including because of any material omission from that statement, prior to lodgement of the Regulator’s Draft (or any supplementary Regulator’s Draft) with ASIC, filing the Scheme Booklet (or any supplementary Scheme Booklet) with the Court and/or dispatching the Scheme Booklet (or any supplementary Scheme Booklet) to Alumina Shareholders.

6.8	Conduct of Court proceeding

Alumina and Alcoa are entitled to separate representation at all Court proceedings relating to the Scheme. This document does not give Alumina or

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Alcoa any right or power to give undertakings to the Court for or on behalf of the other party without that party’s written consent. Alumina and Alcoa must, acting reasonably and in good faith, consider all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Scheme as contemplated by this document.

6.9	Appeal process

If the Court refuses to make orders convening the Scheme Meeting or approving the Scheme, Alcoa and Alumina must appeal the Court’s decision to the fullest extent possible unless:

(a)	the parties agree otherwise in writing; or

(b)	an independent senior counsel of the bar in Victoria Australia advises that, in their opinion, an appeal would have no reasonable prospect of success before the End Date,

in which case either party may terminate this document in accordance with clause 14.1(g)(iii).

6.10	No partnership or joint venture

Subject to this document, nothing in this clause 6 requires either party to act at the direction of the other. The business of each party will continue to operate independently from the other until the Implementation Date. The parties agree that nothing in this document constitutes the relationship of a partnership or a joint venture between the parties or requires them to act in a manner contrary to law.

6.11	US securities laws matters

The parties agree that the Scheme will be carried out with the intention that, and must use their best endeavours to ensure that, all New Alcoa Shares issued in connection with the Scheme Consideration are issued by Alcoa in reliance on the exemption from registration requirements under Section 3(a)(10) of the Securities Act. In order to ensure the availability of the exemption under Section 3(a)(10) of the Securities Act and to facilitate Alcoa’s compliance with other U.S. securities laws, the parties agree that:

(a)	before the commencement of the hearing on the First Court Date, the Court shall be advised of the intention of Alcoa and Alumina to rely on the exemption from registration requirements provided by Section 3(a)(10) of the Securities Act with respect to the issuance of New Alcoa Shares (including in the form of New Alcoa CDIs) to Scheme Participants pursuant to the Scheme, based on the Court’s approval of the Scheme, and that its approval of the Scheme is to be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Scheme to all persons who are entitled to receive Scheme Consideration pursuant to the Scheme;

(b)	Alumina will ensure that each Alumina Shareholder entitled to receive Scheme Consideration pursuant to the Scheme will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to approve the Scheme, including the consideration of the procedural and substantive fairness of the terms and conditions of the Scheme to all persons who are entitled to receive Scheme Consideration pursuant to the Scheme and providing them with sufficient information necessary for them to exercise that right; and

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(c)	the Scheme Booklet will include a statement to substantially the effect that the New Alcoa Shares issued pursuant to the Scheme have not been registered under the Securities Act and will be issued by Alcoa in reliance on the exemption from registration under Section 3(a)(10) of the Securities Act and that certain restrictions on resale under U.S. securities laws, including Rule 144 under the Securities Act, may be applicable with respect to securities issued to holders that are (or have been in the 90 days immediately prior to the issuance of the New Alcoa Shares) affiliates (as defined in Rule 405 of the Securities Act) of Alcoa.

7	Board recommendation

7.1	Alumina Board Recommendation

(a)	Alumina represents and warrants to Alcoa and Alcoa Bidder that, as at the date of this document, each Independent Alumina Director and Alumina’s Managing Director and Chief Executive Officer has confirmed that:

(i)	his or her intention is to recommend that Alumina Shareholders vote in favour of the Scheme at the Scheme Meeting; and

(ii)	he or she intends to vote, or cause to be voted, all Alumina Shares which he or she holds or controls in favour of the Scheme at the Scheme Meeting,

in each case, subject to the exceptions in clause 7.1(b), and that any other Alumina Board Member has confirmed an intention to abstain from making any recommendation in respect of the Scheme.

(b)	Alumina must use its best endeavours to procure that no Alumina Board Member adversely changes, withdraws, qualifies or modifies their recommendation from the form in the public announcement contained in Annexure A, unless:

(i)	Alumina has received an Alumina Superior Proposal and after the procedure in clause 10.8 has been complied with the Alumina Board has determined in good faith and acting reasonably having received advice from its external counsel specialising in corporate law that by virtue of the fiduciary or statutory duties of the Alumina Board Members they are required to change, modify, qualify or withdraw their recommendation;

(ii)	the Independent Expert Report concludes, or is amended or updated in writing so as to conclude, that the Scheme is not in the best interests of Alumina Shareholders; or

(iii)	the Court or ASIC requires or reasonably requests that the relevant Alumina Board Member abstains from making a recommendation.

(c)	Without limiting clause 10, if any Alumina Board Member proposes to adversely change, withdraw, qualify or modify their recommendation from the form in the public announcement contained in Annexure A or otherwise make a public statement indicating that they no longer support the Scheme or support or endorse an Alumina Competing Transaction, in each case in accordance with this clause 7.1, Alumina must notify Alcoa in writing as soon as practicable.

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(d)	For the purposes of this clause 7.1, qualifications and explanations contained in the Scheme Booklet in relation to a recommendation to vote in favour of the Scheme, including to the effect that the recommendation is made subject to:

(i)	there being no Alumina Superior Proposal;

(ii)	the Independent Expert concluding and continuing to conclude that the Scheme is in the best interests of Alumina Shareholders; or

(iii)	the Court or ASIC requiring or requesting that the relevant Alumina Board Member abstains from making a recommendation,

will not, in and of itself, be regarded as a failure to make or a withdrawal of a recommendation in favour of the Scheme by an Alumina Board Member.

(e)	Despite anything to the contrary in this clause 7.1, a statement made by Alumina, the Alumina Board or any Alumina Board Member, to the effect that no action should be taken by Alumina Shareholders pending the assessment of an Alumina Competing Transaction by Alumina or the completion of the procedure in clause 10.8 will not, in and of itself, contravene this clause 7.1.

7.2	Alcoa Board recommendation

(a)	Alcoa represents and warrants to Alumina that, as at the date of this document, each Alcoa Board Member has confirmed that:

(i)	his or her intention is to recommend that Alcoa Stockholders vote in favour of the Alcoa Stockholder Resolution at the Alcoa Stockholder Meeting; and

(ii)	he or she intends to vote, or cause to be voted, all Alcoa Shares which he or she holds in favour of the Alcoa Stockholder Resolution at the Alcoa Stockholder Meeting,

in each case, subject to there being no Alcoa Superior Proposal.

(b)	Alcoa must use its best endeavours to procure that no Alcoa Board Member changes, withdraws, qualifies or modifies their recommendation that Alcoa Stockholders vote in favour of the Alcoa Stockholder Resolution, unless Alcoa has received an Alcoa Superior Proposal and the Alcoa Board has determined in good faith and acting reasonably having received advice from its external counsel specialising in corporate law that failure to do so would constitute a breach of their fiduciary or statutory obligations to Alcoa Stockholders.

(c)	Without limiting clause 10, if an Alcoa Board Member proposes to change, withdraw, qualify or modify their recommendation, Alcoa must notify Alumina in writing as soon as practicable.

8	Directors and employees

8.1	Release of Alumina and Alumina directors and officers

Subject to the Corporations Act, each of Alcoa and Alcoa Bidder release its rights, and agrees with Alumina that it will not make a claim, against any Alumina

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Indemnified Party (other than Alumina and its Related Bodies Corporate) as at the date of this document and from time to time in connection with any:

(a)	breach of any representations and warranties of Alumina or any other Alumina Group Member in this document; or

(b)	disclosures of Alumina or any Alumina Group Member in connection with the Scheme (including in any document disclosed to ASX or lodged with ASIC) containing any statement which is false or misleading whether in content or by omission, whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Alumina Indemnified Party has not acted in good faith or has engaged in wilful misconduct or fraud. For the avoidance of doubt, nothing in this clause 8.1 limits Alcoa’s rights to terminate this document under clause 14.1.

8.2	Benefit for Alumina Indemnified Parties

Alumina acknowledges that it receives and holds the benefit of clause 8 to the extent it relates to each Alumina Indemnified Party on behalf of each of them.

8.3	Release of Alcoa and Alcoa directors and officers

Subject to the Corporations Act, Alumina releases its rights, and agrees with Alcoa that it will not make a claim, against any Alcoa Indemnified Party (other than Alcoa and its Related Bodies Corporate) as at the date of this document and from time to time in connection with any:

(a)	breach of any representations and warranties of Alcoa or any other Alcoa Group Member in this document; or

(b)	disclosure by Alcoa or any Alcoa Group Member in connection with the Scheme (including any document disclosed to ASX or NYSE or filed with the SEC or lodged with ASIC) containing any statement which is false or misleading whether in content or by omission, whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Alcoa Indemnified Party has not acted in good faith or has engaged in wilful misconduct or fraud. For the avoidance of doubt, nothing in this clause 8.3 limits Alumina’s rights to terminate this document under clause 14.1.

8.4	Benefit for Alcoa Indemnified Parties

Alcoa acknowledges that it receives and holds the benefit of clause 8.3 to the extent it relates to each Alcoa Indemnified Party on behalf of each of them.

8.5	Appointment and retirement of Alumina directors

Subject to the Scheme Consideration having been provided to the Scheme Participants and receipt by Alumina of signed consents to act, Alumina must:

(a)	cause the appointment of each relevant Incoming Director to the relevant boards of the Alumina Group Members; and

(b)	procure that each relevant Outgoing Director retires from the relevant boards of the Alumina Group Members,

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in each case, on the Implementation Date and in accordance with the constitution of the relevant Alumina Group Member, the Corporations Act and the Listing Rules (as applicable).

8.6	Alcoa Board

Alcoa must, on or before the Implementation Date, invite 2 existing Alumina Board Members who are Australian residents or citizens to join the Alcoa Board, whose identity will be mutually agreed by Alcoa and Alumina. Conditional on the Scheme becoming Effective and, subject to those individuals providing the necessary signed documents to Alcoa (including, but not limited to, questionnaires customarily required of Alcoa Board Members), Alcoa must:

(a)	take all necessary steps to ensure that Alcoa appoints such individuals to the Alcoa Board with effect on and from the Implementation Date; and

(b)	recommend such individuals for election at the first Alcoa annual general meeting of Alcoa Stockholders following the Implementation Date.

8.7	Directors’ and officers’ insurance and constitutions

(a)	Subject to the Scheme becoming Effective and subject to the Corporations Act and other applicable laws, Alcoa undertakes in favour of Alumina and each other person who is an Alumina Indemnified Party that it will:

(i)	for a period of 7 years from the Implementation Date, ensure that the constitutions of Alumina and each other Alumina Group Member continue to contain such rules as are contained in those constitutions at the date of this document that provide for each company to indemnify each of its directors and officers against any liability incurred by that person in his or her capacity as a director or officer of the company to any person other than an Alcoa Group Member;

(ii)	procure that Alumina and each other Alumina Group Member complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time, subject to clause 8.7(b), for a period of 7 years after the Implementation Date;

(iii)	without limiting the foregoing, ensure that directors’ and officers’ insurance cover continues to be maintained for the directors and officers referred to in clause 8.7(a)(ii), in respect of acts and omissions on or prior to the Implementation Date, subject to clause 8.7(b), for a period of 7 years after the Implementation Date unless a directors and officers’ run-off insurance policy is obtained pursuant to clause 8.7(b); and

(iv)	procure that Alumina and each other Alumina Group Member at any time after the Implementation Date, not do anything or fail to do anything within its reasonable control which would prejudice or adversely affect the directors’ and officers’ insurance cover under clause 8.7(a)(iii) or any directors’ and officers’ run-off insurance cover placed pursuant to clause 8.7(b);

(b)	Alcoa acknowledges that notwithstanding any other provision of this document, Alumina may, prior to the Implementation Date, enter into, and pay in full the premium in respect of, a directors’ and officers’ run-off insurance policy (D&O Run-Off Policy) for a period of up to 7 years on and from the Implementation Date in respect of the directors and officers

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and other individuals and entities (Insured Parties) who are insured under the existing directors’ and officers’ insurance policies of the Alumina Group and that any actions to facilitate that insurance or in connection with such insurance will not be an Alumina Prescribed Event or a breach of any provision of this document, provided that:

(i)	Alumina provides Alcoa draft policies and quotations prior to entering into such D&O Run-Off Policy, subject to any confidentiality restrictions applying to those policies (provided that Alumina promptly uses all reasonable endeavours to request exceptions to any such confidentiality restrictions from such prospective insurers);

(ii)	subject to clause 8.7(b)(iii), such D&O Run-Off Policy is not in respect of cover which is materially more extensive than the existing directors’ and officers’ insurance policies in place for Alumina’s directors or officers at the date of this document (other than as to the policy period); and

(iii)	notwithstanding anything else in this document, such D&O Run-Off Policy may also include coverage for disclosures made or other actions or omissions by or on behalf of the Insured Parties in connection with the Scheme, provided such coverage is consistent with market practice for a transaction and company in comparable circumstances to Alumina.

8.8	Period of undertaking

(a)	Subject to clause 8.8(b), the undertakings contained in clause 8.7 are given until the earlier of the end of the relevant period specified in that clause or the relevant Alumina Group Member ceasing to be part of the Alcoa Group.

(b)	To the extent Alumina or an Alumina Group Member ceases to exist or to be a part of the Alcoa Group after the Implementation Date, Alcoa must ensure that each director and officer referred to in clause 8.7(a)(ii) has the benefit of an indemnity and directors’ and officers’ insurance cover no less favourable than those described in clauses 8.7(a)(i) to 8.7(a)(iii) or, if a directors’ and officers’ run-off insurance cover is placed pursuant to clause 8.7(b), such cover remains and is not prejudiced or adversely affected.

(c)	Alcoa indemnifies the Alumina Indemnified Parties against all Losses incurred as a result of a breach of clauses 8.7(a)(i) to 8.7(a)(iv), 8.7(b), 8.8(a) or 8.8(b).

9	Conduct of business

9.1	General requirements for Alumina

Subject to clause 9.5, from the date of this document up to and including the Implementation Date and without limiting any other obligations under this document, Alumina must:

(a)	to the extent it is within its power to do so, conduct, and procure that each Alumina Group Member conducts, its business and operations in the ordinary and usual course consistent with the same manner in which it has been conducted in the 12 month period prior to the date of this document;

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(b)	promptly keep Alcoa informed of, and consult with Alcoa in relation to, any material developments concerning its business, assets, operations, insurance and financial affairs, subject to applicable competition laws; and

(c)	use all reasonable endeavours, and cause each Alumina Group Member to use all reasonable endeavours, to:

(i)	(business and assets) maintain the value and condition of its businesses and assets, consistent with its past practices, including maintaining at least its current level of insurance;

(ii)	(officers and employees) keep available the services of its key officers and employees;

(iii)	(Alumina Prescribed Event) ensure that no Alumina Prescribed Event occurs;

(iv)	(relationships) preserve its relationships with customers, suppliers, Regulatory Authorities, financiers and others having material business dealings with any Alumina Group Member; and

(v)	(cash) ensure there is no material decrease in the amount of cash in the Alumina Group other than as:

(A)	used in the ordinary course of business and consistent with forecast cash utilisation Disclosed; or

(B)	a result of costs incurred directly in relation to the transactions contemplated by the Scheme and in accordance with this document,

provided that, for the avoidance of doubt, the obligation in this paragraph (c), to use reasonable endeavours does not require Alumina or any Alumina Group Member exercise or refrain from exercising, any rights of approval or veto under any AWAC Agreement.

9.2	General requirements for Alcoa

Subject to clause 9.5, from the date of this document up to and including the Implementation Date and without limiting any other obligations under this document, Alcoa must:

(a)	to the extent it is within its power to do so, conduct the business and operations of the Alcoa Group in the ordinary and usual course in all material respects;

(b)	use all reasonable endeavours to maintain, in all material respects, the businesses and assets of the Alcoa Group in the ordinary and usual course; and

(c)	use all reasonable endeavours to ensure that no Alcoa Prescribed Event occurs.

9.3	Specific requirements for Alcoa

(a)	Subject to clause 9.5, Alcoa must not, and must ensure that each Alcoa Group Member does not (in order to protect the goodwill of the business of Alcoa), from the date of this document up to and including the Implementation Date:

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(i)	(asset acquisitions) acquire, offer to acquire or agree to acquire any one or more assets (including any one or more shares in any company) having a market value that in aggregate, or the consideration for which in aggregate, is 20% or more of Alcoa’s market capitalisation as at market close on the NYSE on the date of this document;

(ii)	(asset disposals) dispose, offer to dispose or agree to dispose of any one or more assets (including any one or more shares in any company), or an interest in any one or more assets, having a market value that in aggregate, or the consideration for which in aggregate, is 20% or more of Alcoa’s market capitalisation as at market close on the NYSE on the date of this document, (and, for the avoidance of doubt, “dispose” includes sell, transfer, grant an option over, declare or create a trust over, surrender or allow to lapse, or grant an Encumbrance); and

(iii)	(agree) agree to do any of the matters set out above.

(b)	For the avoidance of doubt, none of the specific requirements set out in clause 9.2 and 9.3 apply in respect of any action which may be taken, or proposed to be taken, by AWAC and/or any of the AWAC Entities.

9.4	Specific requirements for Alumina

Subject to clause 9.5, Alumina must not, and must ensure each Alumina Group Member does not (in order to protect the goodwill of the business of Alumina), from the date of this document up to and including the Implementation Date and without limiting clause 9.1 or any other obligations under this document:

(a)	(asset acquisitions) acquire, offer to acquire or agree to acquire any one or more assets (including any one or more shares in any company) having a market value that in aggregate is, or the consideration for which in aggregate is A$5 million or more;

(b)	(asset disposals) dispose, offer to dispose or agree to dispose of any one or more assets (including any one or more shares in any company), or an interest in any one or more assets, having a market value that in aggregate is, or the consideration for which in aggregate is A$5 million or more (and, for the avoidance of doubt, “dispose” includes sell, transfer, grant an option over, declare or create a trust over, surrender or allow to lapse, or grant an Encumbrance);

(c)	(joint ventures) enter into, or offer to enter into, any joint venture, asset or profit sharing arrangement, partnership or merger of businesses or of corporate entities (including through a multiple listed companies structure) in respect of any one or more assets (including any one or more shares in any company) or undertakings having a market value that in aggregate is, or involving a commitment or liability that in aggregate is, A$5 million or more (other than in connection with AWAC);

(d)	(Financial Indebtedness) incur any financial indebtedness (including loan, debt, financial accommodation or borrowing) where the aggregate amount of financial indebtedness is A$5 million of more, other than:

(i)	drawing down on the US$500 million syndicated bank facility Disclosed in Alumina’s financial statements for the year ended 31 December 2023; or

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(ii)	any financial indebtedness relating to trade creditors, employee liabilities and items of a similar nature incurred in the usual and ordinary course of business and consistent with past practice;

(e)	(legal proceedings) settle or agree to settle any claim, dispute or litigation (including any court proceeding, arbitration or expert determination) against any Alumina Group Member (whether in aggregate or for any single litigation) which in the reasonable opinion of Alumina may result in a judgment against an Alumina Group Member of A$1 million or more;

(f)	(commitments) other than in the ordinary course of its business:

(i)	incur or commit to, or bring forward the time for incurring or committing, or grant to another person a right the exercise of which would involve an Alumina Group Member incurring or committing to, any capital expenditure or liability; or

(ii)	foregoes any revenue,

in each case, for one of more related items or amounts of A$5 million or more;

(g)	(financial accommodation) other than in the ordinary course of its business:

(i)	advance any money or make available financial accommodation to or for the benefit of any person which is not an Alumina Group Member;

(ii)	give a guarantee, indemnity or Encumbrance in connection with an obligation or liability of, or enters into any agreement under which it assumes a liability of any person which is not an Alumina Group Member; or

(iii)	deposit or lend money on terms that it will not be repaid until it or another person’s obligations or indebtedness are performed or discharged,

in each case, for one of more related items or amounts of A$5 million or more;

(h)	(restraints of trade) enter into an agreement or give a commitment restraining a member of the Alumina Group from competing with any person or conducting activities in any market;

(i)	(accounting policy) change any accounting policy applied by it to report its financial position other than any change in policy required by a change in applicable accounting standards or law;

(j)	(Material Contracts) enter into or terminate a Material Contract;

(k)	(employment agreements) do any of the following in respect of any employee or prospective employee of the Alumina Group:

(i)	enter into a new employment agreement with any person who was an employee at the date of this document;

(ii)	enter into a new employment agreement to replace an existing role where the total annual fixed remuneration is greater than A$300,000; and

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(iii)	increase the remuneration of (including with regard to superannuation benefits) or benefits provided to or pay any bonus or issue any securities or options (excluding any Conditional Rights or ESP Entitlements) to, or otherwise vary the employment agreements with, any of its directors or employees whose total annual fixed remuneration (excluding fixed short term incentives and any Conditional Rights or ESP Entitlements) as at the date of this document is greater than A$300,000;

(l)	(accelerate rights) accelerate the rights of any of its directors or employees to benefits of any kind;

(m)	(termination payments) pay a director, executive or employee a termination payment;

(n)	(financial arrangements) amend in any material respect any arrangement with its financial advisers in respect of the transactions contemplated by this document;

(o)	(tax elections) other than with the prior written approval of Alcoa, make, change or revoke any material Tax election which would have a material impact on the Tax obligations of Alumina;

(p)	(Adviser fees) Alumina or another Alumina Group Member pays, or agrees to pay, persons engaged to provide professional advice or other fees or expenses of any type in connection with the Scheme which are in excess of the aggregate which has been Disclosed, including for corporate advisory, legal, accounting, tax, industry, business advisory or other consulting, financial or investment banking advice to Alumina or another Alumina Group Member; or

(q)	(agree) agree to do any of the matters set out above,

and in the case of clauses 9.4(k), 9.4(l) and 9.4(m), other than:

(r)	as provided for in an existing employment contract or applicable policy or plan in place as at the date of this document and a copy or the relevant details of which has been Disclosed; or

(s)	as a result of a good faith remuneration review (including an ad hoc review in respect of a specific role) and ordinary course incentive process.

9.5	Exceptions to conduct of business provisions

Nothing in clauses 9.1, 9.2, 9.3 and 9.4 restricts the ability of a party to take any action which:

(a)	is expressly required or permitted by this document, including without limitation clause 9.6, the Scheme, or otherwise required by applicable law;

(b)	has been Disclosed by Alcoa to Alumina or Alumina to Alcoa (as applicable);

(c)	relates to payment of any transaction costs and expenses incurred by a party including all fees payable to external advisers, provided that clause 9.4(p) applies to the payment of certain adviser fees by Alumina and Alumina Group Members; or

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(d)	has been agreed to in writing by Alcoa or Alumina (as applicable) (such agreement not to be unreasonably withheld, conditioned or delayed).

For the avoidance of doubt, in relation to Alumina, the parenthetical requirement set out in clause 9.5(d) above, does not restrict in any way the discretion of Alumina (or any Alumina Group Member) to exercise, or refrain from exercising, any right of approval or veto under any AWAC Agreement.

9.6	Funding of equity calls

(a)	Notwithstanding any restrictions in or imposed by the Charter of the Strategic Council, Alcoa and Alumina agree that, from the date of this document up to and including the Lending Cessation Date, any funding required to meet the needs of AWAC or the AWAC Entities will be met first, out of the cashflow of AWAC and the AWAC Entities, and secondly:

(i)	by way of equity call made in accordance with Section 8(a) of the Charter of the Strategic Council, subject to clause 9.6(a)(ii) below; and

(ii)	if Alumina is unable to contribute its share of the relevant equity call without its total “Loans” (as defined in the Alumina Facility Agreement) exceeding the Alumina Headroom Limit, and Alumina elects to notify Alcoa and the applicable AWAC Entity that it requires funding under this clause 9.6(a)(ii) within 14 days of the equity call, by the following mechanism:

(A)	the applicable AWAC Entity confirming the equity call in respect of the relevant funding requirement (being the Aggregate Equity Amount);

(B)	Alcoa procuring that the applicable AWAC Entity makes the equity call to Alumina only payable on the Funding Deadline, with the amount payable by Alumina to satisfy the call being equal to 40% (or such lesser percentage as may represent Alumina’s interest in the AWAC Entity at that time) of the Aggregate Equity Amount plus Accrued Interest;

(C)	Alcoa providing, or procuring that one of its Subsidiaries (other than an AWAC Entity) provides a shareholder loan (Alcoa Shareholder Loan) to the applicable AWAC Entity for a principal amount equal to 40% (or such lesser percentage as may represent Alumina’s interest in AWAC at that time) of the Aggregate Equity Amount, plus capitalised interest, and on terms that are in accordance with and governed by the applicable Alcoa Shareholder Loan Agreement, and on the basis that there will be no dilution of Alumina’s interest in AWAC, by virtue of the Alcoa Shareholder Loan, other than in the circumstances contemplated by clause 9.6(d); and

(D)	immediately following payment of some or all of the equity call to which it relates by Alumina, Alcoa procuring that the applicable AWAC Entity repays the Alcoa Shareholder Loan (in full or, if the amount of the Alumina payment of the equity call is less than the total amount outstanding under the Alcoa Shareholder Loan, in part to the extent of the Alumina payment only).

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For the avoidance of doubt, if Alumina does not elect to notify Alcoa and the applicable AWAC Entity that it requires funding under clause 9.6(a)(ii) within the 14 day period referred to in the first paragraph of clause 9.6(a)(ii), Alumina will be obliged to contribute its share of that equity call in accordance with Section 8(a) of the Charter of the Strategic Council.

If Alumina elects to notify Alcoa and the applicable AWAC Entity that it requires funding under this clause 9.6(a)(ii) within 14 days of the equity call, then Alumina and Alcoa shall negotiate in good faith for a period ending on the last day of the 30 day notice period for that equity call to agree the form of the Alcoa Shareholder Loan Agreement. If, at the end of such negotiation period, Alcoa and Alumina have not agreed the form of the Alcoa Shareholder Loan Agreement, then Alcoa may execute a form of Alcoa Shareholder Loan Agreement, on terms consistent with the Shareholder Loan Term Sheet, with the relevant AWAC Entity.

(b)	Provided that Alumina has complied with clause 9.6(a), Alumina will continue to receive distributions reflecting a 40% (or such lesser percentage as may represent Alumina’s interest in AWAC at that time) interest in AWAC and the AWAC Entities, including prior to the Funding Deadline.

(c)	If an Alcoa Shareholder Loan has been advanced in accordance with clause 9.6(a)(ii)(C) and has not been repaid in full in accordance with this clause 9.6 at the relevant time of distribution:

(i)	Alumina agrees that any distributions that it is entitled to from an AWAC Entity will be used to satisfy equity calls made to it by an AWAC Entity, and hereby directs that such distributions are applied accordingly; and

(ii)	Alumina must not declare or pay any distributions to Alumina Shareholders or undertake any other return of capital until such time as the relevant Alcoa Shareholder Loan has been repaid in full or converted to equity in accordance with clause 9.6(d) below.

If Alumina breaches this clause 9.6(c)(ii), any outstanding equity call at the time of the breach will immediately accelerate and require payment in full of Alumina’s share of the Aggregate Equity Amount within 5 Business Days.

(d)	If Alumina does not make one or more equity contributions by the Funding Deadline as required under clause 9.6(a), Alcoa may, at its election, contribute Alumina's share by effectively converting the corresponding Alcoa Shareholder Loan(s) into an equity contribution on behalf of Alumina in the manner set out in subsection (i) of Section 8(a) of the Charter of the Strategic Council, and Alumina agrees that, in this scenario, its interest in AWAC and each of the AWAC Entities will be diluted by reference to the amount of the Alcoa Shareholder Loan so converted into an equity contribution, in accordance with the formula set out in Exhibit A of the Charter of the Strategic Council.

(e)	For the purposes of clause 9.6(a), Alcoa must procure that any Alcoa Shareholder Loan will be provided without being limited by reference to either:

(i)	the Target Enterprise Debt Level (as defined in the Charter of the Strategic Council); or

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(ii)	the Debt (as defined in the Charter of the Strategic Council) limit set out in Section 9(b) of the Charter of the Strategic Council,

and the parties agree, on their own part and on behalf of each other relevant Alumina Group Member or Alcoa Group Member (as applicable), to waive compliance with those relevant limitations in the Charter of the Strategic Council to the extent necessary to give full effect to this clause 9.6.

(f)	Alcoa acknowledges and agrees that it will not, and will procure that each relevant Alcoa Group Member does not:

(i)	amend or vary the terms of any Alcoa Shareholder Loan Agreement; or

(ii)	waive any rights under, or assign, novate or replace, any Alcoa Shareholder Loan Agreement,

or otherwise consent to any of the foregoing, without Alumina's prior written consent (such consent not to be unreasonably withheld or delayed).

(g)	Subject to clause 9.6(c), if this document is terminated in accordance with clause 14.1, then Alcoa must ensure that:

(i)	it does not effect or procure repayment of any Alcoa Shareholder Loan; and

(ii)	there is no breach, event of default or other event or circumstance which obliges or requires repayment of any such Alcoa Shareholder Loan,

in each case during the period ending on the Funding Deadline.

(h)	For the avoidance of doubt, the parties agree that:

(i)	any repayment of an Alcoa Shareholder Loan in accordance with this clause 9.6 will not impact or affect in any way the continuation of other existing AWAC debt funding that has been put in place to satisfy the requirements of Section 9 of the Charter of the Strategic Council, or the parties’ ongoing obligations under Section 9 of the Charter of the Strategic Council;

(ii)	there will be no dilution of Alumina’s interest in AWAC during the period up to the Funding Deadline; and

(iii)	to the extent of any inconsistency between the operation of this clause 9.6 and any other AWAC Agreement, this clause 9.6 will prevail.

(i)	This clause 9.6 survives the termination of this document.

9.7	Access to information

(a)	During the Exclusivity Period, Alumina and Alcoa must procure that their respective chief financial officers meet not less than fortnightly to provide material updates in connection with the Alumina Group and Alcoa Group (as applicable), including but not limited to:

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(i)	all information that is or becomes known to Alumina or any Alumina Group Member on and from the date of this document, which is not already in the public domain, regarding any event, matter or circumstance that has or is reasonably likely to have a material effect on the Alumina Group and the businesses of the Alumina Group, or the net debt, cash flow or earnings of the Alumina Group;

(ii)	all information that is or becomes known to Alcoa on and from the date of this document, which is not already in the public domain, regarding any event, matter or circumstance that has or is reasonably likely to have a material effect on the Alcoa Group and the businesses of the Alumina Group (taken as a whole), or the net debt, cash flow or earnings of the Alumina Group (taken as a whole);

(iii)	any information reasonably requested by Alcoa, any Alcoa Group Member or any of their Representatives or Alumina, any Alumina Group Member or any of their Representatives, for the purposes of:

(A)	keeping Alcoa or Alumina (as applicable) informed of material developments relating to the Alumina Group or Alcoa Group (as applicable) and the businesses of the Alumina Group or Alcoa Group (as applicable); or

(B)	obtaining an understanding, or furthering an understanding, of the Alumina Group, the businesses of the Alumina Group or the financial position of the Alumina Group (including its cash flow, debt and working capital position) or the Alcoa Group, the businesses of the Alcoa Group or the financial position of the Alcoa Group (including its cash flow, debt and working capital position); or

(iv)	for any other purpose agreed between Alumina and Alcoa.

(b)	Nothing in clause 9.7(a) requires Alcoa or any other Alcoa Group Member to provide any additional information in relation to AWAC, any AWAC Agreement or any AWAC Entity that it would not otherwise be required to provide to the Alumina Group in accordance with (i) the AWAC Agreements or (ii) another provision of this document.

9.8	Alcoa Capped Dividend

The parties agree that during the Exclusivity Period Alcoa may, subject to complying with Alcoa’s by-laws and applicable law, declare and pay, a quarterly dividend in the ordinary course (Alcoa Capped Dividend) provided that each Alcoa Capped Dividend is:

(a)	no greater than US$0.10 cash per Alcoa Share in aggregate in the quarter;

(b)	determined or declared and paid in accordance with Alcoa’s existing dividend policy and with reference to Alcoa’s business performance; and

(c)	otherwise declared and paid in the ordinary course and consistent with Alcoa’s past practice, including with respect to setting the dividend record and payment dates.

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9.9	Payment of dividends

(a)	For the purposes of this document, a reference to declaration of a dividend will include determination that a dividend is payable.

(b)	For the avoidance of doubt, the Scheme Consideration will not be adjusted by any Alcoa Capped Dividend.

9.10	Notifications

During the Exclusivity Period, if a party becomes aware that it has (or any of its Representatives has caused it to have) breached or will breach its obligations under this clause 9, or there is an event, occurrence, circumstance or matter which makes it reasonably likely that it has breached or will breach its obligations under this clause 9, then it must notify the other parties as soon as reasonably practicable and provide reasonable details, including specifying the actual or potential breach, the relevant obligation and the underlying event, occurrence, circumstance or matter which has caused the breach or potential breach of this clause 9.

10	Exclusivity

10.1	No existing discussions

Each of Alcoa and Alumina represents and warrants to the other party that, other than the discussions with the other party in respect of the Scheme, it and each of its Representatives:

(a)	is not a party to any agreement, arrangement, discussions or understanding with a third party entered into for the purpose of facilitating a Competing Transaction;

(b)	is not currently in negotiations or discussions in respect of any Competing Transaction or which could reasonably be expected to lead to a Competing Transaction with any person;

(c)	have ceased providing or making available any non-public information in relation to the Alcoa Group or Alumina Group (as applicable) to a third party where such information was being provided for the purpose of facilitating, or could reasonably be expected to lead to, a Competing Transaction; and

(d)	has enforced the relevant provisions of any confidentiality agreement, deed of undertaking or similar document entered into with any person (other than Alcoa or Alumina, as applicable) for or in connection with discussions or negotiations for a Competing Transaction, including by requesting in writing the return or destruction of any non-public information (with such return or destruction to be effected as soon as practicable) in relation to the Alcoa Group or Alumina Group (as applicable) provided to a third party at any time within the 12 months prior to the date of this document where such information was provided for the purpose of facilitating, or could reasonably be expected to lead to, a Competing Transaction.

10.2	No-shop

During the Exclusivity Period, each party must ensure that neither it nor any of its Representatives directly or indirectly:

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(a)	solicit, invite, encourage or initiate (including by the provision of non-public information to any third party) any enquiries, expressions of interest, negotiations, proposals or discussions; or

(b)	communicates any intention to do any of these things,

with a view to obtaining any offer, proposal or expression of interest from any person in relation to a Competing Transaction.

10.3	No-talk

Subject to clause 10.5, during the Exclusivity Period, each party must ensure that neither it nor any of its Representatives directly or indirectly:

(a)	negotiate, accept or enter into, or agree to negotiate, accept or enter into; or

(b)	facilitate, participate or continue in negotiations or discussions with any other person regarding,

a Competing Transaction or any agreement, proposal, understanding or arrangement with any other person that may be reasonably expected to lead to or encourage a Competing Transaction, even if that Competing Transaction was not directly or indirectly solicited, invited, encouraged or initiated by that party or any of its Representatives or the person proposing the Competing Transaction has publicly announced the Competing Transaction.

10.4	Due diligence information

Subject to clause 10.5, during the Exclusivity Period, each party must ensure that neither it nor any of its Representatives, in relation to a Competing Transaction or with a view to obtaining a Competing Transaction, directly or indirectly:

(a)	enables any other person other than Alcoa or Alumina (as applicable) to undertake due diligence investigations on it, its Related Bodies Corporate or their businesses or operations; or

(b)	makes available to any other person, or permits any other person to receive, other than Alcoa or Alumina (as applicable) (in the course of due diligence investigations or otherwise) any non-public information relating to it, its Related Bodies Corporate or their businesses or operations.

10.5	Exceptions

Clause 10.3 and clause 10.4 do not apply to the extent that they restrict a party or a party’s board of directors from taking or refusing to take any action with respect to a genuine Competing Transaction (which was not solicited, invited, encouraged or initiated by that party in contravention of clause 10) provided that the Alumina Board or Alcoa Board (as applicable) has determined in good faith that:

(a)	after receiving written advice from its financial advisors (who must be reputable advisers experienced in transactions of this nature), such a genuine Competing Transaction is, or could reasonably be considered to become, a Superior Proposal; and

(b)	after receiving written legal advice from its external legal advisers (who must be reputable advisers experienced in transactions of this nature) that failing to respond to such a genuine Competing Transaction would be reasonably likely to breach the Alumina Board’s or Alcoa Board’s (as applicable) fiduciary or statutory obligations.

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10.6	Further exceptions

Nothing in this clause 10 prevents Alumina or Alcoa from:

(a)	continuing to make normal presentations to, and to respond to enquiries from, brokers, portfolio investors and analysts in the ordinary course in relation to the Scheme or its business generally; or

(b)	fulfilling its continuous disclosure obligations.

10.7	Notice of approach

(a)	During the Exclusivity Period, Alumina must promptly inform Alcoa if it or any of its Representatives:

(i)	receives any approach with respect to any Alumina Competing Transaction from a third party and must disclose in writing to Alcoa all material details of the Alumina Competing Transaction, including details of the price, consideration type, conditions precedent, timetable, break fee or reimbursement fee and the identity of the third party, to the extent known by Alumina or its Representatives;

(ii)	receives any request for information relating to Alumina or any of its Related Bodies Corporate or any of their respective businesses or operations or any request for access to the books or records of Alumina or any of its Related Bodies Corporate, which Alumina has reasonable grounds to suspect may relate to a current or future Alumina Competing Transaction; and

(iii)	without limiting clause 10.4, provides any information relating to Alumina or any of its respective Related Bodies Corporate or any of its businesses or operations to any person in connection with or for the purposes of a current or future Alumina Competing Transaction.

(b)	During the Exclusivity Period, Alcoa must promptly inform Alumina on a confidential basis if it or any of its Representatives receives any written approach or any written request for information with respect to any Alcoa Competing Transaction from a third party and must disclose in writing on a confidential basis to Alumina all material details of the Alcoa Competing Transaction, including details of the price, consideration type, conditions precedent, timetable, break fee or reimbursement fee and the identity of the third party, to the extent known by Alcoa or its Representatives.

10.8	Matching right

Without limiting clauses 10.2 and 10.3, during the Exclusivity Period, Alumina must not enter into any legally binding agreement pursuant to which a third party, Alumina or both proposes or propose to undertake or give effect to an Alumina Competing Transaction, unless:

(a)	the Alumina Board acting in good faith and in order to satisfy what the Alumina Board considers to be its statutory or fiduciary duties (having received written advice from its external legal advisers (who must be reputable advisers experienced in transactions of this nature)), determines that the Alumina Competing Transaction would be or would be likely to be an Alumina Superior Proposal;

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(b)	Alumina has provided Alcoa with the material terms and conditions of the Alumina Competing Transaction, including price of and the identity of the third party making the approach with respect to the Alumina Competing Transaction;

(c)	Alumina has given Alcoa at least 4 Pittsburgh Business Days after the date of the provision of the information referred to in clause 10.8(b) to provide a matching or superior proposal to the terms of the Alumina Competing Transaction; and

(d)	Alcoa has not announced a matching or superior proposal to the terms of the Alumina Competing Transaction by the expiry of the 4 Pittsburgh Business Day period referred to in clause 10.8(c).

10.9	Alcoa counterproposal

If Alcoa proposes to Alumina, or announces amendments to the Scheme or a new proposal that constitute a matching or superior proposal to the terms of the Alumina Competing Transaction (Alcoa Counterproposal) by the expiry of the 4 Pittsburgh Business Day period referred to in clause 10.8(c), Alumina must procure that the Alumina Board considers the Alcoa Counterproposal and if the Alumina Board, acting reasonably and in good faith, determines that the Alcoa Counterproposal would provide an equivalent or superior outcome for Alumina Shareholders as a whole compared with the Alumina Competing Transaction, taking into account all of the terms and conditions of the Alcoa Counterproposal, then:

(a)	Alumina and Alcoa must use their best endeavours to agree the amendments to this document and, if applicable, the Scheme and Deed Poll that are reasonably necessary to reflect the Alcoa Counterproposal and to implement the Alcoa Counterproposal, in each case as soon as reasonably practicable; and

(b)	Alumina must use its reasonable endeavours to procure that each Independent Alumina Director and Alumina’s Managing Director and Chief Executive Officer continues to recommend the Scheme (as modified by the Alcoa Counterproposal) to Alumina Shareholders on the basis set out in clause 7.1.

10.10	Legal advice

Each party acknowledges that it has received legal advice on this document and the operation of this clause 10.

11	Break Fee

11.1	Background

This clause 11 has been agreed in circumstances where:

(a)	Alumina believes that the Scheme will provide significant benefits to Alumina and its shareholders, and Alumina acknowledges that, if it enters into this document and the Scheme is subsequently not implemented, Alcoa will incur significant costs, including those set out in clause 11.5;

(b)	Alcoa requested that provision be made for the payment of the Break Fee, without which Alcoa would not have entered into this document;

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(c)	the Alumina Board believes that it is appropriate to agree to the payment referred to in this clause 11 to secure Alcoa’s participation in the Scheme; and

(d)	Alumina has received legal advice on this document and the operation of this clause 11.

11.2	Payment by Alumina to Alcoa

Subject to clauses 11.3, 11.6, 11.7 and 11.8, and provided that Alumina is not entitled to terminate this document in accordance with clause 14.1(f)(i), Alumina agrees to pay the Break Fee to Alcoa if:

(a)	(Alumina Competing Transaction) during the Exclusivity Period an Alumina Competing Transaction of any kind is announced (whether or not such proposal is stated to be subject to any pre-conditions) and, within 12 months of such announcement (whether or not during the Exclusivity Period), the third party who announced or made the Alumina Competing Transaction (or any of its Associates) completes an Alumina Competing Transaction;

(b)	(change of Alumina Board recommendation) Alcoa validly terminates this document under clause 14.1(b) where any Independent Alumina Director or Alumina’s Managing Director and Chief Executive Officer:

(i)	fails to recommend the Scheme or withdraws or adversely changes, qualifies or modifies (including by attaching any qualifications to) their recommendation from the form in the public announcement contained in Annexure A, or approves, recommends or makes an announcement in support of an Alumina Competing Transaction, or announces an intention to do any of these acts; or

(ii)	fails to state that he or she intends to vote all of the Alumina Shares that he or she directly or indirectly owns or controls in favour of the Scheme at the Scheme Meeting; or

(iii)	withdraws or adversely modifies (including by attaching any qualifications to) an earlier statement that they intend to vote all of the Alumina Shares that he or she directly or indirectly owns or controls in favour of the Scheme at the Scheme Meeting, except where:

(iv)	the Independent Expert's Report concludes, or is amended or updated in writing so as to conclude, that the Scheme is not in the best interests of Alumina Shareholders, other than due to the existence of an Alumina Competing Transaction which the Independent Expert may reasonably regard to be on more favourable terms than the transaction contemplated by this document; or

(v)	the Court or ASIC requires or reasonably requests that the relevant Alumina Board Member abstains from making a recommendation on the Scheme;

(c)	(Alumina Superior Proposal) Alumina validly terminates this document under clause 14.1(d), except where the Independent Expert's Report concludes, or is amended or updated in writing so as to conclude, that the Scheme is not in the best interests of Alumina Shareholders, other than due to the existence of an Alumina Competing Transaction which

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the Independent Expert's may reasonably regard to be on more favourable terms than the transaction contemplated by this document; or

(d)	(material breach) Alcoa validly terminates this document in accordance with clause 14.1(f)(ii).

11.3	No amount payable if Scheme becomes Effective

Notwithstanding the occurrence of any event in clause 11.2, if the Scheme becomes Effective:

(a)	no amount is payable by Alumina under clause 11.2; and

(b)	if any amount has already been paid under clause 11.2 it must be refunded by Alcoa.

11.4	Timing of payment

(a)	A demand by Alcoa for payment of the Break Fee under clause 11.2 must:

(i)	be in writing;

(ii)	be made after the occurrence of the event in that clause giving rise to the right to payment and, where applicable, the termination of this document;

(iii)	state the circumstances which give rise to the demand; and

(iv)	nominate an account in the name of Alcoa into which Alumina must pay the Break Fee.

(b)	Alumina must pay the Break Fee to Alcoa under clause 11.2 within 10 Business Days of receipt by Alumina of a valid demand for payment from Alcoa under clause 11.4(a).

11.5	Nature of payment

The Break Fee is an amount to compensate Alcoa for:

(a)	advisory costs;

(b)	costs of management and directors’ time;

(c)	out-of-pocket expenses;

(d)	the distraction of Alcoa’s management from conducting Alcoa’s business as usual caused by pursuing the Scheme;

(e)	reasonable opportunity costs incurred by Alcoa in pursuing the Scheme or in not pursuing alternative acquisitions or strategic initiatives which Alcoa could have developed to further its business and objectives; and

(f)	damage to Alcoa’s reputation associated with a failed transaction and the implications of that damage to Alcoa’s business.

The parties agree that the costs incurred are of a nature that they cannot be accurately quantified and that a genuine pre-estimate of the costs would equal or exceed the amount payable under clause 11.2.

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11.6	Reduction in amount payable

(a)	The Break Fee is reduced by an amount equal to the amount which is recovered by Alcoa or Alcoa Bidder as a result of a claim against Alumina pursuant to any other remedies available to Alcoa under this document including pursuant to clause 13.1.

(b)	Where the Break Fee has already been paid, Alcoa must, within 2 Pittsburgh Business Days of the event contemplated by clause 11.6(a) which would have reduced the amount payable, refund an amount to Alumina which is equivalent to that calculated under clause 11.6(a).

11.7	Break Fee payable only once

Where the Break Fee becomes payable to Alcoa under clause 11.2 and is actually paid to Alcoa, Alcoa cannot make any claim against Alumina for payment of any subsequent Break Fee.

11.8	Alumina’s limitation of liability and Alcoa’s remedies

(a)	Notwithstanding any other provision of this document but subject to clause 11.9:

(i)	the maximum aggregate liability of Alumina to Alcoa and Alcoa Bidder under or in connection with this document (including to the maximum extent permitted by law) including in respect of any breach or repudiation of this document will be an amount equal to the Break Fee;

(ii)	the payment by Alumina of the Break Fee represents the maximum liability of Alumina and the Alumina Indemnified Parties in aggregate in respect of the matter giving rise to payment and otherwise under or in connection with this document, to the maximum extent permitted by law, no further damages, fees, expenses or reimbursements of any kind will be payable by Alumina or the Alumina Indemnified Parties under or in connection with this document; and

(iii)	after the payment by Alumina of the Break Fee, neither Alcoa nor any of its Related Bodies Corporate (including Alcoa Bidder) may make any claim whatsoever whether for damages, loss, liability, compensation, payments, fees, expenses or reimbursements against Alumina or any other Alumina Indemnified Party.

(b)	Nothing in this clause 11.8 affects Alcoa or Alcoa Bidder’s right to specific performance or injunctive relief or any other remedies which would otherwise be available in equity or law as a remedy for a breach or threatened breach of this document by Alumina or any other Alumina Group Member.

11.9	Compliance with law

If it is finally determined following the exhaustion of all reasonable avenues of appeal or review to the Takeovers Panel or a Court (or the period for lodging such appeals or commencing review proceedings has expired without an appeal having been lodged or review proceedings commenced) that all or any part of the amount payable under clause 11.2:

(a)	is, or would be if performed, unlawful;

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(b)	involves a breach of the fiduciary or statutory duties of the Alumina Board; or

(c)	constitutes unacceptable circumstances as declared by the Takeovers Panel within the meaning of the Corporations Act,

then Alumina’s obligation to pay the applicable amount or part of the amount payable under clause 11.2 does not apply and if Alcoa has received any such part of the payment due under clause 11.2 it must refund it within 5 Pittsburgh Business Days of such final determination.

The parties must not make or cause or permit to be made any application to a Court, arbitral tribunal or the Takeovers Panel for or in relation to a determination referred to in this clause 11.9.

12	Reverse Break Fee

12.1	Background

This clause 12 has been agreed in circumstances where:

(a)	Alcoa believes that the Scheme will provide significant benefits to Alcoa and its shareholders, and Alcoa acknowledges that, if it enters into this document and the Scheme is subsequently not implemented, Alumina and Alumina Shareholders will incur significant costs including those set out in clause 12.5;

(b)	Alumina requested that provision be made for the payment of the Reverse Break Fee, without which Alumina would not have entered into this document;

(c)	the Alcoa Board believes that it is appropriate to agree to the payment referred to in this clause 12 to secure Alumina’s participation in the Scheme; and

(d)	Alcoa and Alcoa Bidder have received legal advice on this document and the operation of this clause 12.

12.2	Payment by Alcoa to Alumina

Subject to clauses 12.3, 12.6, 12.7 and 12.8, and provided that Alcoa is not entitled to terminated this document in accordance with clause 14.1(f)(ii), Alcoa agrees to pay the Reverse Break Fee to Alumina if:

(a)	(Alcoa Competing Transaction) during the Exclusivity Period an Alcoa Competing Transaction of any kind is announced (whether or not such proposal is stated to be subject to any pre-conditions) and, within 12 months of such announcement (whether or not during the Exclusivity Period), the third party who announced or made the Competing Transaction (or any of its Associates) completes an Alcoa Competing Transaction;

(b)	(Alcoa Superior Proposal) Alcoa validly terminates this document under clause 14.1(e);

(c)	(change of Alcoa Board recommendation) any Alcoa Board Member fails to recommend, withdraws, adversely changes, qualifies or modifies their recommendation, that Alcoa Stockholders vote in favour of the Alcoa Stockholder Resolution;

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(d)	(failure to obtain Alcoa Stockholder approval) this document is validly terminated under clause 3.9 because there is a breach or non-fulfilment of the Condition Precedent in clause 3.1(e);

(e)	(failure to provide Scheme Consideration) Alcoa or Alcoa Bidder does not provide the Scheme Consideration in accordance with the terms and conditions of this document, the Scheme and the Deed Poll; or

(f)	(material breach) Alumina validly terminates this document in accordance with clause 14.1(f)(i).

12.3	No amount payable if Scheme becomes Effective

Notwithstanding the occurrence of any event in clause 12.2, if the Scheme becomes Effective:

(a)	no amount is payable by Alcoa under clause 12.2; and

(b)	if any amount has already been paid under clause 12.2 it must be refunded by Alumina.

12.4	Timing of payment

(a)	A demand by Alumina for payment of the Reverse Break Fee under clause 12.2 must:

(i)	be in writing;

(ii)	be made after the occurrence of the event in clause 12.2 giving rise to the right to payment and, where applicable, the termination of this document;

(iii)	state the circumstances which give rise to the demand; and

(iv)	nominate an account in the name of Alumina into which Alcoa must pay the Reverse Break Fee.

(b)	Alcoa must pay the Reverse Break Fee to Alumina within 10 Pittsburgh Business Days of receipt by Alcoa of a valid demand for payment from Alumina under clause 12.4(a).

12.5	Nature of payment

The Reverse Break Fee is an amount to compensate Alumina for:

(a)	advisory costs;

(b)	costs of management and directors’ time;

(c)	out-of-pocket expenses;

(d)	the distraction of Alumina’s management from conducting Alumina’s business as usual caused by pursuing the Scheme;

(e)	reasonable opportunity costs incurred by Alumina in pursuing the Scheme or in not pursuing alternative acquisitions or strategic initiatives which Alumina could have developed to further its business and objectives; and

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(f)	damage to Alumina’s reputation associated with a failed transaction and the implications of that damage to Alumina’s business.

The parties agree that the costs incurred are of a nature that they cannot be accurately quantified and that a genuine pre-estimate of the costs would equal or exceed the amount payable under clause 12.2.

12.6	Reduction in amount payable

(a)	The Reverse Break Fee is reduced by an amount equal to the amount which is recovered by Alumina as a result of a claim against Alcoa pursuant to any other remedies available to Alumina under this document including pursuant to clause 13.4.

(b)	Where the Reverse Break Fee has already been paid, Alumina must, within 2 Business Days of the event contemplated by clause 12.6(a) which would have reduced the amount payable, refund an amount to Alcoa which is equivalent to that calculated under clause 12.6(a).

12.7	Reverse Break Fee payable only once

Where the Reverse Break Fee becomes payable to Alumina under clause 12.2 and is actually paid to Alumina, Alumina cannot make any claim against Alcoa for payment of any subsequent Reverse Break Fee.

12.8	Alcoa’s limitation of liability and Alumina’s remedies

(a)	Notwithstanding any other provision of this document but subject to clauses 4.3 and clause 12.9:

(i)	the maximum aggregate liability of Alcoa to Alumina under or in connection with this document (including to the maximum extent permitted by law) including in respect of any breach or repudiation of this document will be an amount equal to the Reverse Break Fee;

(ii)	the payment by Alcoa of the Reverse Break Fee represents the maximum liability of Alcoa and the Alcoa Indemnified Parties in aggregate in respect of the matter giving rise to payment and otherwise under or in connection with this document, to the maximum extent permitted by law, no further damages, fees, expenses or reimbursements of any kind will be payable by Alcoa or the Alcoa Indemnified Parties under or in connection with this document; and

(iii)	after the payment by Alcoa of the Reverse Break Fee, neither Alumina nor any of its Related Bodies Corporate may make any claim whatsoever whether for damages, loss, liability, compensation, payments, fees, expenses or reimbursements against Alcoa or any other Alcoa Indemnified Party.

(b)	Nothing in this clause 12.8 limits Alcoa’s or Alcoa Bidder’s liability under the Deed Poll.

(c)	Nothing in this clause 12.8 affects Alumina’s or a Scheme Participant’s right to specific performance or injunctive relief or any other remedies which would otherwise be available in equity or law as a remedy for a breach or threatened breach of this document or the Deed Poll (as applicable).

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12.9	Compliance with law

If it is finally determined following the exhaustion of all reasonable avenues of appeal or review to the Takeovers Panel or a Court (or the period for lodging such appeals or commencing review proceedings has expired without an appeal having been lodged or review proceedings commenced) that all or any part of the amount payable under clause 12.2:

(a)	is, or would be if performed, unlawful;

(b)	involves a breach of the fiduciary or statutory duties of the Alcoa Board; or

(c)	constitutes unacceptable circumstances as declared by the Takeovers Panel within the meaning of the Corporations Act,

then Alcoa’s obligation to pay the applicable amount or part of the amount payable under clause 12.2 does not apply and if Alumina has received any such part of the payment due under clause 12.2 it must refund it within 5 Business Days of such final determination.

The parties must not make or cause or permit to be made any application to a Court, arbitral tribunal or the Takeovers Panel for or in relation to a determination referred to in this clause 12.9.

13	Representations and warranties

13.1	Alumina’s representations and warranties

Alumina represents and warrants to Alcoa (on its own behalf and separately as trustee or nominee for each of the Alcoa directors) that each of the following statements is true and correct in all material respects:

(a)	(status) it has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted;

(b)	(power) it has power to enter into this document, to comply with its obligations under it and exercise its rights under it in accordance with its terms;

(c)	(no contravention) the entry by it into, its compliance with its obligations and the exercise of its rights under, this document in accordance with its terms do not and will not conflict with:

(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded;

(ii)	any law binding on or applicable to it or its assets; or

(iii)	any material Encumbrance or material document binding on or applicable to it;

(d)	(authorisations) it has in full force and effect each authorisation necessary for it to enter into this document, to comply with its obligations and exercise its rights under it, and to allow them to be enforced in accordance with its terms;

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(e)	(validity of obligations) its obligations under this document are valid and binding and are enforceable against it in accordance with its terms;

(f)	(reliance) the Alumina Information contained in the Scheme Booklet and the Proxy Statement will be included in good faith and on the understanding that Alcoa and its directors will rely on that information for the purposes of considering and approving the Alcoa Information in the Scheme Booklet before it is despatched, approving the entry into the Deed Poll and implementing the Scheme, and preparing the Proxy Statement;

(g)	(Alumina Information) the Alumina Information provided in accordance with this document and included in the Scheme Booklet and the Proxy Statement, as at the date of the Scheme Booklet or the Proxy Statement (as applicable), will not contain any material statement which is misleading or deceptive nor contain any material omission having regard to applicable disclosure requirements and will comply in all material respects with the requirements of the Corporations Act, the ASX Listing Rules and all relevant regulatory guides and other guidelines and requirements of ASIC and in respect of the Alumina Information in the Proxy Statement, the Securities Act and the Exchange Act (as applicable);

(h)	(regulatory disclosure) since 1 January 2023, Alumina has complied in all material respects with the requirements of the Listing Rules, section 674 of the Corporations Act and any other applicable continuous disclosure laws, and is not relying on the carve-out in Listing Rule 3.1A to withhold any information from disclosure (other than the transaction contemplated by this document);

(i)	(information) as far as Alumina is aware having made all reasonable inquiries, all the information provided in writing to Alcoa by Alumina in connection with this document, as part of due diligence, has been prepared and provided in good faith and is true and accurate and not misleading (including by omission) in all material respects;

(j)	(compliance) so far as Alumina is aware, in the 12 months prior to the date of this document the Alumina Group has complied in all material respects with all material laws and regulations applicable to them and orders of governmental agencies having jurisdiction over it;

(k)	(provision of information to Independent Expert) all information provided by or on behalf of Alumina to the Independent Expert to enable the Independent Expert’s Report to be prepared and completed will be provided in good faith and on the understanding that the Independent Expert will rely upon that information for the purpose of preparing the Independent Expert’s Report;

(l)	(provision of information to Investigating Accountant) all information provided by or on behalf of Alumina to the Investigating Accountant to enable the Investigating Accountant’s Report to be prepared and completed will be provided in good faith and on the understanding that the Investigating Accountant will rely upon that information for the purpose of preparing the Investigating Accountant’s Report;

(m)	(no default) so far as Alumina is aware, as at the date of this document neither Alumina nor any of its Subsidiaries is in default under, or in breach of, any material document, agreement or instrument binding on it or its assets nor has anything occurred which is or would with the giving of notice or lapse of time constitute an event of default, prepayment event or similar event, or give another party a termination right or right to

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accelerate any right or obligation, under any such document or agreement with such an effect;

(n)	(securities) Part 1 of Schedule 1 accurately records the total number and details of Alumina’s issued securities as at the date of this document (including the Alumina Shares and Equity Incentives), and other than as Disclosed it has not issued or agreed to issue and is not under any actual or contingent obligation to issue, convert or cancel any other securities or instruments other than as listed in Part 1 of Schedule 1;

(o)	(no Encumbrances) there are no material Encumbrances over all or any of its assets;

(p)	(Insolvency event or regulatory action) no Alumina Group Member is Insolvent, and as at the date of this document Alumina has not received written notice of any regulatory action of any nature having been taken that would reasonably be likely to prevent or restrict its ability to fulfil its obligations under this document or the Scheme;

(q)	(no litigation) so far as Alumina is aware, as at the date of this document, no Alumina Group Member is:

(i)	a party to any material legal action, investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution or litigation;

(ii)	the subject of any material ruling, judgement, order, declaration or decree by any Regulatory Authority, and as far as Alumina is aware, there is no such material legal action, investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution or litigation, ruling, judgement, order, declaration or decree pending, threatened or anticipated, against any member of the Alumina Group;

(r)	(no shareholding in Alcoa) as at the date of this document neither Alumina nor any other member of the Alumina Group holds any shares or other securities in Alcoa or units of such shares or securities;

(s)	(provision of information) Alumina has provided to Alcoa all material information known to Alumina and each other Alumina Group Member (having made reasonable enquiries) regarding the Alumina Group and the businesses of the Alumina Group which is not already in the public domain and, as far as Alumina is aware, all such information has been prepared and provided in good faith and is true and accurate and not misleading (including by omission) in all material respects;

(t)	(Not Insolvent) No Alumina Group Member is Insolvent;

(u)	(employees) except as Disclosed to Alcoa, neither the execution of this document nor the implementation of the transaction contemplated by this document will (alone or in combination with one or more events or circumstances, including any termination of employment or service):

(i)	result in any compensation or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Alumina employee or service provider (except as provided by applicable law);

(ii)	increase or otherwise enhance any compensation or benefit otherwise payable to any such individual;

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(iii)	result in the acceleration of the time of payment, funding or vesting of any compensation or benefit under any Plans;

(iv)	result in the acceleration or forgiveness (in whole or in part) of any outstanding loan to any Alumina employee or service provider; or

(v)	require any contributions or payments to fund any obligations under any Plans;

(v)	(Indebtedness): as at the date of this agreement:

(i)	no member of the Alumina Group has incurred or agreed to incur any indebtedness material to the Alumina Group as a whole under any bank facility or other similar material arrangement providing financial accommodation of any description (excluding usual terms of trade with customers and suppliers and excluding hedges, swaps and similar arrangements and excluding any such indebtedness, arrangement or financial accommodation (irrespective of what form that accommodation takes) to or among members of the Alumina Group); and

(ii)	no event has occurred which would entitle any person to require the repayment of any material borrowings of the Alumina Group or require any material borrowings of the Alumina Group to be repaid before their due date for any reason;

(w)	(Taxes):

(i)	in the 12 months prior to the date of this document:

(A)	all income Tax Returns and all other material Tax Returns required to be filed by Alumina and its Subsidiaries, have been timely filed;

(B)	so far as Alumina is aware, all such Tax Returns are or will be true, complete and correct in all material respects;

(C)	all Taxes shown as due and payable on such Tax Returns, and all material amounts of Taxes (whether or not reflected on such Tax Returns) required to have been paid by Alumina and its Subsidiaries have been paid or appropriate reserves have been recorded in the financial statements of Alumina;

(ii)	neither Alumina nor any of its Subsidiaries:

(A)	is currently the subject of a material Tax audit or examination or other administrative or judicial proceeding arising therefrom, and to Alumina’s knowledge, no such audit, examination or proceeding is threatened or contemplated; or

(B)	has received from any taxing authority any written notice of a material proposed adjustment, deficiency or underpayment of Taxes which has not been satisfied by payment or been withdrawn;

(iii)	so far as Alumina is aware, Alumina and its Subsidiaries have duly and timely withheld all material amounts of Taxes required

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to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority;

(iv)	neither Alumina nor any of its Subsidiaries (A) is resident for Tax purposes in a jurisdiction outside of its jurisdiction of organization or incorporation, or (B) currently has, or has ever had, a permanent establishment or other taxable presence in any jurisdiction other than its jurisdiction of organization of incorporation; and

(v)	so far as Alumina is aware, Alumina is not and has not been a “controlled foreign corporation” within the meaning of section 957 of the Code.

(x)	(No Undisclosed Liabilities): so far as Alumina is aware as at the date of this document, no Alumina Group Member has any indebtedness or liabilities arising after 1 January 2024 required under generally accepted Australian accounting principles or IFRS to be reflected on a balance sheet or the notes thereto, other than those:

(i)	specifically reflected in, fully reserved against or otherwise described in the Alumina Reporting Documents or the notes thereto;

(ii)	incurred in the ordinary course of business consistent with past practice since such date; or

(iii)	incurred under this document; and

(y)	(Employee benefit plans) Alumina has made available to Alcoa a true and complete copy of each material written employee benefit plan, including any change in control, severance, transaction and sale bonus, of the Alumina Group (collectively, the Plans) and each such Plan has been maintained in compliance with its terms in all material respects and in compliance in all material respects with all applicable laws.

13.2	Alumina’s indemnity

Alumina indemnifies the Alcoa Indemnified Parties against all Losses incurred as a result of any of the representations and warranties in clause 13.1 not being true and correct.

13.3	Qualifications on Alumina’s representations, warranties and indemnities

The representations and warranties in clause 13.1 and the indemnity in clause 13.2 are each subject to matters that:

(a)	are required or permitted by this document or the Scheme or any transaction contemplated by either;

(b)	are known to an Alcoa Group Member in relation to the Scheme or in relation to AWAC, including AWAC’s assets, business and operations and the AWAC Entities as at the date of this document; or

(c)	have been Disclosed by Alumina.

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13.4	Alcoa’s representations and warranties

Alcoa represents and warrants to Alumina (on its own behalf and separately as trustee or nominee for each of the Alumina directors) that each of the following statements is true and correct in all material respects:

(a)	(status) it has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted;

(b)	(power) it has power to enter into this document, to comply with its obligations under it and exercise its rights under it in accordance with its terms;

(c)	(no contravention) subject to approval of the Alcoa Stockholder Resolution, the entry by it into, its compliance with its obligations and the exercise of its rights under, this document in accordance with its terms do not and will not conflict with:

(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded;

(ii)	any law binding on or applicable to it or its assets; or

(iii)	any material Encumbrance or material document binding on or applicable to it;

(d)	(authorisations) subject to approval of the Alcoa Stockholder Resolution, it has in full force and effect each authorisation necessary for it to enter into this document, to comply with its obligations and exercise its rights under it, and to allow them to be enforced in accordance with its terms;

(e)	(validity of obligations) its obligations under this document are valid and binding and are enforceable against it in accordance with its terms;

(f)	(reliance) the Alcoa Information provided to Alumina for inclusion in the Scheme Booklet will be provided in good faith and on the understanding that Alumina and its directors will rely on that information for the purposes of preparing the Scheme Booklet and proposing and implementing the Scheme in accordance with the Corporations Act;

(g)	(Alcoa Information) the Alcoa Information provided in accordance with this document and included in the Scheme Booklet and the Proxy Statement, as at the date of the Scheme Booklet or the Proxy Statement (as applicable), will not contain any material statement which is misleading or deceptive nor contain any material omission having regard to applicable disclosure requirements and will comply in all material respects with the requirements of the Corporations Act, the Securities Act, the Exchange Act, the ASX Listing Rules, the NYSE Listing Rules and all other relevant laws and regulations;

(h)	(SEC filings) since 1 January 2023, Alcoa has complied in all material respects with the material requirements of the Securities Act, the Exchange Act, the NYSE Listing Rules and any other applicable laws;

(i)	(information) as far as Alcoa is aware having made all reasonable inquiries, all the information provided in writing to Alumina by Alcoa in connection with this document, as part of due diligence, has been

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prepared and provided in good faith and is true and accurate and not misleading (including by omission) in all material respects;

(j)	(compliance) so far as Alcoa is aware, in the 12 months prior to the date of this document the Alcoa Group has complied in all material respects with all material laws and regulations applicable to them and orders of governmental agencies having jurisdiction over it;

(k)	(provision of information to Independent Expert) all information provided by or on behalf of Alcoa to the Independent Expert to enable the Independent Expert’s Report to be prepared and completed will be provided in good faith and on the understanding that the Independent Expert will rely upon that information for the purpose of preparing the Independent Expert’s Report;

(l)	(provision of information to Investigating Accountant) all information provided by or on behalf of Alcoa to the Investigating Accountant to enable the Investigating Accountant’s Report to be prepared and completed will be provided in good faith and on the understanding that the Investigating Accountant will rely upon that information for the purpose of preparing the Investigating Accountant’s Report;

(m)	(no default) so far as Alcoa is aware, as at the date of this document neither Alcoa nor any of its Subsidiaries is in default under, or in breach of, the Alcoa Existing Debt Facilities, nor has anything occurred which is or would with the giving of notice or lapse of time constitute an event of default, prepayment event or similar event, or give another party a termination right or right to accelerate any right or obligation, under the Alcoa Existing Debt Facilities or agreement with such an effect;

(n)	(securities) Part 2 of Schedule 1 accurately records the total number and details of Alcoa’s issued securities as at the date of this document, and other than as Disclosed it has not issued or agreed to issue and is not under any actual or contingent obligation to issue, convert or cancel any other securities or instruments other than as listed in Part 2 of Schedule 1;

(o)	(Insolvency event or regulatory action) no Alcoa Group Member is Insolvent, and as of the date of this document Alcoa has not received written notice of any regulatory action of any nature that would reasonably be likely to prevent or restrict its ability to fulfil its obligations under this document, the Deed Poll or the Scheme;

(p)	(no litigation) so far as Alcoa is aware, as at the date of this document, no Alcoa Group Member is:

(i)	a party to any legal action, investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution or litigation, in each case which is material to the Alcoa Group taken as a whole; or

(ii)	the subject of any ruling, judgement, order, declaration or decree by any Regulatory Authority, in each case which is material to the Alcoa Group taken as a whole, and as far as Alcoa is aware, there is no legal action, investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution, litigation, ruling, judgement, order, declaration or decree, in each case which is material to the Alcoa Group taken as a whole, pending, threatened or anticipated, against any member of the Alcoa Group;

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(q)	(dealings in Alumina securities) as at the date of this document, except as Disclosed by Alcoa to Alumina:

(i)	Alcoa and its Associates do not have a Relevant Interest in any Alumina Shares, and neither Alcoa nor any Associate of Alcoa has a Relevant Interest in, or a right to acquire, any Alumina Shares (whether issued or not or held by Alcoa or not); and

(ii)	Alcoa and each of its Associates have not entered into any agreement or arrangement that confers rights the economic effect of which is equivalent or substantially equivalent to holding, acquiring, or disposing of securities in Alumina or any of its Associates or of any assets of Alumina or any of its Associates (including cash-settled derivative contract, contracts for difference or other derivative contracts);

(r)	(New Alcoa Shares and New Alcoa CDIs) the New Alcoa Shares and New Alcoa CDIs will, upon issue under the Scheme:

(i)	be fully paid up;

(ii)	be free from any Encumbrance; and

(iii)	rank equally in all respects with all other Alcoa Shares then on issue;

(s)	(vote required) the approval at the Alcoa Stockholder Meeting of the Alcoa Stockholder Resolution by the affirmative vote of a majority of the Alcoa Shares present in person or represented by proxy at the Alcoa Stockholder Meeting and entitled to vote on the proposal to approve the issuance of New Alcoa Shares, including the New Alcoa Shares underlying the New Alcoa CDIs pursuant to the Scheme, is the only vote of the holders of any class or series of Alcoa’s capital stock necessary under applicable law, the NYSE Listing Rules and Alcoa’s organisational documents for Alcoa to implement the Scheme and the other transactions contemplated by this document;

(t)	(no other approvals) no Alcoa Group Member requires any material approval, consent, clearance, waiver, ruling, relief, exemption, declaration or authorisation from its shareholders or any Regulatory Authority in order to execute and perform this document, other than the Regulatory Approvals, approval of the Scheme by the Court, approval of the Alcoa Stockholder Resolution and the filing of any applications, filings and notices (as applicable) required in relation to the Regulatory Approvals, as contemplated by this document;

(u)	(no dealing with Alumina Shareholders) no Alcoa Group Member nor any of its Associates has any agreement, arrangement or understanding with any Alumina Shareholder under which that Alumina Shareholder (or an Associate of that Alumina Shareholder) would be entitled to receive consideration for their Alumina Shares different from the Scheme Consideration or under which the Alumina Shareholder agrees to vote in favour of the Scheme or against any Competing Transaction;

(v)	(no dealings with Alumina officers and employees) as at the date of this document, no Alcoa Group Member has any agreement, arrangement or understanding with any director, officer or employee of any Alumina Group Member relating in any way to the Scheme or the operation of the Alumina Group’s business after implementation of the Scheme;

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(w)	(provision of information) Alcoa has provided to Alumina all material information known to Alcoa and each other Alcoa Group Member (having made reasonable enquiries) regarding the Alcoa Group and the businesses of the Alcoa Group which is not already in the public domain and, as far as Alcoa is aware, all such information has been prepared and provided in good faith and is true and accurate and not misleading (including by omission) in all material respects;

(x)	(financial information and filings) the financial statements of the Alcoa Group included in Alcoa’s annual report on Form 10-K for the year ended 31 December 2023, including the related notes:

(i)	have been prepared in accordance with the requirements of the Securities Act, the Exchange Act and any other applicable laws and in accordance with US GAAP applied on a consistent basis during the periods involved; and

(ii)	present fairly, in all material respects, the consolidated financial position of the Alcoa Group and the consolidated results of operations and its cash flows (except as may be indicated in the notes to the applicable financial statements);

(y)	(No Undisclosed Liabilities): so far as Alcoa is aware at the date of this document, no Alcoa Group Member has any indebtedness or liabilities arising after 1 January 2024 required under generally accepted United States accounting principles or US GAAP to be reflected on a balance sheet or the notes thereto, other than those:

(i)	specifically reflected in, fully reserved against or otherwise described in the Alcoa Reporting Documents or the notes thereto;

(ii)	incurred in the ordinary course of business consistent with past practice since such date; or

(iii)	incurred under this document; and

(z)	(pensions and defined benefits) as at the date of this document there are no material unfunded liabilities of any Alcoa Group Member in relation to any employee retirement or benefit plan which have not been Disclosed.

13.5	Alcoa Bidder’s representations and warranties

Alcoa Bidder represents and warrants to Alumina (in its own right and separately as trustee or nominee for each of the other Alumina Indemnified Parties) that each of the following statements is true and correct in all material respects:

(a)	(status) it has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted;

(b)	(power) it has power to enter into this document, to comply with its obligations under it and exercise its rights under it in accordance with its terms;

(c)	(no contravention) the entry by it into, its compliance with its obligations and the exercise of its rights under, this document do not and will not conflict with:

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(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded;

(ii)	any law binding on or applicable to it or its assets; or

(iii)	any material Encumbrance or material document binding on or applicable to it;

(d)	(authorisations) it has in full force and effect each authorisation necessary for it to enter into this document, to comply with its obligations and exercise its rights under it, and to allow them to be enforced in accordance with its terms;

(e)	(validity of obligations) its obligations under this document are valid and binding and are enforceable against it in accordance with its terms; and

(f)	(Insolvency event or regulatory action) it is not Insolvent and it has not received written notice of any regulatory action of any nature been taken that would reasonably be likely to prevent or restrict its ability to fulfil its obligations under this document, the Scheme or the Deed Poll.

13.6	Alcoa’s indemnity

Alcoa indemnifies the Alumina Indemnified Parties against all Losses incurred as a result of any of the representations and warranties in clause 13.4 and clause 13.5 not being true and correct.

13.7	Qualifications on Alcoa’s and Alcoa's Bidders representations, warranties and indemnities

The representations and warranties in clause 13.4 and clause 13.5 and the indemnity in clause 13.6 are each subject to matters that:

(a)	are required or permitted by this document or the Scheme or any transaction contemplated by either;

(b)	are known to a Alumina in relation to the Scheme or in relation to AWAC, including AWAC's assets, business and operations and the AWAC Entities as at the date of this document; or

(c)	have been Disclosed by Alcoa.

13.8	Survival of representations and warranties

Each representation and warranty in clauses 13.1, 13.4 and 13.5:

(a)	is severable;

(b)	survives the termination of this document; and

(c)	is given with the intention that liability under it is not confined to breaches that are discovered before the date of termination of this document.

13.9	Survival of indemnities and reimbursement obligations

Any indemnity, reimbursement or similar obligation in this document (including those in clauses 13.2 and 13.6):

(a)	is severable;

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(b)	is a continuing obligation;

(c)	constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this document;

(d)	survives the termination of this document; and

(e)	is subject to clauses 11.8 and 12.8 (as applicable) and remains subject to those clauses (as applicable) following termination of this document.

13.10	Timing of representations and warranties

Each representation and warranty made or given under clauses 13.1, 13.4 and 13.5 is given:

(a)	at the date of this document;

(b)	at the date the Scheme Booklet is despatched to Alumina Shareholders; and

(c)	at 8:00am on the Second Court Date and at the Effective Date,

unless expressed to be given at a particular time, in which case it is given at that time.

13.11	Awareness

If a representation or warranty is given subject to awareness or knowledge, the awareness or knowledge of a party is limited to and deemed to only comprise the facts, matters and circumstances of which:

(a)	in the case of Alumina, Mike Ferraro, Galina Kraeva, Katherine Kloeden, Craig Evans and Liping Li; or

(b)	in the case of Alcoa or Alcoa Bidder, each of the persons listed on the “Executive Team” page of Alcoa’s website on the date of this document,

is actually aware as at the time the representation or warranty is given, having made reasonable enquiries.

13.12	No representation or reliance

(a)	Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this document, except for representations or inducements expressly set out in this document and (to the maximum extent permitted by law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this document, the circumstances surrounding the parties’ entry into it and the Scheme, are expressly excluded.

(b)	Each party acknowledges and confirms that it does not enter into this document in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this document.

13.13	Notice in relation to representations and warranties

If at any time prior to 8.00am on the Second Court Date, Alumina, Alcoa or Alcoa Bidder (as applicable) becomes aware that any of its respective representations

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and warranties in clause 13.1, 13.4 or 13.5 (as applicable) is not true and correct or is misleading or deceptive in any material respect (whether by omission or otherwise), or there is an event, occurrence, circumstance or matter which makes it reasonably likely that a representation or warranty will not be true and correct or will be misleading or deceptive in any material respect (whether by omission or otherwise), then it must promptly notify Alcoa, Alumina or Alcoa Bidder (as applicable) and provide reasonable details, including specifying the representation and warranty in question and the underlying event, occurrence, circumstance or matter which has caused the representation or warranty to not be true and correct.

14	Termination

14.1	Termination events

This document may be terminated:

(a)	(End Date) by Alumina or Alcoa, if the Scheme has not become Effective by the End Date (inclusive) (provided that the party purporting to terminate this document has complied in all material respects with its obligations in clauses 3.2, 3.3, 3.7 and 3.8 to the extent applicable);

(b)	(change of Alumina Board Member recommendation) by:

(i)	Alcoa at any time prior to 8.00am on the Second Court Date if:

(A)	any Alumina Board Member publicly adversely changes their recommendation to the Scheme Participants from the form in the public announcement contained in Annexure A, or otherwise makes a public statement indicating that they do not or no longer support the Scheme or support or endorse an Alumina Competing Transaction; or

(B)	any Independent Alumina Director or Alumina’s Managing Director and Chief Executive Officer does not state he or she intends to vote all of the Alumina Shares that he or she directly or indirectly owns or controls in favour of the Scheme at the Scheme Meeting, or withdraws or adversely modifies (including by attaching any qualifications to) an earlier statement that they intend to vote in favour of the Scheme at the Scheme Meeting;

(c)	(change of Alcoa Board Member recommendation) by Alumina if at any time prior to 8.00am on the Second Court Date any Alcoa Board Member publicly changes their recommendation to Alcoa Stockholders that they vote in favour of the Alcoa Stockholder Resolution, including any adverse modification to their recommendation, or otherwise makes a public statement indicating that they no longer support the Scheme or support or endorse an Alcoa Competing Transaction;

(d)	(Alumina Superior Proposal) by Alumina at any time prior to 8.00am on the Second Court Date if:

(i)	Alumina has received an Alumina Competing Transaction; and

(ii)	following discharge of Alumina’s obligations under clause 10.8 and 10.9, the Alumina Board has determined that the Alumina Competing Transaction constitutes an Alumina Superior

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Proposal and the Alumina Board has determined in good faith and acting reasonably having received advice from its external counsel specialising in corporate law, that by virtue of the fiduciary or statutory duties of the Alumina Board Members, Alumina is required to terminate this document as a result of the Alumina Superior Proposal;

(e)	(Alcoa Superior Proposal) by Alcoa at any time prior to 8.00am on the Second Court Date if:

(i)	Alcoa has received an Alcoa Superior Proposal; and

(ii)	the Alcoa Board has determined in good faith and acting reasonably having received advice from its external counsel specialising in corporate law, that by virtue of the fiduciary or statutory duties of the Alcoa Board Members, Alcoa is required to terminate this document as a result of the Alcoa Superior Proposal;

(f)	(material breach):

(i)	by Alumina at any time prior to 8.00am on the Second Court Date, if Alcoa or Alcoa Bidder is in material breach of a term of this document (including any Alcoa representation and warranty not being true and correct, where the failure of such Alcoa representations and warranties to be true and correct has or would reasonably be excepted to have individually or in the aggregate a materially adverse effect on the Alcoa Group as a whole), taken in the context of the Scheme as a whole, provided that Alumina has, if practicable, given notice to Alcoa setting out the relevant circumstances and the relevant circumstances continue to exist 10 Business Days (or any shorter period ending at 8.00am on the Second Court Date) after the time such notice is given; and

(ii)	by Alcoa at any time prior to 8.00am on the Second Court Date, if Alumina is in material breach of a term of this document (including any Alumina representation and warranty not being true and correct, where the failure of such Alumina representations and warranties to be true and correct has or would reasonably be excepted to have individually or in the aggregate a materially adverse effect on the Alumina Group as a whole), taken in the context of the Scheme as a whole, provided that Alcoa has, if practicable, given notice to Alumina setting out the relevant circumstances and the relevant circumstances continue to exist 10 Business Days (or any shorter period ending at 8.00am on the Second Court Date) after the time such notice is given;

(g)	(consultation or appeal failure) in accordance with and pursuant to:

(i)	clause 3.9(a);

(ii)	clause 3.9(b); or

(iii)	clause 6.9,

(provided that the party purporting to terminate this document has complied in all material respects with its obligations in clauses 3.2, 3.3, 3.4, 3.7 and 3.8 to the extent applicable); or

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(h)	(agreement) if agreed to in writing by Alcoa and Alumina.

14.2	Effect of public statements

(a)	Despite any other provision in this document, a statement by Alumina, the Alumina Board or any Alumina Board Member to the effect that:

(i)	Alumina has received an Alumina Competing Transaction;

(ii)	the Alumina Board is considering whether an Alumina Competing Transaction is an Alumina Superior Proposal;

(iii)	Alumina Shareholders should take no action pending the completion of the Alumina Board’s consideration of whether an Alumina Competing Transaction is an Alumina Superior Proposal;

(iv)	the Alumina Board has determined that an Alumina Competing Transaction is or may be an Alumina Superior Proposal and has commenced the matching right process set out in clause 10.8; or

(v)	Alumina Shareholders should take no action pending the completion of the matching right process set out in clause 10.8,

does not of itself:

(vi)	constitute a change, withdrawal, modification or qualification of the recommendation by any Alumina Board Member or an endorsement of an Alumina Competing Transaction;

(vii)	contravene this document;

(viii)	give rise to an obligation to pay the Break Fee under clause 11.2(b); or

(ix)	give rise to a termination right under clause 14.1(b).

(b)	Despite any other provision in this document, a statement by Alcoa, the Alcoa Board or any Alcoa Board Member to the effect that:

(i)	Alcoa has received an Alcoa Competing Transaction;

(ii)	the Alcoa Board is considering whether an Alcoa Competing Transaction is an Alcoa Superior Proposal;

(iii)	the Alcoa Board has determined that an Alcoa Competing Transaction is or may be an Alcoa Superior Proposal; or

(iv)	Alcoa Stockholders should take no action pending the completion of the Alcoa Board’s consideration of whether an Alcoa Competing Transaction is an Alcoa Superior Proposal,

does not of itself:

(v)	constitute a change, withdrawal, modification or qualification of the recommendation by any Alcoa Board Member or an endorsement of an Alcoa Competing Transaction;

(vi)	contravene this document;

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(vii)	give rise to an obligation to pay the Reverse Break Fee under clause 12.2(c); or

(viii)	give rise to a termination right under clause 14.1(c).

14.3	Termination

Where a party has a right to terminate this document, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other parties stating that it terminates this document.

14.4	No other termination

No party may terminate or rescind this document, except as permitted under clause 14.1.

14.5	Effect of Termination

If this document is terminated by a party in accordance with this clause 14, then in either case all further obligations of the parties under this document, other than the obligations set out in this clause and in clauses 8.1, 8.2, 8.3, 8.4, 9.6, 11, 12, 13.3, 13.7 to 13.12 and 15 to 22 (inclusive) will immediately cease to be of further force and effect without further liability of any party to the other, provided that nothing in this clause 14 releases any party from liability for any pre-termination breach of this document.

14.6	Damages

In addition to the right of termination under clause 14.1 where there is no appropriate remedy for the breach in this document (other than termination), the non-defaulting party is entitled to damages for Losses suffered by it and expenses incurred by it as a result of the breach of the terms of this document, subject to clauses 11.8 and 12.8 (as appropriate).

15	Public announcements

15.1	Public announcement of Scheme

Immediately after signing this document (and in any case within 24 hours), Alumina and Alcoa must issue a public announcement of the proposed Scheme in the forms contained in Annexure A.

15.2	Required disclosure

Subject to clause 15.3(b), where a party is required by law or the Listing Rules to make any public announcement or make any disclosure in connection with the Scheme or the transactions contemplated by this document, it must use all reasonable endeavours, to the extent possible in the circumstances, to consult with Alcoa or Alumina (as applicable), including by providing Alcoa or Alumina (as applicable) a draft of the public announcement or disclosure and an opportunity to review and, in good faith, consider any comments provided by Alcoa or Alumina (as applicable) in a timely manner, prior to making the relevant disclosure.

15.3	Other announcements

(a)	Subject to clauses 15.1, 15.2 and 15.3(b), no party may make any public announcement or disclosure (Announcement) in connection with the

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Scheme (including disclosure to a Regulatory Authority, other than in relation to a Regulatory Approval) other than:

(i)	in a form approved by Alcoa or Alumina (as applicable) (acting reasonably and without delay); or

(ii)	without limiting any other provision of this document, where the board of the relevant party determines (acting reasonably and in good faith) that an Announcement is necessary to satisfy the relevant board’s fiduciary or statutory duties, or to ensure an informed market for securities for the relevant company, in which case it must use all reasonable endeavours, to the extent possible in the circumstances, to consult with Alcoa or Alumina (as applicable), including by providing Alcoa or Alumina (as applicable) a draft of the Announcement and an opportunity to review and, in good faith, consider any comments provided by the other party in a timely manner, prior to making the relevant Announcement.

(b)	Clauses 15.2 and 15.3(a)(ii) do not apply to an Announcement made in connection with:

(i)	a Competing Transaction, except to the extent that such announcement or disclosure could be reasonably deemed to be a solicitation of Alcoa Stockholders in connection with the Scheme;

(ii)	an Alcoa Board Member or Alumina Board Member (as applicable) withdrawing or changing their recommendation in accordance with clause 7.1 or 7.2 (as applicable);

(iii)	any dispute between the parties regarding this document, the Scheme or other transaction contemplated by this document; or

(iv)	the termination of this document in accordance with its terms.

15.4	Confidential Information

To the extent any public announcement or disclosure in connection with the Scheme under this clause 15 contains any Confidential Information, the terms of the Confidentiality Agreement will apply.

16	Confidential Information

(a)	Each of Alumina and Alcoa acknowledges and agrees that it continues to be bound by the Confidentiality Agreement in respect of all information received by it from Alcoa or Alumina (as applicable) on, before or after the date of this document.

(b)	For the avoidance of doubt, the rights and obligations of Alcoa and Alumina under the Confidentiality Agreement survive termination of this document.

(c)	Alcoa Bidder agrees to comply with the terms of the Confidentiality Agreement in relation to the Confidential Information as if it were a party to the Confidentiality Agreement.

(d)	To the extent of any inconsistency between the Confidentiality Agreement and this document, this document prevails.

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17	Notices and other communications

17.1	Form

Unless this document expressly states otherwise, all notices, demands, certificates, consents, approvals, waivers and other communications in connection with this document must be:

(a)	in writing and in English;

(b)	signed by the sender (if an individual) or an Authorised Officer of the sender;

(c)	other than email communications, be marked for the attention of the person referred to in the Details (or, if the recipient has notified otherwise, then marked for attention in the way last notified);

(d)	be copied to (which will not constitute notice), in the case of Alcoa and Alcoa Bidder to:

Ashurst

Level 16, South Tower, 80 Collins Street

Melbourne VIC 3000, Australia

Attention: Kylie Lane and Susannah Macknay

Email: kylie.lane@ashurst.com and susannah.macknay@ashurst.com

(e)	be copied to (which will not constitute notice), in the case of Alumina to:

King & Wood Mallesons

Level 27, Collins Arch, 447 Collins Street

Melbourne VIC 3000, Australia

Attention: Will Heath and Stephen Minns

Email: will.heath@au.kwm.com and stephen.minns@au.kwm.com; and

(f)	in the case of email communications, must state the first and last name of the sender and are taken to be signed by the named sender.

17.2	Delivery

Communications must be:

(a)	left at the address referred to in the Details for the relevant party, except for in the case of Alcoa Bidder, left at the address referred to in the Details for Alcoa; or

(b)	sent by email to the address referred to in the Details for the relevant party.

However, if the intended recipient has notified a change to its contact details, then communications must be sent to the changed contact details.

17.3	When effective

Communications take effect from the time they are received or taken to be received under clause 17.4 (whichever happens first) unless a later time is specified in the communication.

17.4	When taken to be received

Communications are taken to be received:

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(a)	if delivered by hand in accordance with clause 17.2(a), when delivered to the relevant address;

(b)	if sent by email in accordance with 17.2(b):

(i)	when the sender receives an automated message confirming delivery; or

(ii)	4 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that delivery failed,

whichever happens first.

17.5	Receipt outside business hours

Despite anything else in this clause 17, if communications are received or taken to be received under clause 17.4 (“When taken to be received”) after 5.00pm on a Business Day or Pittsburgh Business Day (as applicable) or on a non-Business Day or non-Pittsburgh Business Day (as applicable), they are taken to be received at 9.00am on the next Business Day or Pittsburgh Business Day (as applicable).

18	GST

18.1	Definitions and interpretation

For the purposes of this clause 18:

(a)	a term which has a defined meaning in the GST Act has the same meaning when used in this clause 18, unless the contrary intention appears; and

(b)	each periodic or progressive component of a supply to which section 156-5(1) of the GST Act applies will be treated as if it were a separate supply.

18.2	GST exclusive

Unless this document expressly states otherwise, all consideration to be provided under this document is exclusive of GST.

18.3	Payment of GST

(a)	If GST is payable, or notionally payable, on a supply in connection with this document, the party providing the consideration for the supply agrees to pay to the supplier an additional amount equal to the amount of GST payable on that supply (GST Amount).

(b)	Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time as the GST-exclusive consideration for the supply, or the first part of the GST-exclusive consideration for the supply (as the case may be), is payable or is to be provided.

(c)	This clause 18.3 does not apply to the extent that the consideration for the supply is expressly stated to include GST or the supply is subject to a reverse-charge.

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18.4	Adjustment events

If an adjustment event arises for a supply made in connection with this document, the GST Amount must be recalculated to reflect that adjustment. The supplier or the recipient (as the case may be) agrees to make any payments necessary to reflect the adjustment and the supplier agrees to issue an adjustment note.

18.5	Reimbursements

Any payment, indemnity, reimbursement or similar obligation that is required to be made in connection with this document which is calculated by reference to an amount paid by another party must be reduced by the amount of any input tax credits which the other party (or the representative member of any GST group of which the other party is a member) is entitled. If the reduced payment is consideration for a taxable supply, clause 18.3 will apply to the reduced payment.

19	Costs

19.1	Defined terms

In this clause 19, Costs includes costs, charges and expenses, including those incurred in connection with advisers and any legal costs but does not include any costs that are expressed to be joint under this document.

19.2	Costs

The parties agree to pay their own Costs in connection with the preparation, negotiation, execution and completion of this document, except for as otherwise provided in this document, including amounts covered by clause 19.3.

19.3	Stamp duty and registration fees

Alcoa and Alcoa Bidder jointly and severally:

(a)	agree to pay or reimburse all stamp duty, registration fees and similar taxes payable or assessed as being payable in connection with this document or any other transaction contemplated by this document (including any fees, fines, penalties and interest in connection with any of those amounts); and

(b)	indemnify Alumina against, and agrees to reimburse and compensate it for, any liability in respect of stamp duty under clause 19.3(a).

Alcoa and Alcoa Bidder agree to pay amounts due to Alumina under this clause 19.3 within 3 Pittsburgh Business Days of demand from Alumina.

20	Withholding tax

(a)	If Alcoa or Alcoa Bidder is required under Subdivision 14-D of Schedule 1 of the TAA (Subdivision 14-D) or any other Tax Law, to withhold and pay any amount to the Commissioner of Taxation or any other Regulatory Authority in respect of the acquisition of Alumina Shares from certain Alumina Shareholders, Alcoa and Alcoa Bidder are permitted to deduct the relevant amount from the payment of the Scheme Consideration to those Alumina Shareholders, and remit such amount to the Commissioner of Taxation or such other Regulatory Authority. The aggregate sum payable to the Alumina Shareholders must not be increased to reflect the deduction and the net aggregate sum payable to

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those Alumina Shareholders will be taken to be in full and final satisfaction of the amounts owing to the Alumina Shareholders.

(b)	Alcoa and Alcoa Bidder acknowledge and agree that it will not pay any amounts to the Commissioner of Taxation under Subdivision 14-D with respect to an Alumina Shareholder where it receives an entity declaration from the Alumina Shareholder prior to the Implementation Date, where:

(i)	the entity declaration is made in accordance with the requirements in section 14-225 of Subdivision 14-D and covers the Implementation Date (Entity Declaration); and

(ii)	Alcoa and Alcoa Bidder does not know the Entity Declaration to be false.

(c)	Alumina agrees that Alcoa and Alcoa Bidder may approach the ATO or any other Taxing Authority to obtain clarification as to the application of Subdivision 14-D or other withholding obligations to the Scheme and will provide all information and assistance that Alcoa reasonably requires in making any such approach. Alcoa agrees:

(i)	to provide Alumina a reasonable opportunity to review the form and content of all materials to be provided to the ATO or other Taxing Authority, and must incorporate Alumina’s reasonable comments on those materials, and more generally to take into account Alumina’s comments in relation to Alcoa’s or Alcoa Bidder’s engagement with the ATO or other Taxing Authority, and provide Alumina a reasonable opportunity to participate in any discussions and correspondence between Alcoa or Alcoa Bidder and the ATO or other Taxing Authority in connection with the application of Subdivision 14-D or other withholding obligation to the Scheme; and

(ii)	not to contact any Alumina Shareholders in connection with the application of Subdivision 14-D or other withholding obligation to the Scheme without Alumina’s prior written consent.

21	General

21.1	Variation and waiver

A provision of this document, or right, power or remedy created under it, may not be varied or waived except in writing signed by the party to be bound.

21.2	Consents, approvals or waivers

By giving any approval, consent or waiver, a party does not give any representation or warranty as to any circumstance in connection with the subject matter of the consent, approval or waiver.

21.3	Discretion in exercising rights

Unless this document expressly states otherwise, a party may exercise a right, power or remedy or give or refuse its consent, approval or a waiver in connection with this document in its absolute discretion (including by imposing conditions).

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21.4	Partial exercising of rights

Unless this document expressly states otherwise, if a party does not exercise a right, power or remedy in connection with this document fully or at a given time, they may still exercise it later.

21.5	Conflict of interest

Each party may exercise their rights, powers and remedies in connection with this document even if this involves a conflict of duty or they have a personal interest in their exercise.

21.6	Remedies cumulative

(a)	Except as expressly provided in this document, including in clauses 11.8 and 12.8, and as permitted by law, the rights, powers and remedies in connection with this document are in addition to other rights, powers and remedies given by law independently of this document.

(b)	Subject to clauses 11.8 and 12.8, each party acknowledges that the remedy of damages may be inadequate if a party breaches this document (including failing to take such actions as are required to implement the Scheme under this document) and that either party is entitled to seek and obtain, without limitation, injunctive relief or specific performance if either party breaches (including failing to take such actions as are required to implement the Scheme), or threatens to breach this document.

(c)	If a party makes any claim contemplated by clause 21.6(b) (other than to specifically enforce any clause that expressly survives the termination of this document), the End Date will be automatically extended to:

(i)	the day that is 40 Business Days after the claim is resolved or determined; or

(ii)	such other period ordered by a court with competent jurisdiction in respect of the claim.

21.7	Inconsistent law

To the extent the law permits, this document prevails to the extent it is inconsistent with any law.

21.8	Supervening law

Any present or future law which operates to vary the obligations of a party in connection with this document with the result another party’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

21.9	Counterparts

This document may consist of a number of copies, each signed by one or more parties to it. If so, the signed copies are treated as making up a single document and the date on which the last counterpart is executed is the date of this document.

© King & Wood Mallesons	Scheme Implementation Deed	88

21.10	Entire agreement

Subject to clause 9.3(b), this document constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

21.11	Further steps

Each party agrees to do anything (such as obtaining consents, signing and producing documents, producing receipts and getting documents completed and signed), which Alcoa or Alumina (as applicable) asks and considers necessary to:

(a)	bind the party and any other person intended to be bound under this document; or

(b)	show whether the party is complying with this document.

21.12	No liability for loss

Unless this document expressly states otherwise, a party is not liable for any loss, liability or costs arising in connection with the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right, power or remedy in connection with this document.

21.13	Severability

If the whole or any part of a provision of this document is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this document has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause 21.13 has no effect if the severance alters the basic nature of this document or is contrary to public policy.

21.14	Rules of construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this document or any part of it.

21.15	Assignment

A party may not assign or otherwise deal with its rights under this document or allow any interest in them to arise or be varied without the consent of Alcoa or Alumina (as applicable).

21.16	Enforceability

For the purpose of this document:

(a)	Alumina is taken to be acting as agent and trustee on behalf of and for the benefit of all Alumina Indemnified Parties; and

(b)	Alcoa is taken to be acting as agent and trustee on behalf of and for the benefit of all Alcoa Indemnified Parties,

and all of those persons are to this extent taken to be parties to this document.

© King & Wood Mallesons	Scheme Implementation Deed	89

21.17	No representation or reliance

Each party acknowledges that:

(a)	no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this document, except for representations or inducements expressly set out in this document;

(b)	it does not enter into this document in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this document; and

(c)	clauses 21.17(a) and 21.17(b) above do not prejudice any rights a party may have in relation to information which had been filed by the other party with ASIC, ASX or the NYSE (as applicable).

22	Governing law

22.1	Governing law and jurisdiction

(a)	The law in force in Victoria, Australia governs this document.

(b)	Each party irrevocably:

(i)	submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Victoria, Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this document; and

(ii)	waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

(c)	Each party agrees that a final judgment in any legal proceedings in a court exercising jurisdiction in Victoria, Australia will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

22.2	Serving documents

Without preventing any other method of service, any document in an action in connection with this document may be served on a party by being delivered or left at that party’s address for service of notices under clause 17.2 or with its process agent.

22.3	Appointment of process agent

Without preventing any method of service allowed under any relevant law, Alcoa and Alcoa Bidder:

(a)	irrevocably appoint Ashurst as its process agent to receive any document in an action in connection with this document;

(b)	agree that any document may be served on Alcoa or Alcoa Bidder by being delivered to or left for Alcoa or Alcoa Bidder at the following address:

Ashurst

Level 16, South Tower, 80 Collins Street

© King & Wood Mallesons	Scheme Implementation Deed	90

Melbourne VIC 3000, Australia; and

(c)	agree that failure by a process agent to notify Alcoa or Alcoa Bidder of any document in an action in connection with this document does not invalidate the action concerned.

If for any reason Ashurst ceases to be able to act as process agent, Alcoa and Alcoa Bidder must:

(d)	appoint another person as its process agent in the Victoria, Australia and ensure that the replacement process agent accepts its appointment and confirms its appointment to Alcoa and Alcoa Bidder;

(e)	deliver to Alumina within 2 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this document; and

(f)	inform Alumina in writing of any change in the address of its process agent within 2 Business Days of the change.

EXECUTED as a deed

© King & Wood Mallesons	Scheme Implementation Deed	91

Scheme Implementation Deed

Schedule	1 Capital structure

1             Alumina capital structure

Security	Total number on issue
Fully paid ordinary shares	2,901,681,417
ESP Entitlements	3,057,645
Conditional Rights	1,078,577

2             Alcoa capital structure

Security	Total number on issue
Basic Shares Outstanding – as of 8 March 2024	179,558,990
Share settled RSUs - as of 8 March 2024	2,191,177
Share settled performance based RSUs - as of 21 February 2024	0
2016 options - as of 31 January 2024 (net settled using TSM)	15,221
2019 options – as of 31 January 2024 (net settled using TSM)	1,085
2020 options - as of 31 January 2024 (net settled using TSM)	25,358
© King & Wood Mallesons	Scheme Implementation Deed	92

Scheme Implementation Deed

Signing page

DATED: 12 March 2024

SIGNED, SEALED AND DELIVERED by Alumina Limited in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Michael Ferraro	/s/ Katherine Kloeden
Signature of director	Signature of director/company secretary

MICHAEL FERRARO	KATHERINE KLOEDEN
Name of director (block letters)	Name of director/company secretary (block letters)

© King & Wood Mallesons	Scheme Implementation Deed

SIGNED, SEALED AND DELIVERED by Alcoa Corporation by its authorised representative:

/s/ Susannah Macknay	/s/ Andrew Hastings
Signature of witness	Signature of authorised signatory

SUSANNAH MACKNAY	ANDREW HASTINGS
Name of witness	Name of authorised signatory
© King & Wood Mallesons	Scheme Implementation Deed

SIGNED, SEALED AND DELIVERED by AAC INVESTMENTS AUSTRALIA 2 PTY LTD in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Mathew Shane Zauner

Signature of director (who states that they are the sole director of the company and the company does not have a company secretary)

MATHEW SHANE ZAUNER

Name of director (block letters)

© King & Wood Mallesons	Scheme Implementation Deed

Scheme Implementation Deed

Annexure A    Public announcements

(Alumina) ASX Announcement	12 March 2024

Alumina enters into binding Scheme Implementation Deed with Alcoa

Alumina Limited (“Alumina”) announces that it has entered into a Scheme Implementation Deed (“SID”) with Alcoa Corporation (“Alcoa”) in relation to a proposal for Alcoa to acquire 100% of the fully paid ordinary shares in Alumina by way of a scheme of arrangement (“the Transaction”).

Under the terms of the SID, eligible Alumina shareholders will be entitled to receive 0.02854 shares of Alcoa common stock (in the form of ASX-listed Alcoa CHESS Depositary Interests (CDIs)) for each Alumina share held. This exchange ratio implies a 19.5% premium to the average exchange ratio over the last 12 months1.

On implementation of the Transaction, Alumina shareholders on the record date will own approximately 31.6% of the combined group, and existing Alcoa shareholders will own approximately 68.4%.2

Alcoa has agreed to establish a foreign exempt listing on the Australian Securities Exchange (ASX), which would enable Alumina shareholders to trade shares of Alcoa common stock via CDIs on the ASX, in the same way they would normally trade ASX-listed Alumina shares.

Alcoa has agreed to appoint two existing Alumina directors who are Australian residents or citizens to the Alcoa board of directors, on implementation of the Transaction.3

Board Recommendation

The Independent Non-executive Directors and Managing Director and CEO of Alumina recommend that Alumina shareholders vote in favour of the Transaction, in the absence of a superior proposal for Alumina and subject to the independent expert concluding (and continuing to conclude) that the Transaction is in the best interests of Alumina shareholders.4

Additionally, the Independent Non-executive Directors of Alumina, and the Managing Director and CEO of Alumina, intend to vote all shares in Alumina which they hold or control in favour of the Transaction at the scheme meeting, in the absence of a superior proposal for Alumina and subject to the independent expert concluding (and continuing to conclude) that the Transaction is in the best interests of Alumina shareholders.

1  Based on the daily closing prices of Alumina and Alcoa and the daily prevailing AUD/USD foreign exchange rate, over the period of 12 months prior to the announcement of the proposed transaction to the ASX on 26 February 2024.

2 Based on the current shares on issue of 2,901,681,417 for Alumina and 179,558,990 for Alcoa. On a fully diluted share basis, including stock options, stock units, conditional and performance rights, Alumina shareholders would own 31.25% of the merged entity.

3 The identity of the individuals will be mutually agreed by Alcoa and Alumina and their appointment is subject to customary questionnaires and background checks.

4 The Non-independent Non-executive Director of Alumina abstains from making a recommendation.

Benefits of combining with Alcoa

The Transaction is expected to provide a number of benefits to Alumina shareholders, including the following:

•	Unifies the ownership of Alcoa World Alumina and Chemicals (“AWAC’). The Transaction represents a logical combination which simplifies the corporate structure and aligns the interests of the two AWAC joint venture partners. If the Transaction is implemented, Alumina shareholders will exchange their interest in a minority non-operating joint venture partner for a direct interest in the operating entity.

•	Exposure to a leading global pure play upstream aluminium company with a geographically diversified portfolio across bauxite, alumina and aluminium. Alumina shareholders will benefit from increased exposure to aluminium, a key product for energy transition and decarbonisation, while maintaining significant exposure to AWAC.

•	Enhanced capital structure. The Transaction will eliminate the capital structure inefficiencies embedded in the current joint venture structure, with AWAC’s balance sheet being largely ungeared historically. The Transaction will enable more efficient funding, resulting in potential financial synergies which will be shared by Alumina shareholders as investors in the combined group.

•	Better platform for the future. The combined entity is expected to have increased financial flexibility and greater strategic optionality through access to a larger and stronger balance sheet.

Alumina Chairman, Peter Day, said: “We believe the time is right to combine our two companies. The combined entity will have a larger and stronger balance sheet, and be better able to fund the current portfolio restructuring actions in AWAC, as well as realising potential growth options in the medium to longer term. Alumina shareholders will participate in a leading global pure play upstream aluminium company, with a low carbon smelting portfolio.”

Key conditions and terms

Alumina and Alcoa have entered into the binding SID, which contains the terms on which Alumina and Alcoa agree to implement the Transaction.

In summary, key conditions for implementation of the Transaction include:

•	Alumina shareholder approval in respect of the scheme of arrangement;

•	Alcoa stockholder approval authorising the issuance of Alcoa shares as consideration under the scheme of arrangement;

•	regulatory approvals and confirmations from Australia’s Foreign Investment Review Board, the Australian Competition and Consumer Commission, and the Brazilian Administrative Council for Economic Defense;

•	approval of the Federal Court of Australia;

•	the independent expert concluding (and continuing to conclude) that the Transaction is in the best interests of Alumina shareholders;

•	receipt of confirmation of an ATO class ruling for scrip-for-scrip roll over relief; and

•	other customary conditions.

The SID is subject to customary deal protections for both Alcoa and Alumina, including no shop, no talk, no due diligence and notification obligations. Alumina is also bound by other customary provisions, including a matching right for Alcoa in the event of a competing proposal for Alumina.

The SID includes certain circumstances in which a break fee of US$22 million would be payable to Alcoa, or a reverse break fee of up to US$50 million would be payable to Alumina.

Full details of the terms and conditions of the Transaction are set out in the SID, a copy of which is set out in Annexure A.

Indicative Timetable and Next Steps

Alumina shareholders do not need to take any action at this stage.

As outlined above, the Transaction is subject to a number of conditions, including approval of Alumina shareholders at a scheme meeting which is targeted to be held in 3Q 2024.

Alumina will send a scheme booklet containing an explanatory statement and notice of meeting to Alumina shareholders in due course. The scheme booklet will contain information in relation to the Transaction and an independent expert’s report on whether the Transaction is in the best interests of Alumina shareholders

If the Transaction is approved by Alumina shareholders and the other conditions precedent are satisfied or waived, the Scheme is expected to be implemented by 3Q 20245.

Further Information

If you require any further information, please visit Alumina’s website at www.aluminalimited.com/alcoa-offer for further information on the Transaction.

Advisers

Flagstaff Partners and BofA Securities are acting as Alumina’s financial advisers and King & Wood Mallesons as Australian legal adviser and Sullivan & Cromwell as US legal adviser to Alumina in connection with the Transaction.

Authorised by the Alumina Board

For investor enquiries: Craig Evans General Manager – Strategy & Investor Relations IR@aluminalimited.com	For media enquiries: Tim Duncan Hinton and Associates Mobile: +61 408 441 122

5 This timing of implementation is indicative and may be subject to change due to a range of factors, including (but not limited to) the expected timing of necessary regulatory approvals.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

Forward-looking statements

Neither Alumina Limited nor any other person warrants or guarantees the future performance of Alumina Limited or any return on any investment made in Alumina Limited securities. This document may contain certain forward-looking statements, including forward looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995.

All statements other than statements of historical fact in this communication or referred to or incorporated by reference into this communication are “forward-looking statements”. The words “anticipate”, “aim”, “believe”, “expect”, “project”, “estimate”, “forecast”, “intend”, “likely”, “should”, “could”, “will”, “may”, “target”, "plan” and other similar expressions (including indications of "objectives") are intended to identify forward-looking statements. Indications of, and guidance on, future financial position and performance and distributions, statements regarding Alumina Limited's future developments and the market outlook, and statements regarding the future process for the Transaction, are also forward-looking statements.

Any forward-looking statements contained in this document are not guarantees of future performance. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of Alumina Limited and its directors, officers, employees and agents that may cause actual results to differ materially from those expressed or implied in such statements. Those risks, uncertainties and other factors include (without limitation): (a) material adverse changes in global economic conditions, alumina or aluminium industry conditions or the markets served by AWAC; (b) changes in production or development costs, production levels or sales agreements; (c) changes in laws, regulations, policies or regulatory decision making; (d) changes in alumina or aluminium prices or currency exchange rates; (e) Alumina Limited does not hold a majority interest in AWAC and decisions made by majority vote may not be in the best interests of Alumina Limited; and (f) the other risk factors summarised in Alumina Limited’s Annual Report 2022. In addition, with respect to the Transaction, relevant factors may include, among others: (1) the risk that the Transaction may not be completed in a timely manner or at all, (2) the failure to receive, on a timely basis or otherwise, the required approvals of the Transaction by Alcoa stockholders or Alumina shareholders or the required approval of the scheme of arrangement by the Australian court, (3) the possibility that any or all of the various conditions to the consummation of the Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals), (4) the possibility that competing offers or acquisition proposals for Alumina or Alcoa will be made, (5) the occurrence of any event, change or other circumstance that could give rise to the termination of the SID, including in circumstances which would require Alcoa to pay a termination fee, (6) the effect of the announcement or pendency of the Transaction on Alumina’s operating results and business generally, (7) risks related to diverting management’s attention from Alumina’s ongoing business operations, (8) the risk of litigation in connection with the Transaction, including resulting expense or delay, and (9) those risks discussed in the documents that Alumina files with the ASX.

Readers should not place undue reliance on forward-looking statements. Forward-looking statements are based on management’s current expectations and reflect Alumina’s good faith assumptions, judgements, estimates and other information available as at the date of this communication. Except as required by law, Alumina Limited disclaims any responsibility to update or revise any forward- looking statements to reflect any new information or any change in the events, conditions or circumstances on which a statement is based or to which it relates.

© King & Wood Mallesons	Scheme Implementation Deed

(Alcoa)

Press Release of Alcoa Corporation, dated March 11, 2024

Investor Contact:	Media Contact:
James Dwyer	Jim Beck
James.Dwyer@alcoa.com	James.Beck@alcoa.com

Alcoa Enters into Binding Agreement to Acquire Alumina Limited

Alcoa enters into Scheme Implementation Deed with Alumina Limited on terms consistent with previously agreed and announced Process Deed

Both Alcoa and Alumina Limited Boards of Directors recommend that its shareholders vote in favor of the transaction

Expected to result in long-term value creation for both companies’ shareholders

PITTSBURGH – March 11, 2024 – Alcoa (NYSE: AA or “Alcoa”) today announced that it has entered into a binding Scheme Implementation Deed (the “Agreement”) with Alumina Limited (ASX: AWC), under which Alcoa will acquire Alumina Limited in an all-scrip, or all-stock, transaction. The Agreement terms are consistent with the previously agreed and announced transaction process deed (“Process Deed”).

Consistent with the Process Deed, the Alumina Limited Board of Directors has recommended that Alumina Limited shareholders vote in favor of the Agreement in the absence of a superior proposal and subject to an independent expert concluding (and continuing to conclude) that the transaction is in the best interests of Alumina Limited shareholders. The Independent Directors of Alumina Limited, and its Managing Director and Chief Executive Officer intend to vote all shares of Alumina Limited held or controlled by them in favor of the Agreement.

“Entering into the Scheme Implementation Deed to acquire Alumina Limited is a milestone on our path to deliver value for both Alcoa and Alumina shareholders,” said William F. Oplinger, Alcoa’s President and CEO. “This transaction provides enhanced opportunities for value creation, including strengthening Alcoa’s position as one of the world’s largest bauxite and alumina producers and providing Alumina Limited shareholders the opportunity to participate in a stronger, better-capitalized combined company with upside potential. We look forward to building on Alcoa’s success and continuing to execute our long-term strategy.”

Agreement Details

The terms of the Agreement are consistent with the Process Deed. Accordingly, under the Agreement, Alumina Limited shareholders would receive consideration of 0.02854 Alcoa shares for each Alumina Limited share (the “Agreed Ratio”). Upon completion of the transaction, Alumina Limited shareholders would own 31.25 percent, and Alcoa shareholders would own 68.75 percent of the combined company.1

Based on Alcoa’s closing share price as of February 23, 2024, the last trading day prior to the announcement of the Process Deed, the Agreed Ratio implies a value of A$1.15 per Alumina Limited share and an equity value of approximately $2.2 billion for Alumina Limited. 2

As part of the Agreement, interests in Alcoa shares would be delivered in the form of CHESS Depositary Interests (“CDIs”) that represent a unit of beneficial ownership in a share of Alcoa common stock 3, which would allow Alumina Limited shareholders to trade Alcoa common stock via CDIs on the Australian Stock Exchange (“ASX”). In order to allow the trading of Alcoa CDIs, Alcoa will apply to establish a secondary listing on the Australian Securities Exchange. Alcoa has committed to maintain the CDI listing for at least 10 years.

1 Based on fully diluted shares outstanding for Alcoa and Alumina Limited as of February 23, 2024.

2 Based on the prevailing AUD / USD exchange rate of 0.656 as of February 23, 2024.

3 Each Clearing House Electronic Sub-register System Depositary Interest represents a unit of beneficial ownership in a share of Alcoa common stock.

In addition, two new mutually agreed upon Australian directors from Alumina Limited’s Board would be appointed to Alcoa’s Board of Directors upon closing of the transaction.

Under the terms of the Agreement and at Alumina's request, Alcoa has agreed to provide short-term liquidity support to Alumina Limited to fund equity calls made by the AWAC joint venture if Alumina Limited’s net debt position exceeds $420 million. Based on AWAC's current 2024 cashflow forecast, Alcoa does not expect any support to be required in the 2024 calendar year. Subject to certain accelerated repayment triggers, Alumina Limited would be required to pay its equity calls (plus accrued interest) not later than September 1, 2025 in the event the transaction is not completed.

Allan Gray Australia, currently the largest substantial holder in Alumina Limited, has confirmed it continues to be supportive of the proposed transaction.

Transaction Timing & Conditions

The transaction is expected to be completed in the third quarter 2024, subject to the satisfaction of customary conditions as well as approval by both companies’ shareholders and receipt of required regulatory approvals. The required regulatory approvals include approvals from Australia’s Foreign Investment Review Board and from the antitrust regulators in Australia and Brazil. The transaction is not conditional on due diligence or financing.

Transaction Website

Associated materials regarding the transaction will be available on the investor relations section of Alcoa’s website at www.alcoa.com as well as a transaction website at www.strongawacfuture.com.

Advisors

J.P. Morgan Securities LLC and UBS Investment Bank are acting as financial advisors to Alcoa, and Ashurst and Davis Polk & Wardwell LLP are acting as its legal counsel.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. With a values-based approach that encompasses integrity, operating excellence, care for people and courageous leadership, our purpose is to Turn Raw Potential into Real Progress. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to greater efficiency, safety, sustainability and stronger communities wherever we operate.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.

Forward-Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aims,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “potential,” “plans,” “projects,” “reach,” “seeks,” “sees,” “should,” “strive,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa Corporation (“Alcoa”) that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding the proposed transaction; the ability of the parties to complete the proposed transaction; the expected benefits of the proposed transaction; the competitive ability and position following completion of the proposed transaction; forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating performance (including our ability to execute on strategies related to environmental, social and governance matters); statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (1) the non-satisfaction or non-waiver, on a timely basis or otherwise, of one or more closing conditions to the proposed transaction; (2) the prohibition or delay of the consummation of the proposed transaction by a governmental entity; (3) the risk that the proposed transaction may not be completed in the expected time frame or at all; (4) unexpected costs, charges or expenses resulting from the proposed transaction; (5) uncertainty of the expected financial performance following completion of the proposed transaction; (6) failure to realize the anticipated benefits of the proposed transaction; (7) the occurrence of any event that could give rise to termination of the proposed transaction; (8) potential litigation in connection with the proposed transaction or other settlements or investigations that may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; (9) the impact of global economic conditions on the aluminum industry and aluminum end-use markets; (10) volatility and declines in aluminum and alumina demand and pricing, including global, regional, and product-specific prices, or significant changes in production costs which are linked to LME or other commodities; (11) the disruption of market-driven balancing of global aluminum supply and demand by non-market forces; (12) competitive and complex conditions in global markets; (13) our ability to obtain, maintain, or renew permits or approvals necessary for our mining operations; (14) rising energy costs and interruptions or uncertainty in energy supplies; (15) unfavorable changes in the cost, quality, or availability of raw materials or other key inputs, or by disruptions in the supply chain; (16) our ability to execute on our strategy to be a lower cost, competitive, and integrated aluminum production business and to realize the anticipated benefits from announced plans, programs, initiatives relating to our portfolio, capital investments, and developing technologies; (17) our ability to integrate and achieve intended results from joint ventures, other strategic alliances, and strategic business transactions; (18) economic, political, and social conditions, including the impact of trade policies and adverse industry publicity; (19) fluctuations in foreign currency exchange rates and interest rates, inflation and other economic factors in the countries in which we operate; (20) changes in tax laws or exposure to additional tax liabilities; (21) global competition within and beyond the aluminum industry; (22) our ability to obtain or maintain adequate insurance coverage; (23) disruptions in the global economy caused by ongoing regional conflicts; (24) legal proceedings, investigations, or changes in foreign and/or U.S. federal, state, or local laws, regulations, or policies; (25) climate change, climate change legislation or regulations, and efforts to reduce emissions and build operational resilience to extreme weather conditions; (26) our ability to achieve our strategies or expectations relating to environmental, social, and governance considerations; (27) claims, costs and liabilities related to health, safety, and environmental laws, regulations, and other requirements, in the jurisdictions in which we operate; (28) liabilities resulting from impoundment structures, which could impact the environment or cause exposure to hazardous substances or other damage; (29) our ability to fund capital expenditures; (30) deterioration in our credit profile or increases in interest rates; (31) restrictions on our current and future operations due to our indebtedness; (32) our ability to continue to return capital to our stockholders through the payment of cash dividends and/or the repurchase of our common stock; (33) cyber attacks, security breaches, system failures, software or application vulnerabilities, or other cyber incidents; (34) labor market conditions, union disputes and other employee relations issues; (35) a decline in the liability discount rate or lower-than-expected investment returns on pension assets; and (36) the other risk factors discussed in Part I Item 1A of Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other reports filed by Alcoa with the SEC. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement. Alcoa cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market. Neither Alcoa nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements and none of the information contained herein should be regarded as a representation that the forward-looking statements contained herein will be achieved.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. This communication relates to the proposed transaction. In connection with the proposed transaction, Alcoa plans to file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that Alcoa may file with the SEC and send to its stockholders in connection with the proposed transaction. The issuance of the stock consideration in the proposed transaction will be submitted to Alcoa’s stockholders for their consideration. The Proxy Statement will contain important information about Alcoa, the proposed transaction and related matters. Before making any voting decision, Alcoa’s stockholders should read all relevant documents filed or to be filed with the SEC completely and in their entirety, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available, because they will contain important information about Alcoa and the proposed transaction.

Alcoa’s stockholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Alcoa, free of charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and other documents filed by Alcoa with the SEC may be obtained, without charge, by contacting Alcoa through its website at https://investors.alcoa.com/.

Participants in the Solicitation

Alcoa, its directors, executive officers and other persons related to Alcoa may be deemed to be participants in the solicitation of proxies from Alcoa’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of Alcoa and their ownership of common stock of Alcoa is set forth in the section entitled “Information about our Executive Officers” included in Alcoa’s annual report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 21, 2024 (and which is available at https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1675149/000095017024018069/aa-20231231.htm), and in the sections entitled “Director Nominees” and “Stock Ownership of Directors and Executive Officers” included in its proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on March 16, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1675149/000119312523072587/d427643ddef14a.htm). Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Additional Media Contacts

Australia

Citadel MAGNUS

Paul Ryan +61 409 296 511

pryan@citadelmagnus.com

United States

Joele Frank, Wilkinson Brimmer Katcher

Sharon Stern / Kaitlin Kikalo / Lyle Weston

Alcoa-jf@joelefrank.com

Scheme Implementation Deed

Annexure B    Scheme of Arrangement

© King & Wood Mallesons	Scheme Implementation Deed

Scheme of Arrangement

Alumina Limited (ACN 004 820 419) (Alumina)

Scheme Participants

King & Wood Mallesons

Level 27

Collins Arch

447 Collins Street

Melbourne VIC 3000

Australia

T +61 3 9643 4000

F +61 3 9643 5999

DX 101 Melbourne

www.kwm.com

Scheme of Arrangement

Details		1
General terms		2
1	Definitions and interpretation	2
1.1	Definitions	2
1.2	General interpretation	5
2	Preliminary	6
2.1	Agreement to implement this Scheme	6
2.2	Alumina	6
2.3	Alcoa	6
2.4	Alcoa Bidder	6
2.5	If Scheme becomes Effective	7
3	Conditions precedent	7
3.1	Conditions precedent to Scheme	7
3.2	Conditions precedent and operation of clause 5	7
3.3	Certificate in relation to conditions precedent	8
4	Scheme	8
4.1	Effective Date	8
4.2	End Date	8
5	Implementation of Scheme	8
5.1	Lodgement of Court orders with ASIC	8
5.2	Transfer and registration of Alumina Shares	8
5.3	Entitlement to Scheme Consideration	9
5.4	Title and rights in Scheme Shares	9
5.5	Scheme Participant’s agreements	9
5.6	Warranty by Scheme Participants	10
5.7	Appointment of Alcoa Bidder as sole proxy	10
5.8	Appointment of Alumina as attorney for implementation of Scheme	11
6	Scheme Consideration	11
6.1	Consideration under this Scheme	11
6.2	Provision of Scheme Consideration	11
6.3	Fractional entitlements	12
6.4	Ineligible Foreign Shareholder Sale Facility	13
6.5	Unclaimed monies	15
6.6	Orders of a court or Regulatory Authority	15
6.7	Status of New Alcoa Shares and New Alcoa CDIs	16
6.8	Joint holders	16
7	Dealings in Scheme Shares	17
7.1	Determination of Scheme Participants	17

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7.2	Register	17
7.3	No disposals after Effective Date	17
7.4	Maintenance of Alumina Register	17
7.5	Effect of certificates and holding statements	18
7.6	Details of Scheme Participants	18
7.7	Quotation of Alumina Shares	18
7.8	Termination of quotation of Alumina Shares	18
8	Instructions and notifications	18
9	Notices	19
9.1	No deemed receipt	19
9.2	Accidental omission	19
10	General	19
10.1	Variations, alterations and conditions	19
10.2	Further action by Alumina	19
10.3	Authority and acknowledgement	19
10.4	No liability when acting in good faith	19
10.5	Stamp duty	19
11	Governing law	20
11.1	Governing law and jurisdiction	20
11.2	Serving documents	20

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Scheme of Arrangement

Details

Parties
Alumina	Name	Alumina Limited
	ACN	004 820 419
	Formed in	Victoria, Australia
	Address	Level 36, 2 Southbank Boulevard, Southbank, Victoria 3006 Australia
	Email	[***********]
	Attention	Katherine Kloeden, General Counsel and Company Secretary
Scheme Participants	Each person registered as a holder of Alumina Shares in Alumina as at the Scheme Record Date.
Governing law	Victoria
Recitals

A

Alumina, Alcoa and Alcoa Bidder have agreed by executing the Scheme Implementation Deed to implement the Scheme on the terms of this document.

B

This document imposes obligations on Alcoa and Alcoa Bidder that Alcoa and Alcoa Bidder have agreed to but does not impose an obligation on Alcoa or Alcoa Bidder to perform those obligations.

C Each of Alcoa and Alcoa Bidder have executed the Deed Poll for the purpose of covenanting in favour of the Scheme Participants to perform the obligations attributed to it under this document.
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General terms

1	Definitions and interpretation

1.1	Definitions

Unless the contrary intention appears, these meanings apply:

ACCC means the Australian Competition and Consumer Commission.

Alcoa means Alcoa Corporation.

Alcoa Bidder means AAC Investments Australia 2 Pty Ltd (ACN 675 585 850) of c/- Ashurst, Level 16, 80 Collins Street, South Tower, Melbourne Victoria 3000 Australia.

Alcoa Share means a share of common stock of Alcoa.

Alcoa Share Register means the register of stockholders maintained by Alcoa or its agent.

Alumina Share means a fully paid ordinary share in the capital of Alumina.

Alumina Shareholder means each person registered in the Register as a holder of Alumina Shares.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited, or the market operated by it, as the context requires.

ASX Official List means the official list of the entities that ASX has admitted and not removed.

ATO means the Australian Taxation Office.

Business Day means a business day as defined in the Listing Rules, provided that day is not a day on which banks in Melbourne, Victoria, Australia are authorised or required to close.

CDN means CHESS Depository Nominees Pty Limited (ACN 071 346 506).

CHESS means the Clearing House Electronic Subregister System or share transfers operated by ASX Settlement Pty Ltd and ASX Clear Pty Limited.

Corporations Act means the Corporations Act 2001 (Cth).

Court means the Federal Court of Australia (sitting in Melbourne), or another court of competent jurisdiction under the Corporations Act agreed in writing by Alcoa and Alumina.

Deed Poll means the deed poll executed by Alcoa and Alcoa Bidder substantially in the form of Annexure C of the Scheme Implementation Deed or as otherwise agreed by Alcoa, Alcoa Bidder and Alumina under which each of Alcoa and Alcoa Bidder covenant in favour of each Scheme Participant to perform the actions attributed to it under this Scheme and the Scheme Implementation Deed.

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Details means the section of this document headed “Details”.

Effective, when used in relation to this Scheme, means the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to this Scheme, but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date means the date on which the Scheme becomes Effective.

Encumbrance means any security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or (2) of the PPSA, right of first refusal, pre-emptive rights, any similar restriction, or any agreement to create any of them or allow them to exist.

End Date means has the meaning given in the Scheme Implementation Deed.

Implementation Date means the fifth Business Day following the Scheme Record Date or such other date after the Scheme Record Date as is agreed by Alcoa and Alumina in writing, ordered by the Court or required by ASX.

Ineligible Foreign Shareholder means an Alumina Shareholder whose Registered Address is in a place outside Australia and its external territories, British Virgin Island, Norway, Canada, Hong Kong, New Zealand, Singapore, Switzerland, United Kingdom and the United States (unless otherwise agreed by Alcoa and Alumina, each acting reasonably), unless Alcoa (after consultation with Alumina) determines that it is lawful and not unduly onerous or unduly impracticable to issue that Alumina Shareholder with the New Alcoa CDIs on implementation of this Scheme.

Listing Rules means the Listing Rules of ASX and any other applicable rules of ASX modified to the extent of any express written waiver by ASX.

New Alcoa CDI means a CHESS Depositary Interest, being a unit of beneficial ownership in a New Alcoa Share (in the form of a CHESS Depositary Interest) registered in the name of CDN, to be issued to Scheme Participants as Scheme Consideration under this Scheme.

New Alcoa Share means a fully paid Alcoa Share to be issued as Scheme Consideration to Scheme Participants under this Scheme (including those issued to CDN in connection with the New Alcoa CDIs).

NYSE means the New York Stock Exchange or any other stock exchange in the United States of America upon which the Alcoa Shares are listed.

NYSE Listing Rules means the applicable rules and standards contained in the NYSE Listed Company Manual.

Pittsburgh Business Day means a business day as defined in the NYSE Listing Rules, provided that day is not a day on which the banks in Pittsburgh, Pennsylvania, United States of America are authorised or required to close.

PPSA means the Personal Property Securities Act 2009 (Cth)

Proceeds has the meaning given to it in clause 6.4(b)(ii).

Register means the register of members of Alumina maintained by or on behalf of Alumina in accordance with the Corporations Act.

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Registered Address means, in relation to an Alumina Shareholder, the address shown in the Register as at the Scheme Record Date.

Registry means Computershare Investor Services or such other person nominated by Alumina to maintain the Register.

Regulatory Authority means:

(a)	ASX, ACCC, ASIC, FIRB, the ATO and the Takeovers Panel;

(b)	the SEC and the NYSE;

(c)	the Brazil Administrative Council for Economic Defense;

(d)	any national, federal, state, county, municipal, local or foreign government or governmental, semi-governmental, judicial, executive, legislative or regulatory entity or authority;

(e)	any minister, department, office, commission, delegate, instrumentality, agency, board, authority, organisation, bureau, department or other political subdivision of any government;

(f)	any regulatory organisation established under statute; and

(g)	any quasi-governmental, self-regulatory agency, commission or authority, including any national securities exchange or national quotation system.

Sale Agent means an entity or person appointed by Alcoa in accordance with clause 4.5(b) of the Scheme Implementation Deed to sell New Alcoa Shares that are to be issued under clause 6.4(a) of this Scheme.

Scheme means this scheme of arrangement under Part 5.1 of the Corporations Act under which all the Alumina Shares will be transferred to Alcoa Bidder together with any amendment or modification made pursuant to section 411(6) of the Corporations Act to the extent they are approved in writing by Alumina and Alcoa in accordance with this Scheme.

Scheme Consideration means the consideration to be provided by Alcoa Bidder (or by Alcoa on behalf of and at the direction of Alcoa Bidder) for the transfer of Alumina Shares held by a Scheme Participant to Alcoa Bidder, being, in respect of each Alumina Share held by a Scheme Participant on the Scheme Record Date 0.02854 New Alcoa CDIs.

Scheme Implementation Deed means the scheme implementation deed dated 12 March 2024 between Alumina, Alcoa and Alcoa Bidder as amended from time to time under which, amongst other things, Alumina has agreed to propose this Scheme to Alumina Shareholders, and each of Alcoa, Alcoa Bidder and Alumina has agreed to take certain steps to give effect to this Scheme.

Scheme Meeting means the meeting of Alumina Shareholders, ordered by the Court to be convened by Alumina pursuant to section 411(1) of the Corporations Act at which Alumina Shareholders will vote on this Scheme and including any meeting following an adjournment or postponement of that meeting.

Scheme Participant means each person who is an Alumina Shareholder on the Scheme Record Date.

Scheme Record Date means 7.00pm on the second Business Day following the Effective Date or such other date as Alumina and Alcoa agree in writing.

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Scheme Share means an Alumina Share held by a Scheme Participant as at the Scheme Record Date and, for the avoidance of doubt, includes any Alumina Shares issued on or before the Scheme Record Date.

Scheme Share Transfer means a duly completed proper instrument of transfer of the Scheme Shares for the purposes of section 1071B of the Corporations Act, which will be a master transfer of all Scheme Shares.

Second Court Date means the first day on which an application made to the Court for an order pursuant to section 411(4)(b) of the Corporations Act approving the Scheme is heard or scheduled to be heard or, if the application is adjourned for any reason means the date on which the adjourned application is heard or scheduled to be heard.

Unclaimed Money Act means the Unclaimed Money Act 2008 (Vic).

1.2	General interpretation

Headings and labels used for definitions are for convenience only and do not affect interpretation. Unless the contrary intention appears, in this document:

(a)	the singular includes the plural and vice versa;

(b)	a reference to a document includes any agreement or other legally enforceable arrangement created by it (whether the document is in the form of an agreement, deed or otherwise);

(c)	a reference to a document also includes any variation, replacement or novation of it;

(d)	the meaning of general words is not limited by specific examples introduced by “including”, “for example”, “such as” or similar expressions;

(e)	the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”;

(f)	a reference to “person” includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation;

(g)	a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(h)	a reference to a time of day is a reference to the time in Melbourne, Australia;

(i)	a reference to “law” includes common law, principles of equity and legislation (including regulations);

(j)	a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

(k)	a reference to “regulations” includes instruments of a legislative character under legislation (such as regulations, rules, by-laws, ordinances and proclamations);

(l)	a reference to a group of persons is a reference to any 2 or more of them jointly and to each of them individually;

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(m)	a reference to any thing (including an amount) is a reference to the whole and each part of it;

(n)	a period of time starting from a given day or the day of an act or event, is to be calculated exclusive of that day;

(o)	if a party must do something under this document on or by a given day and it is done after 5.00pm on that day, it is taken to be done on the next day;

(p)	if the day on which a party must do something under this document is not a Business Day, the party must do it on the next Business Day; and

(q)	no provision of this Scheme will be construed adversely to a party because that party was responsible for the preparation of this Scheme or that provision.

2	Preliminary

2.1	Agreement to implement this Scheme

(a)	Alumina, Alcoa and Alcoa Bidder have agreed, by executing the Scheme Implementation Deed, to implement this Scheme on the terms and conditions of the Scheme Implementation Deed.

(b)	This Scheme attributes actions to Alcoa and Alcoa Bidder but does not itself impose an obligation on Alcoa or Alcoa Bidder to perform those actions. Each of Alcoa and Alcoa Bidder has undertaken, by executing the Deed Poll, to perform the actions attributed to it under this Scheme, including in the case of Alcoa Bidder the provision or procuring of the provision of the Scheme Consideration to the Scheme Participants subject to the terms and conditions of this Scheme.

2.2	Alumina

Alumina is:

(a)	a public company limited by shares;

(b)	incorporated in Australia and registered in Victoria; and

(c)	admitted to the ASX Official List and Alumina Shares are quoted for trading on ASX.

2.3	Alcoa

Alcoa is a corporation incorporated under the laws of the State of Delaware in the United States of America and Alcoa Shares are listed on the NYSE.

2.4	Alcoa Bidder

Alcoa Bidder is:

(a)	a proprietary company limited by shares; and

(b)	incorporated in Australia and registered in Victoria.

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2.5	If Scheme becomes Effective

If this Scheme becomes Effective:

(a)	in consideration of the transfer of each Scheme Share to Alcoa Bidder, Alcoa Bidder will provide (or procure the provision of) the Scheme Consideration to each Scheme Participant in accordance with the terms of this Scheme and the Deed Poll;

(b)	subject to the provision of the Scheme Consideration for the Scheme Shares as contemplated by clause 6 of this Scheme, on the Implementation Date:

(i)	all Scheme Shares, and all the rights and entitlements attaching to them as at the Implementation Date, must be transferred to Alcoa Bidder; and

(ii)	Alumina will enter the name of Alcoa Bidder in the Register in respect of all of the Scheme Shares transferred to Alcoa Bidder in accordance with the terms of this Scheme.

3	Conditions precedent

3.1	Conditions precedent to Scheme

This Scheme is conditional on, and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a)	neither the Scheme Implementation Deed nor the Deed Poll having been terminated in accordance with its terms;

(b)	all of the conditions precedent in clause 3.1 of the Scheme Implementation Deed having been satisfied or waived (other than the condition precedent in clause 3.1f of the Scheme Implementation Deed relating to Court approval of this Scheme) in accordance with the terms of the Scheme Implementation Deed;

(c)	the Court having approved this Scheme, with or without any modification or condition, pursuant to section 411(4)(b) of the Corporations Act, and if applicable, Alumina and Alcoa having accepted in writing any modification or condition made or required by the Court under section 411(6) of the Corporations Act;

(d)	subject to clause 10.1, such other conditions made or required by the Court under section 411(6) of the Corporations Act in relation to this Scheme and agreed to by Alcoa and Alumina having been satisfied or waived; and

(e)	the coming into effect, pursuant to section 411(10) of the Corporations Act, of the orders of the Court made under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act) in relation to this Scheme on or before the End Date (or any later date Alumina and Alcoa agree in writing in accordance with the Scheme Implementation Deed).

3.2	Conditions precedent and operation of clause 5

The satisfaction of each condition of clause 3.1 of this Scheme is a condition precedent to the operation of clause 5 of this Scheme.

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3.3	Certificate in relation to conditions precedent

(a)	Alcoa and Alumina must each provide to the Court on the Second Court Date a certificate in a form agreed by Alumina and Alcoa, acting reasonably, (or such other evidence as the Court requests) confirming (in respect of matters within its knowledge) whether or not the conditions precedent set out in clause 3.1(a) and clause 3.1(b) of this Scheme have been satisfied or waived (but in the case of the condition precedent in clause 3.1(b) only in respect of the applicable conditions in clause 3.1 of the Implementation Deed included for that party's benefit).

(b)	The certificates referred to in clause 3.3(a) will constitute conclusive evidence (in the absence of manifest error) of whether the conditions precedent referred to in clause 3.1(a) and clause 3.1(b) of this Scheme have been satisfied or waived as at 8.00am on the Second Court Date.

4	Scheme

4.1	Effective Date

Subject to clause 4.2, this Scheme will come into effect pursuant to section 411(10) of the Corporations Act on and from the Effective Date.

4.2	End Date

Without limiting any rights or obligations under the Scheme Implementation Deed, this Scheme will lapse and be of no further force or effect if:

(a)	the Effective Date does not occur on or before the End Date; or

(b)	the Scheme Implementation Deed or the Deed Poll is terminated in accordance with its terms,

unless Alcoa and Alumina otherwise agree in writing (and, if required, as approved by the Court).

5	Implementation of Scheme

5.1	Lodgement of Court orders with ASIC

If the conditions precedent set out in clause 3.1 of this Scheme (other than the condition precedent in clause 3.1(e) of this Scheme) are satisfied, Alumina must lodge with ASIC in accordance with section 411(10) of the Corporations Act an office copy of the Court order approving this Scheme as soon as possible, and in any event by no later than 5.00pm on the first Business Day after the day on which the Court provides its written orders approving this Scheme or such later time as agreed in writing with Alcoa.

5.2	Transfer and registration of Alumina Shares

On the Implementation Date, but subject to the provision of the Scheme Consideration for the Scheme Shares in accordance with clauses 6.1 to 6.4 of this Scheme:

(a)	the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, will be transferred to Alcoa Bidder without the need for any further act by any Scheme

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Participant (other than acts performed by Alumina as attorney and agent for Scheme Participants under clause 5.8 of this Scheme) by:

(i)	Alumina delivering to Alcoa Bidder a Scheme Share Transfer duly executed on behalf of the Scheme Participants; and

(ii)	Alcoa Bidder duly executing the Scheme Share Transfer as transferee and delivering it to Alumina for registration; and

(b)	immediately following receipt of the duly executed Scheme Share Transfer, but subject to the stamping of that Scheme Share Transfer (if required), Alumina must enter, or procure the entry of, the name of Alcoa Bidder in the Register in respect of all of the Scheme Shares transferred to Alcoa Bidder in accordance with the terms of this Scheme.

5.3	Entitlement to Scheme Consideration

On the Implementation Date, in consideration for the transfer to Alcoa Bidder of all of the Scheme Shares, each Scheme Participant will be entitled to receive the Scheme Consideration in respect of each of their Scheme Shares in accordance with clause 6 of this Scheme.

5.4	Title and rights in Scheme Shares

(a)	Subject to the provision of the Scheme Consideration for the Scheme Shares as contemplated by clause 6 of this Scheme, Alcoa Bidder will be beneficially entitled to the Scheme Shares transferred to it under this Scheme, pending registration by Alumina of Alcoa Bidder in the Register as the holder of the Scheme Shares.

(b)	To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Alcoa Bidder will, at the time of transfer, vest in Alcoa Bidder free from all Encumbrances and interests of third parties of any kind, whether legal or otherwise, and free from any restrictions on transfer of any kind.

5.5	Scheme Participant’s agreements

Under this Scheme, each Scheme Participant irrevocably and without the need for any further act by the Scheme Participant:

(a)	subject to the provision of the Scheme Consideration for the Scheme Shares in accordance with clauses 6.1 to 6.4 of this Scheme:

(i)	agrees for all purposes to the transfer of their Scheme Shares together with all rights and entitlements attaching to those Scheme Shares in accordance with this Scheme;

(ii)	agrees to the variation, cancellation or modification of the rights attached to their Scheme Shares constituted by or resulting from this Scheme; and

(iii)	agrees to, on the direction of Alcoa Bidder, destroy any holding statements or share certificates relating to their Scheme Shares;

(b)	if the Scheme Participant is not an Ineligible Foreign Shareholder, agrees to become a member of Alcoa, to have their name entered in the Alcoa Share Register, accepts the New Alcoa CDIs issued to them and agrees to be bound by Alcoa’s certificate of incorporation and by-laws;

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(c)	agrees and acknowledges that the issue of New Alcoa CDIs in accordance with clause 6.2 or the provision of the Proceeds in accordance with clause 6.4(c) constitutes satisfaction of all their entitlements to Scheme Consideration under this Scheme;

(d)	acknowledges that this Scheme binds Alumina and all of the Scheme Participants from time to time (including those who do not attend the Scheme Meeting and those who do not vote, or vote against this Scheme, at the Scheme Meeting) and, to the extent of any inconsistency, overrides the constitution of Alumina; and

(e)	consents to Alumina and Alcoa and Alcoa Bidder doing all things and executing all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to this Scheme and the transactions contemplated by it.

5.6	Warranty by Scheme Participants

(a)	Each Scheme Participant warrants to Alcoa Bidder and is deemed to have authorised Alumina to warrant to Alcoa Bidder as agent and attorney for the Scheme Participant by virtue of this clause 5.6, that on the Implementation Date:

(i)	all their Scheme Shares (including any rights and entitlements attaching to those shares) transferred to Alcoa Bidder under the Scheme will, as at the date of the transfer, be fully paid and free from all Encumbrances;

(ii)	they have full power and capacity to sell and to transfer their Scheme Shares (including any rights and entitlements attaching to those shares) to Alcoa Bidder under the Scheme; and

(iii)	they have no existing right to be issued any Alumina Shares, or any options, performance rights, securities or other instruments exercisable, or convertible, into Alumina Shares.

(b)	Alumina undertakes that it will provide such warranty in clause 5.6(a) to Alcoa Bidder as agent and attorney of each Scheme Participant.

5.7	Appointment of Alcoa Bidder as sole proxy

Subject to the provision of the Scheme Consideration for the Scheme Shares as contemplated by clause 6.2 of this Scheme, on and from the Implementation Date until Alumina registers Alcoa Bidder as the holder of all of the Alumina Shares in the Register, each Scheme Participant:

(a)	is deemed to have irrevocably appointed Alcoa Bidder as attorney and agent (and directed Alcoa Bidder in such capacity) to appoint Alcoa Bidder and each of its directors from time to time (jointly and each of them individually) as its sole proxy, and where applicable corporate representative, to attend shareholders’ meetings, exercise the votes attaching to Alumina Shares registered in its name and sign any shareholders resolution or document (whether in person, by proxy or corporate representative);

(b)	must not attend or vote at any Alumina shareholders’ meetings, exercise the votes attaching to Scheme Shares registered in its name or sign any Alumina shareholders’ resolution, whether in person, by proxy or by corporate representative (other than pursuant to clause 5.7(a));

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(c)	must take all other actions in the capacity of the registered holder of Alumina Shares as Alcoa Bidder reasonably directs; and

(d)	acknowledges and agrees that in exercising the powers referred to in clause 5.7(a), Alcoa Bidder and any director may act in the best interests of Alcoa Bidder as the intended registered holder of the Scheme Shares.

5.8	Appointment of Alumina as attorney for implementation of Scheme

Each Scheme Participant, without the need for any further act by any Scheme Participant, irrevocably appoints Alumina and each of its directors and secretaries (jointly and each of them individually) as its attorney and agent for the purpose of:

(a)	on the Implementation Date, executing any document or doing or taking any other act necessary, desirable or expedient, or incidental to give effect to this Scheme and the transactions contemplated by it including executing and delivering any executed Scheme Share Transfer and any other deed or document reasonably required by Alcoa, that causes each Scheme Participant (or the Sale Agent, if applicable) to become a shareholder of Alcoa or holder of New Alcoa CDIs and to be bound by the certificate of incorporation and by-laws of Alcoa; and

(b)	on and from the Effective Date, enforcing the Deed Poll against Alcoa and Alcoa Bidder,

and Alumina accepts such appointment and undertakes in favour of each Scheme Participant to enforce the Deed Poll against Alcoa and Alcoa Bidder on behalf of and as agent and attorney for the Scheme Participants. Alumina as attorney and agent of each Scheme Participant may sub-delegate its functions, authorities or powers under this clause 5.8 to all or any of its directors, officers, secretaries or employees (jointly, severally or jointly and severally).

6	Scheme Consideration

6.1	Consideration under this Scheme

On the Implementation Date, Alcoa Bidder:

(a)	must provide or procure as set out in clause 6.1(b) the provision of, in consideration for the transfer to Alcoa Bidder of the Alumina Shares, the Scheme Consideration to the Scheme Participants in accordance with this clause 6; and

(b)	agrees to cause Alcoa to, and Alcoa must at the direction of and on behalf of Alcoa Bidder (in satisfaction of Alcoa Bidder's obligation to provide such Scheme Consideration under clause 6.1(a)), issue the Scheme Consideration in accordance with this clause 6. If Alcoa Bidder fails to provide direction to Alcoa as contemplated by this clause 6.1(b) (or to have otherwise procured the provision of the Scheme Consideration) within 1 Business Day following the Effective Date, Alcoa Bidder will be deemed to have provided such direction to Alcoa and Alcoa agrees that it will take the actions required by this clause 6.1(b).

6.2	Provision of Scheme Consideration

Subject to the other provisions of this clause 6, the obligations of Alcoa Bidder to provide or procure the provision of the Scheme Consideration to the Scheme Participants will be satisfied by Alcoa Bidder procuring:

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(a)	the issue to CDN to be held on trust that number of New Alcoa Shares that will enable New Alcoa CDIs to be issued as envisaged by this clause 6 on the Implementation Date;

(b)	that the name and address of CDN is entered into the Alcoa Share Register in respect of those New Alcoa Shares no later than the Implementation Date;

(c)	that a holding statement (or equivalent document) in the name of CDN representing those New Alcoa Shares or such other document evidencing the issuance of those New Alcoa Shares to CDN is sent to CDN;

(d)	that on the Implementation Date, each such Scheme Participant is issued with the number of New Alcoa CDIs to which it is entitled under this clause 6;

(e)	that on the Implementation Date, the name of each such Scheme Participant is entered in the records maintained by Alcoa as the holder of the New Alcoa CDIs issued to that Scheme Participant on the Implementation Date;

(f)	in the case of each such Scheme Participant who held Scheme Shares on the CHESS subregister, that:

(i)	the New Alcoa CDIs are held on the CHESS subregister on the Implementation Date; and

(ii)	on the next Business Day sending or procuring the sending of an allotment advice that sets out the number of New Alcoa CDIs held on the CHESS subregister by that Scheme Participant; and

(g)	in the case of each such Scheme Participant who held Scheme Shares on the issuer sponsored subregister, that:

(i)	the New Alcoa CDIs are held on the issuer sponsored subregister on the Implementation Date; and

(ii)	on the next Business Day sending or procuring the sending of a holding statement to each such Scheme Participant which sets out the number of New Alcoa CDIs held on the issuer sponsored subregister by that Scheme Participant.

6.3	Fractional entitlements

(a)	If the number of Alumina Shares held by a Scheme Participant at the Scheme Record Date is such that the aggregate entitlement of the Scheme Participant to New Alcoa CDIs includes a fractional entitlement to a New Alcoa CDI, the entitlement will be rounded to the nearest whole number of New Alcoa CDIs as follows:

(i)	if the fractional entitlement is less than 0.5, the entitlement will be rounded down; and

(ii)	if the fractional entitlement is equal to or more than 0.5, the entitlement will be rounded up.

(b)	If Alcoa or Alumina is of the opinion that two or more Scheme Participants (each of whom holds a number of Alumina Shares which results in rounding in accordance with clause 6.3(a)) have, before the Scheme Record Date, been party to a shareholding splitting or division in

© King & Wood Mallesons	Scheme of Arrangement	12

an attempt to obtain an advantage by reference to such rounding, Alumina must provide the relevant details of the relevant Scheme Participants to Alcoa, and if reasonably requested by Alcoa, Alumina must give notice to those Scheme Participants:

(i)	setting out their names and registered addresses as shown in the Register;

(ii)	stating that opinion; and

(iii)	attributing to one of them specifically identified in the notice the Alumina Shares held by all of them,

and, after such notice has been given, the Scheme Participant specifically identified in the notice as the deemed holder of the specified Alumina Shares will, for the purpose of the provisions of this Scheme, be taken to hold all of those Alumina Shares and each of the other Scheme Participants whose names and registered addresses are set out in the notice will, for the purposes of the provisions of this Scheme, be taken to hold no Alumina Shares.

6.4	Ineligible Foreign Shareholder Sale Facility

Each Ineligible Foreign Shareholder authorises Alcoa Bidder to, and Alcoa Bidder must, subject to clauses 6.3 and 6.6:

(a)	issue or procure the issue to the Sale Agent any New Alcoa Shares to which an Ineligible Foreign Shareholder would otherwise be entitled to receive in the form of New Alcoa CDIs (Relevant Alcoa Shares);

(b)	procure that the Sale Agent:

(i)	as soon as reasonably practicable after the Implementation Date (and in any event within 15 days after the Relevant Alcoa Shares are capable of being traded on NYSE), sells or procures the sale of all of the Relevant Alcoa Shares issued to the Sale Agent pursuant to clause 6.4(a) (including on an aggregated or partially aggregate basis), in the ordinary course of trading on NYSE at such price as the Sale Agent reasonably determines in good faith; and

(ii)	as soon as reasonably practicable after settlement (and in any event within 10 Business Days), remits to Alcoa Bidder the proceeds of such sale (net of any applicable brokerage, stamp duty and other selling costs, taxes and charges) (Proceeds); and

(c)	promptly after receiving the Proceeds in accordance with clause 6.4(b)(ii), pay or procure the payment to each Ineligible Foreign Shareholder an amount equal to the proportion of the Proceeds received by Alcoa Bidder under clause 6.4(b)(ii) to which that Ineligible Foreign Shareholder is entitled in full satisfaction of their entitlement to the Scheme Consideration, in accordance with the following formula and rounded down to the nearest cent:

A = (B/C) x D

Where

A is the amount to be paid to the Ineligible Foreign Shareholder;

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B is the number of Relevant Alcoa Shares attributable to, and that would otherwise have been issued to (in the form of New Alcoa CDIs), that Ineligible Foreign Shareholder had it not been an Ineligible Foreign Shareholder and which are instead issued to the Sale Agent;

C is the total number of Relevant Alcoa Shares attributable to, and which would otherwise have been issued to, all Ineligible Foreign Shareholders collectively (in the form of New Alcoa CDIs) and which are instead issued to the Sale Agent; and

D is the Proceeds.

(d)	The Ineligible Foreign Shareholders acknowledge that none of Alumina, Alcoa, Alcoa Bidder or the Sale Agent make any assurances or representation as to the price that will be achieved for the sale of the Relevant Alcoa Shares under clause 6.4(b)(i) or the amount of Proceeds to be received by Ineligible Foreign Shareholders under the 6.4(c). Each of Alumina, Alcoa, Alcoa Bidder and the Sale Agent expressly disclaim any fiduciary duty to the Ineligible Foreign Shareholders which may otherwise arise in connection with this clause 6.4.

(e)	Alcoa or Alcoa Bidder must make, or procure the making of, payments to Ineligible Foreign Shareholders under clause 6.4(c) by either (in the absolute discretion of Alcoa or Alcoa Bidder, and despite any election referred to in clause 6.4(e)(ii) or authority referred to in clause 6.4(e)(i) made or given by the Scheme Participant):

(i)	paying, or procuring the payment of, the relevant amount in dollars by electronic means to a bank account nominated by the Ineligible Foreign Shareholder by an appropriate authority from the Ineligible Foreign Shareholder to Alcoa Bidder; or

(ii)	if a bank account has not been nominated by the Ineligible Foreign Shareholder in accordance with clause 6.4(e)(i):

(A)	if an Ineligible Foreign Shareholder has, before the Scheme Record Date, made a valid election in accordance with the requirements of the Registry to receive dividend payments from Alumina by electronic funds transfer to a bank account nominated by the Ineligible Foreign Shareholder, paying, or procuring the payment of, the relevant amount in dollars by electronic means in accordance with that election; or

(B)	otherwise dispatching, or procuring the dispatch of, a cheque for the relevant amount in dollars to the Ineligible Foreign Shareholder by prepaid post to their Registered Address, such cheque being drawn in the name of the Ineligible Foreign Shareholder (or in the case of joint holders, in accordance with the procedures set out in clause 6.8).

(f)	If Alcoa or Alcoa Bidder receives professional advice that any withholding or other tax is required by law or by a Regulatory Authority to be withheld from a payment to an Ineligible Foreign Shareholder, Alcoa is entitled to withhold the relevant amount before making the payment to the Ineligible Foreign Shareholder (and payment of the reduced amount shall be taken to be full payment of the relevant amount for the purposes of this Scheme, including clause 6.4(c)). Alcoa or Alcoa Bidder must pay any amount so withheld to the relevant taxation authorities within the

© King & Wood Mallesons	Scheme of Arrangement	14

time permitted by law, and, if requested in writing by the relevant Ineligible Foreign Shareholder, provide a receipt or other appropriate evidence of such payment (or procure the provision of such receipt or other evidence) to the relevant Ineligible Foreign Shareholder.

(g)	Each Ineligible Foreign Shareholder appoints Alcoa as its agent to receive on its behalf any financial services guide (or similar or equivalent document) or other notices (including any updates of those documents) that the Sale Agent is required to provide to Ineligible Foreign Shareholders under the Corporations Act or any other applicable law.

(h)	Payment of the amount ‘A’ calculated in accordance with clause 6.4(c) to an Ineligible Foreign Shareholder in accordance with this clause 6.4 satisfies in full the Ineligible Foreign Shareholder’s right to Scheme Consideration and interest will not be paid on any Proceeds.

6.5	Unclaimed monies

(a)	Alcoa or Alcoa Bidder may cancel a cheque issued under clause 6.4(e)(ii)(B) if the cheque:

(i)	is returned to Alcoa or Alcoa Bidder; or

(ii)	has not been presented for payment within 6 months after the date on which the cheque was sent.

(b)	During the period of 12 months commencing on the Implementation Date, on request in writing from a Scheme Participant to Alumina, the Registry or Alcoa or Alcoa Bidder, Alcoa or Alcoa Bidder must as soon as practicable reissue a cheque that was previously cancelled under 6.5(a).

(c)	The Unclaimed Money Act will apply in relation to any Scheme Consideration or Proceeds that becomes “unclaimed money” (as defined in section 6 of the Unclaimed Money Act), but any interest or other benefit accrued from the unclaimed Scheme Consideration or Proceeds will be for the benefit of Alcoa Bidder.

6.6	Orders of a court or Regulatory Authority

(a)	If an applicable law requires, or if written notice is given to Alumina (or the Registry) or Alcoa (or Alcoa’s share registry) of an order, direction or notice made or given by a court of competent jurisdiction or by another Regulatory Authority that:

(i)	requires consideration which would otherwise be provided to a Scheme Participant in accordance with this clause 6 to instead be provided to a Regulatory Authority or other third party (either through payment of a sum or the issuance of a security), or which requires any amount to be deducted or withheld from any consideration which would otherwise be provided to a Scheme Participant in accordance with this clause 6, then Alumina, Alcoa or Alcoa Bidder (as applicable) shall be entitled to procure that provision of that consideration is made in accordance with that order, direction or notice (and payment or provision of, or the deduction or withholding from, that consideration in accordance with that order, direction or notice will be treated for all purposes under this Scheme as having been paid or provided to that Scheme Participant); or

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(ii)	prevents consideration being provided to any particular Scheme Participant in accordance with this clause 6, or the payment or provision of such consideration is otherwise prohibited by applicable law, Alumina or Alcoa Bidder shall be entitled to (as applicable):

(A)	in the case of an Ineligible Foreign Shareholder, retain an amount, in dollars, equal to the relevant Ineligible Foreign Shareholder’s share of the Proceeds; or

(B)	not issue (or procure the issue of), or to issue (or procure the issue) to a trustee or nominee, such number of New Alcoa CDIs as that Scheme Participant would otherwise be entitled to under this clause 6, until such time as payment or provision of the consideration in accordance with this clause 6 is permitted by that order or direction or otherwise by law.

To the extent that amounts are deducted or withheld under or in accordance with this clause 6.6, such deducted or withheld amounts will be treated for all purposes under this Scheme as having been paid to the person in respect of which such deduction or withhold was made.

6.7	Status of New Alcoa Shares and New Alcoa CDIs

(a)	Alcoa covenants in favour of Alumina (in its own right and on behalf of the Scheme Participants) that the New Alcoa Shares (including those underlying the New Alcoa CDIs) required to be issued under this Scheme will:

(i)	rank equally in all respects with all existing Alcoa Shares;

(ii)	be entitled to participate in and receive any dividends and any other entitlements accruing in respect of Alcoa Shares on and from the Implementation Date (in each case in accordance with the terms of such entitlements);

(iii)	be duly and validly issued in accordance with applicable laws and Alcoa’s certificate of incorporation and by-laws; and

(iv)	be fully paid and free from any Encumbrance.

(b)	Alcoa will use its best endeavours to ensure that the:

(i)	New Alcoa Shares issued in connection with the Scheme Consideration will commence trading on a normal settlement basis on NYSE from the first Pittsburgh Business Day after the Implementation Date (New York time); and

(ii)	New Alcoa CDIs issued as Scheme Consideration will be listed for quotation on the ASX Official List with effect from the first Business Day after the Effective Date (or such later date as ASX may require), initially on a deferred settlement basis and, with effect from no later than the first Business Day after the Implementation Date, on an ordinary (T+2) settlement basis.

6.8	Joint holders

In the case of Scheme Shares held in joint names:

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(a)	any New Alcoa CDIs to be issued as Scheme Consideration in respect of those Scheme Shares must be issued to and registered in the names of the joint holders and entry in the Alcoa Share Register must take place in the same order as the holders’ names appear in the Register as at the Scheme Record Date;

(b)	any cheque required to be sent by Alcoa or Alcoa Bidder under this Scheme must be payable to the joint holders and be forwarded to the holder whose name appears first in the Register as at the Scheme Record Date; and

(c)	any other document required to be sent under this Scheme, will be forwarded to either, at the sole discretion of Alumina, the holder whose name appears first in the Register as at the Scheme Record Date or to the joint holders.

7	Dealings in Scheme Shares

7.1	Determination of Scheme Participants

To establish the identity of the Scheme Participants, dealings in Scheme Shares or other alterations to the Register will only be recognised by Alumina if:

(a)	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Register as the holder of the relevant Scheme Shares on or before the Scheme Record Date; and

(b)	in all other cases, registrable transmission applications or transfers in registrable form in respect of those dealings are received on or before the Scheme Record Date at the place where the Register is kept.

7.2	Register

Alumina must register any registrable transmission applications or transfers of the Scheme Shares received in accordance with clause 7.1(b) of this Scheme on or before the Scheme Record Date.

7.3	No disposals after Effective Date

(a)	If this Scheme becomes Effective, a Scheme Participant (and any person claiming through that Scheme Participant) must not dispose of or deal with or purport or agree to dispose of or deal with any Scheme Shares or any interest in them after the Scheme Record Date in any way except as set out in this Scheme and any such disposal will be void and of no legal effect whatsoever, and Alumina shall be entitled to disregard any such disposals or dealings.

(b)	Alumina will not accept for registration or recognise for any purpose any transmission, application or transfer in respect of Scheme Shares received after the Scheme Record Date (except a transfer to Alcoa Bidder pursuant to this Scheme and any subsequent transfer by Alcoa Bidder or its successors in title).

7.4	Maintenance of Alumina Register

For the purpose of determining entitlements to the Scheme Consideration, Alumina will maintain the Register in accordance with the provisions of clause 7 until the Scheme Consideration has been issued to the Scheme Participants and Alcoa Bidder has been entered in the Register as the holder of all the Scheme

© King & Wood Mallesons	Scheme of Arrangement	17

Shares. The Register in this form will solely determine entitlements to the Scheme Consideration.

7.5	Effect of certificates and holding statements

Subject to provision of the Scheme Consideration and registration of the transfer to Alcoa Bidder contemplated in clauses 5.2 and 7.4 of this Scheme, any statements of holding or share certificates (or equivalent document) in respect of Scheme Shares will cease to have effect after the Scheme Record Date as documents of title in respect of those shares (other than statements of holding in favour of Alcoa Bidder and its successors in title). After the Scheme Record Date, each entry current on the Register as at the Scheme Record Date (other than entries in respect of Alcoa Bidder or its successors in title) will cease to have effect except as evidence of entitlement to the Scheme Consideration.

7.6	Details of Scheme Participants

As soon as possible on or after the Scheme Record Date, and in any event by 5.00pm on the third Business Day after the Scheme Record Date, Alumina will ensure that details of the names, Registered Addresses and holdings of Scheme Shares for each Scheme Participant, as shown in the Register at the Scheme Record Date, are available to Alcoa in such form as Alcoa reasonably requires.

7.7	Quotation of Alumina Shares

Alumina must apply to ASX to suspend trading on ASX of Alumina Shares with effect from the close of trading on the Effective Date.

7.8	Termination of quotation of Alumina Shares

After this Scheme has been fully implemented, on a date determined by Alcoa, Alumina will apply:

(a)	for termination of the official quotation of Alumina Shares on ASX; and

(b)	to have itself removed from the official list of the ASX.

8	Instructions and notifications

If not prohibited by law (and including where permitted or facilitated by relief granted by a Regulatory Authority), all instructions, notifications or elections by a Scheme Participant to Alumina that are binding or deemed binding between the Scheme Participant and Alumina relating to Alumina or Alumina Shares, including instructions, notifications or elections relating to:

(a)	whether dividends are to be paid by cheque or into a specific bank account;

(b)	payments of dividends on Alumina Shares; and

(c)	notices or other communications from Alumina (including by email),

will be deemed from the Implementation Date (except to the extent determined otherwise by Alcoa in its sole discretion), by reason of this Scheme, to be made by the Scheme Participant to Alcoa and to be a binding instruction, notification or election to, and accepted by, Alcoa until that instruction, notification or election is revoked or amended in writing addressed to Alcoa at its registry.

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9	Notices

9.1	No deemed receipt

If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Alumina, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Alumina’s registered office or at the office of the registrar of Alumina Shares.

9.2	Accidental omission

The accidental omission to give notice of the Scheme Meeting or the non-receipt of such a notice by any Alumina Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

10	General

10.1	Variations, alterations and conditions

(a)	Alumina may, with the prior consent of Alcoa, by its counsel or solicitor, consent on behalf of all persons concerned to any variations, alterations or conditions to this Scheme which the Court thinks fit to impose; and

(b)	each Scheme Participant agrees to any such variations, alterations or conditions which Alumina has consented to.

10.2	Further action by Alumina

Alumina will execute all documents and do all things (on its own behalf and on behalf of each Scheme Participant) necessary or expedient to implement, and perform its obligations under, this Scheme.

10.3	Authority and acknowledgement

Each Scheme Participant irrevocably consents to Alumina, Alcoa and Alcoa Bidder doing all things necessary or expedient for or incidental to the implementation of this Scheme and the transactions contemplated by it.

10.4	No liability when acting in good faith

Each Scheme Participant agrees that, without prejudice to the Alumina’s, Alcoa’s, or Alcoa Bidder’s rights and obligations under the Scheme Implementation Deed, neither Alumina, Alcoa, nor Alcoa Bidder, nor any of their respective officers or employees, will be liable to a Scheme Participant for anything done or omitted to be done in the performance of this Scheme or the Deed Poll in good faith.

10.5	Stamp duty

Alcoa and Alcoa Bidder jointly and severally:

(a)	must pay all stamp duty (including any fines, penalties and interest) payable in connection with this Scheme or the transactions effected by or made under the Scheme; and

(b)	indemnify each Scheme Participant against any liability arising from failure to comply with clause 10.5(a),

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subject to and in accordance with clause 7 of the Deed Poll.

11	Governing law

11.1	Governing law and jurisdiction

The law in force in the place specified in the Details governs this document. The parties submit to the non-exclusive jurisdiction of the courts of that place.

11.2	Serving documents

Without preventing any other method of service, any document in an action in connection with this document may be served on a party by being delivered or left at that party’s address set out in the Details.

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Scheme Implementation Deed

Annexure C       Deed Poll

© King & Wood Mallesons	Scheme Implementation Deed

Deed Poll

Alcoa Corporation (Alcoa)

AAC Investments Australia 2 Pty Ltd (ACN 675 585 850) (Alcoa Bidder)

In favour of each registered holder of fully paid ordinary shares in Alumina Limited (ACN 004 820 419) (Alumina) as at the Scheme Record Date (Scheme Participants)

King & Wood Mallesons

Level 27

Collins Arch

447 Collins Street

Melbourne VIC 3000

Australia

T +61 3 9643 4000

F +61 3 9643 5999

DX 101 Melbourne

www.kwm.com

© King & Wood Mallesons	Deed Poll	i

Deed Poll

Contents

Details	3
General terms	4
1 Definitions and interpretation	4
1.1 Definitions	4
1.2 General interpretation	4
1.3 Nature of deed poll	4
2 Conditions precedent and termination	4
2.1 Conditions precedent	4
2.2 Termination	5
2.3 Consequences of termination	5
3 Performance of obligations generally	5
4 Scheme Consideration	5
4.1 Scheme Consideration	5
4.2 New Alcoa Shares to rank equally	6
5 Representations and warranties	6
6 Continuing obligations	7
7 Stamp duty	7
8 Notices	7
8.1 Form	7
8.2 When taken to be received	7
9 General	8
9.1 Variation	8
9.2 Partial exercising of rights	8
9.3 No waiver	8
9.4 Remedies cumulative	9
9.5 Assignment or other dealings	9
9.6 Further steps	9
10 Governing law and jurisdiction	9
10.1 Governing law and jurisdiction	9
10.2 Serving documents	9
Signing page	10
Annexure A - Scheme	12
© King & Wood Mallesons	Deed Poll	ii

Deed Poll

Details

Parties
Alcoa	Name	Alcoa Corporation
	Formed in	Delaware, United States of America
	Address	201 Isabella Street, Suite 500, Pittsburgh, PA 15212-5858 United States of America
	Email	[***********]
	Attention	Andrew Hastings, Executive Vice President and General Counsel
Alcoa Bidder	Name	AAC Investments Australia 2 Pty Ltd
	ACN	675 585 850
	Formed in	Victoria, Australia
	Address	c/- Ashurst, Level 16, 80 Collins Street, South Tower, Melbourne Victoria 3000 Australia
	Email	[***********]
	Attention	Andrew Hastings, Executive Vice President and General Counsel
In favour of	Each registered holder of Alumina Shares as at the Scheme Record Date.
Governing law	Victoria
Recitals	A The effect of the Scheme will be that all Scheme Shares will be transferred to Alcoa Bidder.
B Alumina, Alcoa and Alcoa Bidder have entered into the Scheme Implementation Deed.

C

In the Scheme Implementation Deed, Alcoa Bidder agreed (amongst other things) to provide or procure the provision of the Scheme Consideration to each Scheme Participant, subject to the satisfaction of certain conditions.

D

Each of Alcoa and Alcoa Bidder is entering into this document for the purpose of undertaking in favour of Scheme Participants to perform its obligations in relation to the Scheme and the Scheme Implementation Deed.

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General terms

1	Definitions and interpretation

1.1	Definitions

Unless the contrary intention appears, these meanings apply:

First Court Date means the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Scheme Meeting is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.

Scheme means the proposed scheme of arrangement under Part 5.1 of the Corporations Act under which all the Alumina Shares will be transferred to Alcoa Bidder, substantially in the form of Annexure A to this document, together with any amendment or modification made pursuant to section 411(6) of the Corporations Act to the extent they are approved in writing by Alumina and Alcoa in accordance with clause 10 of the Scheme.

Scheme Implementation Deed means the scheme implementation deed dated 12 March 2024 between Alumina, Alcoa and Alcoa Bidder as amended from time to time and under which, amongst other things, Alumina has agreed to propose the Scheme to Alumina Shareholders, and each of Alcoa, Alcoa Bidder and Alumina has agreed to take certain steps to give effect to the Scheme.

All other words and phrases used in this document have the same meaning as given to them in the Scheme, unless otherwise stated.

1.2	General interpretation

Clause 1.2 of the Scheme applies to this document except that references to “this Scheme” are to be read as references to “this document”.

1.3	Nature of deed poll

Alcoa and Alcoa Bidder acknowledge that:

(a)	this document is entered into and has effect as a deed poll and may be relied on and enforced by any Scheme Participant in accordance with its terms even though the Scheme Participants are not a party to it; and

(b)	under the Scheme, each Scheme Participant irrevocably appoints Alumina and each of its directors, officers and secretaries (jointly and individually) as its agent and attorney to enforce this document against Alcoa and Alcoa Bidder in accordance with its terms.

2	Conditions precedent and termination

2.1	Conditions precedent

Alcoa’s and Alcoa Bidder’s obligations under clause 4 are subject to the Scheme becoming Effective.

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2.2	Termination

Alcoa’s and Alcoa Bidder’s obligations under this document will automatically terminate and the terms of this document will be of no further force or effect if:

(a)	the Scheme has not become Effective on or before the End Date, unless Alumina, Alcoa and Alcoa Bidder otherwise agree in writing; or

(b)	the Scheme Implementation Deed is terminated in accordance with its terms.

2.3	Consequences of termination

If this document is terminated under clause 2.2, then, in addition and without prejudice to any other rights, powers or remedies available to Scheme Participants:

(a)	Alcoa and Alcoa Bidder are released from their obligations to further perform this document; and

(b)	each Scheme Participant retains the rights, powers or remedies they have against Alcoa and Alcoa Bidder in respect of any breach of this document which occurs before it is terminated.

3	Performance of obligations generally

Subject to clause 2, each of Alcoa and Alcoa Bidder covenants and undertakes in favour of each Scheme Participant that it will be bound by the terms of the Scheme as if it were a party to the Scheme and undertakes to perform all obligations and other actions, including those obligations and actions which relate to the provision of the Scheme Consideration, and give each acknowledgement, representation and warranty (if any), attributed to it under the Scheme, subject to and in accordance with the terms of the Scheme Implementation Deed and the Scheme.

4	Scheme Consideration

4.1	Scheme Consideration

Subject to clause 2:

(a)	Alcoa Bidder undertakes in favour of each Scheme Participant to provide, or procure as set out in clause 4.1(b) the provision of, the Scheme Consideration to each Scheme Participant;

(b)	Alcoa Bidder undertakes in favour of each Scheme Participant to cause Alcoa to, and Alcoa must at the direction of and on behalf of Alcoa Bidder (in satisfaction of Alcoa Bidder's obligation to provide such Scheme Consideration to the Scheme Participants under clause 4.1(a)), issue the Scheme Consideration to each Scheme Participant; and

(c)	each of Alcoa and Alcoa Bidder undertakes to perform all other actions attributed to it under the Scheme,

in accordance with the Scheme.

Subject to clause 2, if Alcoa Bidder fails to provide direction to Alcoa as contemplated by clause 4.1(b) (or to have otherwise procured the provision of the Scheme Consideration) within 1 Business Day following the Effective Date, Alcoa

© King & Wood Mallesons	Deed Poll	5

Bidder will be deemed to have provided such direction to Alcoa and Alcoa Bidder agrees that it will take the actions required by clause 4.1(b).

4.2	New Alcoa Shares to rank equally

Alcoa covenants in favour of each Scheme Participant that all New Alcoa Shares issued in connection with the provision of the Scheme Consideration (including those issued to CDN in connection with the New Alcoa CDIs) to each Scheme Participant or the Sale Agent in accordance with the Scheme will, upon their issue:

(a)	rank equally in all respects with all other Alcoa Shares then on issue;

(b)	be entitled to participate in and receive any dividends or distribution of capital paid and any other entitlements, in each case which accrue in respect of Alcoa Shares on and from the Implementation Date;

(c)	be duly and validly issued in accordance with all applicable laws and Alcoa’s certificate of incorporation, by-laws and other constituent documents; and

(d)	be fully paid and free from Encumbrance.

5	Representations and warranties

Each of Alcoa and Alcoa Bidder represents and warrants, in respect of itself, that:

(a)	(status) it has been incorporated or formed in accordance with the laws of its place of incorporation or formation and is validly existing under those laws;

(b)	(power) it has power to enter into this document, to comply with its obligations under it and exercise its rights under it in accordance with its terms;

(c)	(no contravention) the entry by it into and its compliance with its obligations under, this document in accordance with its terms do not and will not conflict with:

(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded;

(ii)	any law binding on or applicable to it; or

(iii)	any Encumbrance binding on or applicable to it;

(d)	(authorisations) it has in full force and effect each corporate authorisation necessary for it to enter into this document, to comply with its obligations under it, and to allow them to be enforced in accordance with its terms;

(e)	(validity of obligations) its obligations under this document are valid and binding and are enforceable against it in accordance with its terms; and

(f)	(solvency) it is not Insolvent (as defined in the Scheme Implementation Deed).

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6	Continuing obligations

This document is irrevocable and, subject to clause 2, remains in full force and effect until:

(a)	Alcoa and Alcoa Bidder have fully performed their obligations under this document; or

(b)	the earlier termination of this document under clause 2.2.

7	Stamp duty

Alcoa and Alcoa Bidder jointly and severally:

(a)	must pay or reimburse all stamp duty, registration fees and similar taxes payable or assessed as being payable in connection with this document or any other transaction contemplated by this document (including any fees, fines, penalties and interest in connection with any of these amounts); and

(b)	indemnify each Scheme Participant against, and agrees to reimburse and compensate it, for any liability in respect of stamp duty under clause 7(a).

8	Notices

8.1	Form

A notice or other communication in connection with this document must be:

(a)	in writing and in English and signed for or on behalf of the sending party; and

(b)	addressed to Alcoa or Alcoa Bidder in accordance with the details set out below (or any alternative details nominated by Alcoa or Alcoa Bidder by notice):

Attention:	Andrew Hastings, Executive Vice President and General Counsel

Address:	201 Isabella Street, Suite 500, Pittsburgh, PA 15212-5858 United States of America

Email:	andrew.hastings@alcoa.com

with copy to (which shall not constitute notice):

Attention:	Kylie Lane of Ashurst

Email:	kylie.lane@ashurst.com

(c)	If a person sends a communication contemplated by this document other than by email, they must use all reasonable endeavours to send a copy of the communication promptly by email.

8.2	When taken to be received

Communications are taken to be received:

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(a)	if delivered by hand to the nominated address, when delivered to the nominated address;

(b)	if sent by post, 6 Business Days (if posted within Australia to an address in Australia) or 10 Business Days (if posted from one country to another) after the date of posting; or

(c)	if sent by email:

(i)	at the time the email was delivered to the recipient’s email server or the recipient read the email, as stated in an automated message received by the sender; or

(ii)	4 hours after the email was sent (as recorded on the device from which it was sent), unless within 24 hours of sending the email the sender receives an automated message that it was not delivered,

whichever happens first.

9	General

9.1	Variation

A provision of this document or any right created under it may not be varied, altered or otherwise amended unless:

(a)	if before the First Court Date, the variation is agreed to by Alumina and Alcoa in writing; and

(b)	if on or after the First Court Date, the variation is agreed to by Alumina and Alcoa in writing and the Court indicates that the variation, alteration or amendment would not itself preclude approval of the Scheme, in which event Alcoa and Alcoa Bidder must enter into a further deed poll in favour of the Scheme Participants giving effect to the variation, alteration or amendment.

9.2	Partial exercising of rights

Unless this document expressly states otherwise, if Alcoa or Alcoa Bidder does not exercise a right, power or remedy in connection with this document fully or at a given time, it may still exercise it later.

9.3	No waiver

A provision of this document, or any right, power or remedy created under it may not be varied or waived except in writing signed by the party to be bound.

No failure to exercise, nor any delay in exercising, any right, power or remedy by Alcoa, Alcoa Bidder or by any Scheme Participant operates as a waiver. A waiver of any right, power or remedy on one or more occasions does not operate as a waiver of that right, power or remedy on any other occasion, or of any other right, power or remedy.

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9.4	Remedies cumulative

The rights, powers and remedies in connection with this document are in addition to other rights, powers and remedies given by law independently of this document.

9.5	Assignment or other dealings

Alcoa, Alcoa Bidder and each Scheme Participant may not assign or otherwise deal with its rights under this document or allow any interest in them to arise or be varied without the consent of Alcoa, Alcoa Bidder and Alumina. Any purported dealing in contravention of this clause 9.5 is invalid.

9.6	Further steps

Each of Alcoa and Alcoa Bidder agree to do all things (including executing all documents) necessary to give full effect to this document and the Scheme.

10	Governing law and jurisdiction

10.1	Governing law and jurisdiction

(a)	The law in force in the place specified in the Details governs this document.

(b)	Each of Alcoa and Alcoa Bidder irrevocably submits to the non-exclusive jurisdiction of the courts of that place and courts of appeal from them in respect of any such proceedings arising out of or in connection with this document.

(c)	Each of Alcoa and Alcoa Bidder irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

(d)	Each of Alcoa and Alcoa Bidder agrees that a final judgment in any legal proceedings in a court exercising jurisdiction in the place specified in the Details will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

10.2	Serving documents

Each of Alcoa and Alcoa Bidder appoints Ashurst Australia of Level 16, 80 Collins Street, Alumina Tower, Melbourne VIC 3000 as its agent to receive service of process for any proceedings arising out of or in connection with this document. Each of Alcoa and Alcoa Bidder undertakes to maintain this appointment until the earlier of Alcoa and Alcoa Bidder having fully performed their obligations under this document or termination under clause 2.2, and agrees that any such process served on that person is taken to be served on it.

EXECUTED as a deed poll

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Signing page

DATED:______________________

SIGNED, SEALED AND DELIVERED by ALCOA CORPORATION by its authorised representative:

Signature of authorised signatory	Signature of witness

Name of authorised signatory	Name of witness
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SIGNED, SEALED AND DELIVERED by AAC INVESTMENTS AUSTRALIA 2 PTY LTD in accordance with section 127(1) of the Corporations Act 2001 (Cth):

Signature of director (who states that they are the sole director of the company and the company does not have a company secretary)

Name of director (block letters)

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Annexure A - Scheme

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